Exhibit 10.1
Execution Version
CREDIT AGREEMENT
Dated as of                     , 2010
among
OXFORD MINING COMPANY, LLC
(as Borrower),
THE INITIAL LENDERS, INITIAL ISSUING BANK AND
SWING LINE BANK NAMED HEREIN
(as Initial Lenders, Initial Issuing Bank and Swing Line Bank),
and
CITIBANK, N.A.
(as Administrative Agent)

BARCLAYS BANK PLC AND THE HUNTINGTON NATIONAL BANK
(as Co-Syndication Agents)
and
FIFTH THIRD BANK AND COMERICA BANK
(as Co-Documentation Agents)
and
CITIGROUP GLOBAL MARKETS INC. AND BARCLAYS CAPITAL
(as Joint Lead Arrangers and Joint Bookrunners)

i

ii

Exhibits

A-1	Form of Revolving Note
A-2	Form of Term Note
B	Form of Notice of Borrowing
C	Form of Assignment and Acceptance
D-1	Form of MLP Guaranty
D-2	Form of Subsidiary Guaranty
E	Form of Solvency Certificate
F	Form of Compliance Certificate

Schedules

I	Lending Officer and Commitment Information
II	Subsidiary Guarantors
2.03(f)	Existing Letters of Credit
4.01(a)	Capital Stock of Oxford Mining Company, LLC
4.01(b)	Loan Party Subsidiaries
4.01(d)	Authorization, Approval, Action, Notice and Filing Requirements
4.01(f)	Litigation
4.01(n)	Plans and Multiemployer Plans
4.01(o)	Environmental Matters
4.01(p)	Open Year Tax Returns
4.01(s)	Real Property
4.01(t)	Loan Party Investments
5.01(p)	Post Closing Covenants
5.02(a)	Existing Liens
5.02(c)	Existing Debt

iii

Exhibit 10.1
CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”) is dated and entered into as of ______, 2010 among OXFORD MINING COMPANY, LLC, an Ohio limited liability company (the “Borrower”), THE BANKS, FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS LISTED ON THE SIGNATURE PAGES HEREOF AS THE LENDERS (the “Initial Lenders”), THE BANK LISTED ON THE SIGNATURE PAGES HEREOF AS THE INITIAL ISSUING BANK (the “Initial Issuing Bank”) and THE SWING LINE BANK (as hereinafter defined and together with the Initial Lenders and the Initial Issuing Bank, the “Lender Parties”), and CITIBANK, N.A. (“Citibank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”).
PRELIMINARY STATEMENT:
     The Borrower has requested that, upon and after the Effective Date (as hereinafter defined), the Lender Parties on the terms and conditions of this Agreement make available to the Borrower a credit facility of up to $175,000,000 (or, to the extent increased in accordance with Section 2.18 hereof, up to $200,000,000), (1) to refinance certain Existing Debt (as hereinafter defined) of the Borrower and pay transaction fees and expenses in connection herewith, and (2) to, from time to time, lend to the Borrower and issue Letters of Credit for the account of the Borrower, (a) to provide working capital for the Borrower and its Subsidiaries, (b) to fund the Borrower’s payment of cash distributions to the holders of the MLP Interests (as hereinafter defined) and (c) to provide funding for other general business purposes of the Borrower and its Subsidiaries (including, without limitation, acquisitions and capital expenditures). The Lender Parties have indicated their willingness to lend such amounts on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Bank” means (a) any bank or trust company (i) which is organized under the laws of the United States or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $1,000,000,000, and (iii) (A) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “AA-” or better by S&P or “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or (B) the commercial paper or other short-term unsecured debt obligations of which (or the short-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “Al “ or better by S&P or “Prime 1” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or (b) any Lender Party.
     “Acceptable Broker-Dealer” means any Person other than a natural person (a) which is registered as a broker or dealer pursuant to the Exchange Act and (b) whose long-term unsecured debt obligations shall have been given a rating of “AA-” or better by S&P or “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.
          “Activities” has the meaning specified in Section 7.02(b).
          “Additional Lender” has the meaning specified in Section 2.18.
          “Adjusted EBITDA” means, with respect to any period, (a) Net Income, plus, to the extent deducted in determining such Net Income, (b) (i) depletion, depreciation and amortization, (ii) interest expense and (iii) non-cash equity compensation expense, minus (c) (i) amortization of below market coal sales contracts and (ii) gain from purchase of business, plus (d) (i) IPO Fees and Expenses, and (ii) one time, non-recurring fees, costs and expenses outside the ordinary course of business in excess of $100,000 paid by the Borrower in any Fiscal Year in connection with the transactions contemplated by and for compliance with this Agreement, provided such amount does not exceed $2,000,000 in the aggregate from the Effective Date to the Term Loan Maturity Date, plus (e) all lease payments prior to the closing of the IPO, on operating leases which are bought out and terminated in connection with the closing of the IPO which in the aggregate does not exceed [$35,000,000/42,000,000], where each of the items listed in clauses (b) and (c) shall refer to the corresponding item reflected in the Consolidated statement of operations of the MLP and its Subsidiaries; provided that, to the extent a portion of the amount of any of the items listed in clauses (b) and (c) is attributable to a Consolidated Venture, only the Consolidated Venture Percentage Share of such portion attributable to the Consolidated Venture shall be included in such item; and provided, further, that the amounts of any of the items included in clauses (b) and (c) and attributable to Consolidated Ventures in accordance with the immediately foregoing proviso shall be equal to the amounts thereof which were deducted in determining the Net Income amount from Consolidated Ventures included in the Net Income amount under clause (a).
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Administrative Agent’s Account” means the account of the Administrative Agent, Account No. 36852248, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

     “Administrative Services Agreement” means that certain Administrative and Operational Services Agreement dated August 24, 2007 by and among the MLP, the Borrower and the General Partner.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” means a Revolving Credit Advance, a Term Loan Advance, a Swing Line Advance or a Letter of Credit Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower, provided that none of CONSOL or any of its Affiliates shall be Affiliates of Harrison by virtue of CONSOL’s ownership of a 49% membership interest in Harrison.
     “Agent’s Group” has the meaning specified in Section 7.02(b).
     “Agreement” has the meaning specified in the preamble to this Agreement.
     “Annual Production Amount” has the meaning specified in Section 5.01(m).
     “Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means a percentage per annum for Eurodollar Rate Advances and Base Rate Advances determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Eurodollar Rate Advances	Base Rate Advances
Level I	3.75%	2.75%
≤ 1.00x
Level II	4.00%	3.00%
> 1.00x ≤ 1.50x
Level III	4.25%	3.25%
> 1.50x ≤ 2.00x
Level IV	4.50%	3.50%
>2.00x

The Applicable Margin for each Advance shall be determined by reference to the Leverage Ratio in effect from time to time, which ratio shall be determined by reference to the financial statements most recently delivered in accordance with Section 5.03(b) or Section 5.03(c), as the case may be. In the event that any financial statement is not delivered pursuant to Section 5.03(b) or Section 5.03(c), as the case may be, or is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and upon delivery of such financial statements or correction of such inaccuracy, would result in the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) in the case of inaccurate financial statements, deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) in either case, determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) in either case, immediately pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period without further action by the Administrative Agent, any Lender or the Issuing Bank, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11(a). This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.11(e) and their other respective rights under this Agreement.
     “Applicable Percentage” means a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Applicable Percentage
Level I	0.500%
≤ 1.00x
Level II	0.625%
> 1.00x ≤ 1.50x
Level III	0.750%
> 1.50x ≤ 2.00x
Level IV	0.750%
>2.00x
The Applicable Percentage shall be determined by reference to the Leverage Ratio, in effect from time to time, which ratio shall be determined by reference to the financial statements most recently delivered in accordance with Section 5.03(b) or Section 5.03(c), as the case may be. In the event that any financial statement is not delivered pursuant to Section 5.03(b) or Section 5.03(c), as the case may be, or is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and upon delivery of such financial statements or corrections of such inaccuracy, would result in the application of a higher Applicable Percentage for an Applicable Period than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) in the case of inaccurate financial statements, deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) in either case, determine the Applicable Percentage for such Applicable Period based upon the corrected financial statements, and (iii) in either case, immediately pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Percentage for such Applicable Period without further action by the Administrative Agent, any Lender or the Issuing Bank, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11(a). This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.11(e) and their other respective rights under this Agreement.
     “Applicable Period” has the meaning specified in the definition of “Applicable Margin.”
     “Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Commitment with respect to the Revolving Credit Facility at such time, (b) the Term Loan Facility, a Lender that has made a Term Loan Advance pursuant to Section 2.01(b) or Section 2.18 that is outstanding at such time, (c) the Letter of Credit Facility, (i) the Issuing Bank and (ii) to the extent the other Lenders with Revolving Credit Commitments have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Lender, and (d) the Swing Line Facility, (i) the Swing Line Bank and (ii) to the extent the other Lenders with Revolving Credit Commitments have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Lender.
     “Approved Electronic Communication” means, for purposes of identifying all Communications which may be made on the Approved Electronic Platform, each Communication that any Obligor is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein and/or in connection with compliance therewith, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Obligor to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude any Communication which is (i) a Notice of Borrowing, Letter of Credit request, Notice of Swing Line Borrowing, notice of Conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) a notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) a notice of any Default or Event of Default and (iv) a notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement (provided that, for avoidance of doubt, any such excluded Communication listed in clause (i) through clause (iv) may be made by electronic mail as provided in Section 8.02(b)(iv)).
     “Approved Electronic Platform” has the meaning specified in Section 8.03(a).
     “Asset Sale” has the meaning specified in Section 5.02(f).
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.08 and in substantially the form of Exhibit C hereto.
     “Associated Persons” has the meaning specified in Section 8.15.
     “Availability Period” means, in regard to the Revolving Credit Facility, the period from and including the Effective Date to but excluding the Revolving Credit Termination Date.
     “Available Amount” means, as to any Letter of Credit at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Bank Products” means each and any of the following bank services provided to any Loan Party by a Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Bank Products Obligations” means, with respect to the Loan Parties, any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the greatest of:
     (a) the rate of interest announced publicly by Administrative Agent in New York, New York, from time to time, as its prime rate;
     (b) 1/2 of 1% per annum above the Federal Funds Rate; or
     (c) the one month Eurodollar Rate plus 1.0%.
     “Base Rate Borrowing” means a Borrowing that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the preamble to this Agreement.

     “Borrower’s Account” means the account of the Borrower maintained by the Borrower with Fifth Third Bank at its office at 21 East State Street, Columbus, Ohio 43215, Account No. 7281180575, or such other account as the Borrower shall specify in writing to the Administrative Agent.
     “Borrowing” means a Revolving Credit Borrowing, a Term Loan Borrowing or a Swing Line Borrowing.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity interest, including, (a) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (b) with respect to limited liability companies, member interests, and (c) with respect to any Person, any rights (other than debt securities convertible into capital stock or other equity interest), warrants or options exchangeable for or convertible into such capital stock or other equity interest.
     “Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
     “Cash Distribution Advance” means any Advance the proceeds of which are used to make a cash distribution to holders of the MLP Interests.

     “Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:
     (a) United States Governmental Securities maturing within one year from the date of acquisition;
     (b) certificates of deposit, banker’s acceptances or other bank instruments maturing within one year from the date of acquisition thereof, issued by Acceptable Banks;
     (c) Repurchase Agreements having a maturity of not greater than two years from the date of acquisition thereof;
     (d) obligations of any state of the United States, or any municipality of any such state, in each case having a rating of “AA” or better by S&P or “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; provided that such obligations mature within one year from the date of acquisition thereof; and
     (e) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, has a rating of A-l or better by S&P or P1 or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means the occurrence of any of the following: (i) Messrs. Charles C. Ungurean and Thomas T. Ungurean and their heirs (the “Ungureans”) collectively own, directly or indirectly, less than 15.0% of the outstanding Capital Stock in the General Partner, (ii) American Infrastructure MLP Fund, L.P. and its affiliated funds and the Ungureans collectively own, directly or indirectly, less than 50.1% of the outstanding Capital Stock in the General Partner or otherwise cease to control the General Partner, (iii) the General Partner ceases to be the general partner of the MLP or (iv) the MLP ceases to own all of the outstanding Capital Stock of the Borrower.
     “Citibank” has the meaning specified in the preamble to this Agreement.
     “Coal Business” means the business of the mining, production, processing, transportation, marketing, receipt of royalties with respect to the mining and/or sale of coal.
     “Coal Reserve Base” has the meaning specified in Section 5.01(m).

     “Commission” means the Securities and Exchange Commission as constituted under the Securities Exchange Act of 1934, or, if at any time such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” means a Revolving Credit Commitment, a Term Loan Commitment, a Swing Line Commitment or a Letter of Credit Commitment. As of the date hereof, the aggregate Revolving Credit Commitments are $115,000,000 and the aggregate Term Loan Commitments are $60,000,000.
     “Commitment Increase” has the meaning specified in Section 2.18(a).
     “Compliance Certificate” means a certificate executed by a Responsible Officer of the MLP (or the General Partner) in the form of Exhibit F attached hereto.
     “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
     “CONSOL” means CONSOL of Ohio LLC, an Ohio limited liability company.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Debt of the MLP and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the MLP and its Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the MLP and its Subsidiaries.
     “Consolidated Interest Expense” means, as of any date of determination for any applicable period, the following (in each case, eliminating all offsetting debits and credits between the MLP and its Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the MLP and its Subsidiaries): all interest in respect of Debt of the MLP and its Subsidiaries whether paid or accrued (including imputed interest on Capital Lease Obligations), added back in determining Adjusted EBITDA for such period.
     “Consolidated Net Tangible Assets” means, with respect to any Person, at any date, the Net Tangible Assets of such Person and its Subsidiaries for the period most recently ended for which financial statements are required to be delivered pursuant to Section 5.03(b) or Section 5.03(c), as the case may be, determined on a Consolidated basis.

     “Consolidated Venture” means any Subsidiary which is not wholly owned by the MLP and its Subsidiaries. For the avoidance of doubt, as of the Effective Date, Harrison is a Consolidated Venture.
     “Consolidated Venture Percentage Share” means the percentage share of the aggregate outstanding equity of a Consolidated Venture that is held by the MLP and its Subsidiaries. For this purpose, as of the Effective Date, the Consolidated Venture Percentage Share of Harrison is 51%.
     “Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration or formation (including, if applicable, certificate of change of name), articles of incorporation or association, articles of organization, certificate of formation, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, operating, members or limited liability company agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.
     “Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), Section 2.09 or Section 2.10.
     “Debt” means, with respect to any Person, without duplication:
     (a) its liabilities for borrowed money, whether direct or contingent;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) its Capital Lease Obligations;
     (d) all liabilities secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function or surety bonds issued or accepted for its account by banks or other financial institutions (whether or not representing obligations for borrowed money), other than the following excluded liabilities that are incurred in the ordinary course of business of such Person:
     (i) liabilities in respect of surety bonds (other than liabilities in respect of Surety Bond Support Letters of Credit) where such surety bonds are issued to support such Person’s Ordinary Course Obligations,

     (ii) liabilities in respect of letters of credit or instruments serving a similar function (including Surety Bond Support Letters of Credit) which are issued to support such Person’s Ordinary Course Obligations aggregating no more than $20,000,000 at any time outstanding for all of the liabilities contemplated by this clause (ii); or
     (iii) which are issued in respect of current trade payables of such Person;
     (f) Swaps of such Person, to the extent required to be reflected on a balance sheet as Debt of such Person prepared as of any date of determination in accordance with GAAP;
     (g) Preferred Stock of Subsidiaries owned by Persons other than the Loan Parties; and
     (h) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.
     Debt incurred to finance any reserve acquisition by a Consolidated Venture shall be included in the foregoing definition only after such time as any permitting contingencies in connection with such acquisition are satisfied, and such Debt of a Consolidated Venture shall at any point in time be net any cash on hand with respect to such Consolidated Venture.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three Business Days or more to comply with its obligations under this Agreement to make an Advance or make a payment to the Issuing Bank in respect of an L/C Disbursement or make a payment to the Swing Line Bank in respect of a Swing Line Advance (each a “funding obligation”), or (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation, or (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.15 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations shall by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iii) above shall be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower referred to above.
     “Disclosed Litigation” has the meaning specified in Section 3.01(b).

     “Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Incremental Amendment or the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “EFA Issuing Bank” means Fifth Third Bank, the Lender who issued the Existing Letters of Credit under the Existing Facility Agreement.
     “Effective Date” means the first date on which the conditions set forth in Section 3.01 shall have been satisfied.
     “Eligible Assignee” means (a) with respect to any Facility (other than the Letter of Credit Facility) (i) a Lender; (ii) an Affiliate of a Lender Party; (iii) a commercial bank which is an Acceptable Bank; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (v) the central bank of any country that is a member of the OECD; or (vi) any other financial institution or Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.08, the Borrower (which approvals shall not be unreasonably withheld or delayed) and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (iv) of clause (a) of this definition and is approved by the Administrative Agent, the Issuing Bank and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.08, the Borrower (which approval shall not be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party, and unless a Default has occurred and is continuing, any competitor, or Affiliate of a competitor, of the Borrower shall qualify as an Eligible Assignee under this definition; and provided, further, that, in the event Borrower fails to respond to any request for approval hereunder within five (5) days of such request from the Administrative Agent, the Borrower shall be deemed to have given such approval.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Proceeds” has the meaning specified in Section 5.04(c).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on

Schedule I hereto or in the Incremental Amendment or the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR 01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period or (b) upon 3 Business Days’ prior written request by the Borrower to the Administrative Agent, (i) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if such Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07; provided that in no event shall the Eurodollar Rate be less than 1.0% per annum.
     “Eurodollar Rate Borrowing” means a Borrowing that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.

     “Excess Amount” has the meaning specified in Section 2.03(f).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Leased Real Property” means office space and other similar real property leased by the Loan Parties or any of their Subsidiaries not used for the conduct of the Coal Business.
     “Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.
     “Existing Facility Agreement” means that certain Amended and Restated Credit Agreement dated September 30, 2009 among the Borrower, the General Partner, the MLP, the lenders party thereto, and FirstLight Funding I, Ltd., as administrative agent.
     “Existing Letters of Credit” has the meaning specified in Section 2.03(f).
     “Facility” means each of the Revolving Credit Facility, the Term Loan Facility, the Swing Line Facility and the Letter of Credit Facility.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter, dated June 15, 2010, among the Borrower, the Administrative Agent and the Joint Lead Arrangers and the Joint Bookrunners, as amended.
     “Financial Forecast” means a rolling three year financial forecast for the Borrower which shall include, without limitation, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for each of the next three Fiscal Years, which financial forecast may be revised by the Borrower from time to time to reflect changes in operating and market conditions; provided that the Borrower shall not be required to have any such financial forecast extend past such date as is one year after the maturity date of the Revolving Credit Facility.
     “Fiscal Year” means a fiscal year of the MLP and its Subsidiaries ending on December 31 in any calendar year.
     “Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

     “funding obligation” has the meaning specified in the definition of “Defaulting Lender.”
     “GAAP” has the meaning specified in Section 1.03.
     “General Partner” means Oxford Resources GP, LLC, a Delaware limited liability company and the general partner of the MLP.
     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Guaranty” and, with correlative meaning, “Guaranteed” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Debt or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Debt, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt of the ability of any other Person to make payment of the Debt; or
     (d) otherwise to assure the owner of such Debt against loss in respect thereof.
In any computation of the Debt of the obligor under any Guaranty, the Debt that is the subject of such Guaranty shall be assumed to be a direct obligation of such obligor. The amount of any Guaranty shall be equal to the outstanding amount of the Debt guaranteed, or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.

     “Harrison” means Harrison Resources, LLC, an Ohio limited liability company and a Subsidiary of the Borrower in which the Borrower currently has a 51% membership interest.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Increasing Lender” has the meaning specified in Section 2.18.
     “Incremental Amendment” has the meaning specified in Section 2.18.
     “Incremental Facility” means any Incremental Term Advance or Revolving Commitment Increase, as applicable.
     “Incremental Term Advances” has the meaning specified in Section 2.18.
     “Indemnified Costs” has the meaning specified in Section 7.05(a).
     “Indemnified Party” has the meaning specified in Section 8.05(b).
     “Information” has the meaning specified in Section 8.11.
     “Information Memorandum” means the document in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Joint Lead Arrangers to selected financial institutions before the date of this Agreement.
     “Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.
     “Initial Issuing Bank” has the meaning specified in the preamble to this Agreement.
     “Initial Lenders” has the meaning specified in the preamble to this Agreement.
     “Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA to (b) Consolidated Interest Expense during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or Section 5.03(c), as the case may be.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar

Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after the Termination Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Inventory” means inventory held for sale or lease in the ordinary course of business.
     “Investment” means any investment, made in cash or by delivery of property, by the Borrower or any of its Subsidiaries (a) in any Person, whether by acquisition of stock, debt or other obligations or Security, or by loan, guaranty of any debt, advance, capital contribution or otherwise, or (b) in any property.
     “IPO” means the initial public offering, consummated pursuant to the Registration Statement, including the IPO Shoe if exercised.
     “IPO Fees and Expenses” means fees, costs and expenses relating to the IPO, including consulting, reserve engineering, legal, compliance, and accounting fees and expenses, which amounts shall not exceed $2,000,000 in the aggregate.
     “IPO Shoe” means the underwriters’ option in connection with the IPO to purchase additional MLP Common Units.

     “IPO Transactions” means all transactions to be consummated prior to or concurrently with the closing of the IPO as described in the Registration Statement.
     “Issuing Bank” means Fifth Third Bank, and if a different Lender is the EFA Issuing Bank then such term includes the EFA Issuing Bank as relates to the Existing Letters of Credit.
     “Joint Bookrunners” means Citigroup Global Markets Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, and/or their respective Affiliates.
     “Joint Lead Arrangers” means Citigroup Global Markets Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, and/or their respective Affiliates.
     “Key-Man Life Insurance Policies” means life insurance policies in form and substance, and issued by an insurance company, reasonably satisfactory to the Administrative Agent with respect to Charles C. Ungurean, having a stated death benefit in the amount of $5,000,000.
     “L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “L/C Related Documents” has the meaning specified in Section 2.04(d)(ii).
     “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent or (ii) an event of the kind referred to in Section 6.01(f) occurs with respect to such Lender or its Parent Company (as if the references in such provisions to any Loan Party, any of its Subsidiaries or the General Partner referred to such Lender or its Parent Company).
     “Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.
     “Lender Party Appointment Period” means a thirty (30) day period, with such period beginning on the day a Person gives notice of its resignation pursuant to Section 7.07.
     “Lenders” means the Initial Lenders, each Additional Lender that shall become a party hereto pursuant to Section 2.18 and each other Person that shall become a Lender hereunder pursuant to Section 8.08 for so long as such Initial Lender, Additional Lender or other Person, as the case may be, shall be a party to this Agreement.
     “Letters of Credit” has the meaning specified in Section 2.01(d).
     “Letter of Credit Advance” means an advance made by the Issuing Bank or any Lender pursuant to Section 2.03(c).
     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

     “Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register as the Issuing Bank’s “Letter of Credit Commitment.”
     “Letter of Credit Facility” means a portion of the Revolving Credit Facility not to exceed the lesser of (i) $20,000,000 or (ii) the aggregate of the Unused Revolving Credit Commitments.
     “Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt to (b) Adjusted EBITDA during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or Section 5.03(c), as the case may be.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest, production payment or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements); provided, however, “Lien” shall not include any negative pledge nor any royalty interest or overriding royalty interest under any deed, lease, sublease or other similar instrument or agreement entered into in the ordinary course of business.
     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) the Fee Letter, (e) each Letter of Credit Agreement, (f) each Swap Agreement and (g) any other agreements and documents executed and delivered in connection with this Agreement, in each case as amended.
     “Loan Parties” means the MLP, the Borrower and the Subsidiary Guarantors.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, affairs, assets, properties or prospects of the MLP and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its payment obligations, its obligations under Article V or any other obligations under any of the Loan Documents to which it is a party, (c) the ability of the MLP or any Subsidiary Guarantor to perform its payment obligations or other obligations under the MLP Guaranty or any Subsidiary Guaranty, as applicable, or (d) the validity or enforceability of any of the Loan Documents or the rights or remedies on interests as creditors and/or secured parties of the Administrative Agent or the Lender Parties hereunder or thereunder.
     “Material Recovery Event” means an event that gives rise to the receipt by the MLP or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any personal or real property in excess of $500,000.

     “MLP” means Oxford Resource Partners, LP, a Delaware limited partnership and the sole member of the Borrower.
     “MLP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated as of June ___, 2010, as the same may be further amended after the date hereof to the extent permitted under the Loan Documents.
     “MLP Common Units” means the common units of the MLP.
     “MLP Guaranty” means a Guaranty instrument in substantially the form of Exhibit D-1 hereto, as such Guaranty instrument may be amended, supplemented or restated from time to time, duly executed by the MLP.
     “MLP Interests” means those interests in the MLP as to which distributions are made pursuant to the Constitutive Documents of the MLP, including without limitation the MLP Common Units, subordinated units, general partner units and incentive distribution rights.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate of such Loan Party is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate of such Loan Party and at least one Person other than the Loan Parties and their ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate of such Loan Party could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means, in connection with the disposition of any assets or the issuance of any Debt or Capital Stock of the MLP or any of its Subsidiaries, the cash proceeds received from such issuance or sale, as applicable, net of all investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses in connection therewith actually incurred and satisfactorily documented.
     “Net Income” means, with reference to any period, “net income (or loss) attributable to Oxford Resource Partners, LP unitholders” as reflected in the Consolidated statement of operations of the MLP and its Subsidiaries, provided that there shall be excluded therefrom:
     (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the MLP or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,
     (b) the income (or loss) of any Person other than the MLP and its Subsidiaries in which the MLP or any of its Subsidiaries has an ownership interest, except to the extent that any such income has been actually received by the MLP or any of such Subsidiaries in the form of cash dividends or similar cash distributions,
     (c) the undistributed earnings of any Subsidiary of the MLP to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its Constitutive Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary (in this regard, the same shall be considered to be permitted if subject only to a requirement that the same be approved by the equity owners),
     (d) any aggregate net gain or loss during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets, and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities), and
     (e) any net income or gain or loss during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or (iii) any extraordinary or non-cash unusual items.
     The amount of the Net Income attributable to all Consolidated Ventures shall be excluded from Net Income to the extent such amount, in excess of the Net Income attributable to all Consolidated Ventures that is distributed to the Loan Parties, exceeds 20% of Net Income.
     “Net Tangible Assets” means total assets less intangible assets determined in accordance with GAAP.
     “New York City” means New York, New York.
     “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
     “Notes” means, collectively, the Revolving Notes and the Term Notes.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).

     “Notice of Renewal” has the meaning specified in Section 2.01(d).
     “Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
     “Notice of Termination” has the meaning specified in Section 2.01(d).
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means, as used in this Agreement, the Notes, the Solvency Certificate and the Security Documents, with respect to any Loan Party, any payment, performance or other obligation of such Loan Party of any kind under the Loan Documents and Bank Products Obligations, including, without limitation, any liability of such Loan Party on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, absolute or contingent, direct or indirect, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f), including, without limitation, (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “OECD” means the Organization for Economic Cooperation and Development.
     “OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of Treasury.
     “Open Year” has the meaning specified in Section 4.01(p)(ii).
     “Ordinary Course Obligations” means obligations in respect of workers’ compensation, unemployment insurance, reclamation laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles.
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of Capital Stock of such Lender.
     “Patriot Act” has the meaning specified in Section 8.16.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Permitted Acquisition” means any acquisition by the MLP or its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person which is organized in and whose operations and assets are conducted and located in the United States; provided that:
     (a) Such acquisition is of a business or Person engaged in a line of business which is the same as, compatible with, or complementary to the business of the MLP and/or any of its Subsidiaries;
     (b) If such acquisition is structured as an acquisition of the Capital Stock of any Person, then the Person so acquired shall (i) become a direct Subsidiary of a Loan Party and such Loan Party shall or the Borrower shall cause such acquired Person to comply with Section 5.01(i) hereof (if applicable) or (ii) be merged with and into a Loan Party in compliance with Section 5.02(e);
     (c) If such acquisition is structured as an acquisition of assets, such assets shall be acquired directly by (i) one of the Loan Parties or (ii) a Person newly-formed for such purpose who prior to or at the time of such acquisition becomes a direct Subsidiary of a Loan Party where such Loan Party or the Borrower has caused such newly-formed Person to comply with Section 5.01(i) hereof (if applicable);
     (d) The Borrower shall or shall have caused to be delivered to the Administrative Agent, not less than ten (10) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with projected financial information, copies of all material documents relating to such acquisition (including the acquisition agreement and any of the same with respect to the acquisition agreement and any related document), subject to any changes therein prior to or at the closing of such acquisition with the Administrative Agent being promptly informed of any such material changes, and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete fiscal years of the acquisition target or the entire fiscal history of the acquisition target, whichever period is shorter, if, as and to the extent available without requirement for the preparation of any of the same not otherwise available, in each case in form and substance reasonably satisfactory to the Administrative Agent;
     (e) Both immediately before and after the consummation of such acquisition no event shall occur and be continuing that constitutes a Default;
     (f) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Capital Stock being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

     (g) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the MLP or any of its Subsidiaries that is making the acquisition, or the acquisition target (if applicable), for or in connection with the proposed acquisition, and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition, shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or other Person, which, in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, shall have been made, and evidence thereof reasonably satisfactory in form and substance to the Administrative Agent shall have been delivered, or been caused to have been delivered, by the Borrower to the Administrative Agent; and
     (h) There shall be no actions, suits or proceedings pending or, to the knowledge of the MLP or any of its Subsidiaries threatened in writing, (i) against the acquisition target in any court or before or by any governmental department, agency or instrumentality, which (A) could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, performance, operations, affairs, assets, properties or financial condition of the acquired portion of the acquisition target and its Subsidiaries (taken as a whole) or (B) could materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, or (ii) against any Loan Party or any of its Subsidiaries that is making the acquisition which would materially adversely affect the ability of such Loan Party or any of such Subsidiaries to enter into or perform its obligations in connection with the proposed acquisition.
     “Permitted Liens” means each of the following:
     (a) Liens in favor of the Administrative Agent or the Lenders arising under the Security Documents;
     (b) Liens for property taxes, assessments or other governmental charges which are not yet due and payable and delinquent or the validity of which is being contested in good faith and as to which appropriate reserves are being maintained in accordance with GAAP in compliance with Section 5.01(b);
     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the amount, applicability or validity of which is being contested by the Borrower or any of its Subsidiaries on a timely basis in good faith in appropriate proceedings, and as to which appropriate reserves are being maintained in accordance with GAAP;

     (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (e) Liens in favor of Swap Lenders to secure obligations under the Swap Agreements;
     (f) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the Coal Business;
     (g) Liens in respect of capitalized lease obligations or purchase money indebtedness upon or in real property or equipment acquired or held by any of the Loan Parties or any of their Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure non-recourse, tax-exempt Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment subject to such Liens, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that such Liens (i) are created within 270 days of the acquisition, construction, repair or improvement of the real property or equipment subject to such Liens, (ii) secure Debt incurred pursuant to 5.02(c)(iii), and (iii) shall not extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;
     (h) judgment Liens which do not result in an Event of Default under Section 6.01(g) or Section 6.01(h);
     (i) Liens in existence on the date hereof and disclosed on Schedule 5.02(a) hereto (including Liens under the Existing Facility Agreement);
     (j) Liens arising from precautionary UCC financing statement filings regarding true leases by any Loan Party or any of its Subsidiaries as lessee of any property;
     (k) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease or license agreement otherwise permitted hereby arising by operation of law;

     (l) any interests of any mortgagees of any landlord with respect to real estate or any other property leased by any Loan Party or any of its Subsidiaries as lessee;
     (m) any Lien securing the replacement, extension or renewal of Debt to the extent permitted under Section 5.02(c) hereof and secured by Liens permitted by clause (g) or (i) of this definition upon or in the same property theretofore subject thereto; and
     (o) The following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of the interest of any Loan Party or any of its Subsidiaries in any Coal Business real property subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party or any of its Subsidiaries as presently conducted on, at or with respect to such Coal Business real property and as to be conducted following the Effective Date:
     (i) encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);
     (ii) rights and easements of (A) owners of undivided interests in any real property where the applicable Loan Party or any of its Subsidiaries owns less than 100% of the fee interest, (B) owners of interests in the surface of any real property where the applicable Loan Party or any of its Subsidiaries does not own or lease such surface interest, (C) owners and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or any of its Subsidiaries does not own such coal or other minerals, and (D) owners and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or any of its Subsidiaries; provided, however, that the rights and easements described in clauses (A) through (D) of this clause (ii) shall in no event cause any breach of the representations made in Section 4.01(s) hereof;
     (iii) with respect to any real property in which any Loan Party or any of its Subsidiaries holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

     (iv) farm, grazing, hunting, recreational, residential and commercial leases unrelated to the Coal Business with respect to which any Loan Party or any of its Subsidiaries is the lessor encumbering portions of any real property to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use to such real property;
     (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent and/or when the term of the relevant instrument expires by its terms;
     (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by the appropriate Person;
     (vii) rights of repurchase or reversion when mining and reclamation are completed; and
     (viii) any other such encumbrances which individually or in the aggregate do not materially detract from the value of the interest of any Loan Party or any of its Subsidiaries in any Coal Business real property or interfere with the ordinary course of business or operation thereof for the Coal Business and which has been approved by the Administrative Agent and the Required Lenders.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Post Closing Covenants” has the meaning specified in Section 5.01(p).
     “Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (b) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a Subsidiary thereof has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above shall be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative

Agent will promptly send to all parties hereto a copy of any notice to the Borrower referred to above.
     “Preferred Stock” means, with respect to any Person, any class of Capital Stock of such Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) plus the amount of such Lender’s Term Loan Advances then outstanding, and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, the Revolving Credit Facility as in effect immediately prior to such termination) plus the Term Loan Facility.
     “Reclamation Laws” means all laws relating to mining reclamation or reclamation liabilities, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, as amended, and all applicable state laws.
     “Reclamation Order” has the meaning specified in Section 5.01(o)(ii).
     “Reference Banks” means Citibank and Barclays Bank PLC.
     “Register” has the meaning specified in Section 8.08(d).
     “Registration Statement” means that certain Registration Statement of the MLP on Form S-1 (Registration No. 333-165662) filed with the Commission on March 24, 2010, as amended from time to time, together with any prospectus related thereto.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors of such Person and such Person’s Affiliates.
     “Replacement Lender” has the meaning specified in Section 2.17(a).
     “Replacement Notice” has the meaning specified in Section 2.17(a).
     “Repurchase Agreement” means any written agreement:
     (a) that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the MLP or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the MLP or any such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the MLP or any such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,
     (b) in respect of which the MLP or any of its Subsidiaries shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and
     (c) in connection with which the MLP or any of its Subsidiaries, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.
     “Required Lenders” means, at any time, Lenders owed or holding at least an amount representing 50.1% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Revolving Credit Commitments at such time and (d) the aggregate Term Loan Commitments at such time, if applicable. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.
     “Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.
     “Restricted Payment” has the meaning set forth in Section 5.02(h).
     “Restricting Information” has the meaning specified in Section 8.12(a).
     “Revolving Commitment Increase” has the meaning specified in Section 2.18.
     “Revolving Commitment Increase Lender” has the meaning specified in Section 2.18.
     “Revolving Credit Advance” has the meaning specified in Section 2.01(a).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders.
     “Revolving Credit Commitment” means, with respect to any Lender, (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption

“Revolving Credit Commitment,” (b) if such Lender has become a Lender hereunder pursuant to an Incremental Amendment, the amount set forth in such Incremental Amendment as such Lender’s “Revolving Credit Commitment,” or (c) if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register as such Lender’s “Revolving Credit Commitment,” as such amount may at or prior to such time be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Termination Date” means the earlier of July ___, 2013 (which date is three years after the Effective Date) and the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment pursuant to Section 2.05, Section 3.01 or Section 6.01.
     “Revolving Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, as amended, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender.
     “Revolving Pro Rata Share” means, as to any amount with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
     “Scheduled Amount” has the meaning specified in Section 5.04(c).
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Security” has the meaning set forth in Section 2(a)(1) of the Securities Act.
     “Security Agreement” means a Security and Pledge Agreement securing the Borrowings and the guarantees thereof, as amended, supplemented and restated from time to time and duly executed by the MLP, the Borrower and each Subsidiary Guarantor.
     “Security Documents” means the Security Agreements, the MLP Guaranty, the Subsidiary Guarantees and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreements or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate of such Loan Party and no Person other than the Loan Parties and their ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvency Certificate” has the meaning set forth in Section 3.01(a)(x).
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.
     “Subject Lender” has the meaning specified in Section 2.17(a).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity (a) of which (or in which) more than 50% of (i) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interests in the capital or profits of such limited liability company, partnership, joint venture or association, or (iii) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or persons performing similar functions) of such trust or other entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person’s Subsidiaries, or (b) which otherwise is Consolidated for financial statement purposes with the MLP.
     “Subsidiary Guarantors” means the Subsidiaries of the MLP listed on Schedule II hereto and each other Subsidiary of the MLP that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i). For the avoidance of doubt, Consolidated Ventures shall not be Subsidiary Guarantors.
     “Subsidiary Guaranty” means a guaranty in substantially the form of Exhibit D-2 hereto, together with each other guaranty or guaranty supplement delivered from time to time pursuant to Section 5.01(i), in each case as amended, supplemented and restated from time to time, duly executed by each Subsidiary Guarantor.
     “Surety Bond Support Letters of Credit” means letters of credit issued to any insurance company or other issuer of a surety bond as credit support for a Person’s reimbursement obligations to such insurance company or other institution acting as issuer of such surety bond.
     “Swap Agreement” means any agreement evidencing Swaps with any Swap Lender.
     “Swap Lender” means any person that, at the time it enters into a Swap with the MLP or any of its Subsidiaries, is a Lender or an Affiliate of a Lender.
     “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, caps, floors, collars, and similar agreements, currency or commodity swaps and hedging obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.
     “Swing Line Advance” means an Advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).
     “Swing Line Bank” means Citibank, or its successor as subsequently designated hereunder.
     “Swing Line Borrowing” means a Borrowing consisting of a Swing Line Advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

     “Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c).
     “Swing Line Facility” means an available portion under the Revolving Credit Facility in an amount not to exceed the lesser of (i) $7,500,000 and (ii) the aggregate of the Unused Revolving Credit Commitment.
     “Syndication Agent” means Barclays Capital, the investment banking division of Barclays Bank PLC.
     “Tax Affiliates” has the meaning specified in Section 2.12(a).
     “Taxes” has the meaning specified in Section 2.12(a).
     “Term Loan Advance” means an Advance made pursuant to Section 2.01(b) or Section 2.18.
     “Term Loan Borrowing” means a borrowing consisting of a single Term Loan Advance made by the Lenders.
     “Term Loan Commitment” means, with respect to any Lender, (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment,” (b) if such Lender has become a Lender hereunder pursuant to an Incremental Amendment, the amount set forth in such Incremental Amendment as such Lender’s “Term Loan Commitment,” or (c) if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register as such Lender’s “Term Loan Commitment,” as such amount may be increased pursuant to Section 2.18.
     “Term Loan Facility” means, at any time, the aggregate amount of the Term Loan Borrowings outstanding at such time.
     “Term Loan Maturity Date” means the earlier of July ___, 2014 (which date is four years after the Effective Date) and the date of the termination in whole of the Term Loan Commitment pursuant to Section 3.01.
     “Term Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, as amended, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender with respect to such Lender’s Term Loan Commitment.
     “Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory or raw materials or supplies (including, without limitation, fuel, spare parts or other materials used in connection with the operation of the business of the Borrower and its Subsidiaries) to the Borrower or any of its Subsidiaries to effect payment for such Inventory or raw materials or supplies.
     “Trading with the Enemy Act” has the meaning specified in Section 4.01(z).

     “Transaction” means the refinancing in full of the Existing Facility Agreement and the making of the Advances and the issuance of the Letters of Credit under this Agreement.
     “Transaction Documents” means, collectively, the Loan Documents and the MLP Agreement.
     “Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, abandons, transfers, leases (as lessor), or otherwise disposes of any of its assets; provided, however, that “Transfer” shall not include (a) the granting of any Liens permitted to be granted pursuant to this Agreement, (b) any transfer of assets permitted pursuant to Section 5.02(e), (c) the making of any Restricted Payment permitted pursuant to Section 5.02(h) or (d) the making of any Investments permitted pursuant to Section 5.02(g).
     “Transfer Price” has the meaning specified in the definition of “Repurchase Agreement.”
     “Type” means the type of Borrowing as between a Borrowing bearing interest at the Base Rate and a Borrowing bearing interest at the Eurodollar Rate.
     “Ungureans” has the meaning specified in the definition of “Change of Control.”
     “United States” means, except as otherwise provided in this Agreement, the United States of America.
     “United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States, or any agency controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by the Congress of the United States, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States which shall have been pledged pursuant to authority granted by the Congress of the United States.
     “unreallocated portion” has the meaning specified in Section 2.15(a)(ii).
     “Unused Equity Proceeds” has the meaning specified in Section 5.04(c).
     “Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender and not as the Swing Line Bank or an Issuing Bank) and outstanding at such time plus (ii) such Lender’s Revolving Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time (excluding Letters of Credit that are cash collateralized pursuant to Section 2.01(d)), (B) the aggregate principal amount of all L/C Disbursements made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

     “Voting Stock” means, (i) Securities of any class of classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) or (ii) in the case of a partnership, limited liability company or joint venture, interests in the profits or capital thereof entitling the holders of such interests to approve major business actions.
     “Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles in effect from time to time (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT
          Section 2.01 The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the Availability Period in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit

Advance shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of Base Rate Advances and in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Eurodollar Rate Advances (other than, in the case of Base Rate Advances, an Advance the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or repay, prepay or cash collateralize outstanding Letter of Credit Advances, in which case such Base Rate Advances may be in an aggregate amount necessary to repay or prepay in full such Swing Line Advances or Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).
     (b) Term Loan Advance. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term Loan Commitment (each, a “Term Loan Advance”). The Term Loan Advances shall be advanced in a single Advance made by each Lender and the Term Loan Commitments shall automatically be reduced to zero upon such Advance, unless subsequently increased pursuant to Section 2.18, provided that the Borrower shall continue to be able to continue or convert Term Loan Borrowings from one Type to the other Type at the end of any applicable Interest Period, assuming no Default has occurred and is continuing. Amounts borrowed under this Section 2.01(b) and repaid pursuant to Section 2.04(b) or prepaid under Section 2.06(c) may not be reborrowed.
     (c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the Availability Period in an amount not to exceed the Swing Line Facility at such time (the “Swing Line Facility”). No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Advance shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).
     (d) The Letters of Credit. The Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (together with the Existing Letters of Credit referred to in Section 2.03(f), the “Letters of Credit”) in United States dollars for the account of the Borrower (and in connection with the business of the Borrower or any of its Subsidiaries) from time to time on any Business Day during the period from the Effective Date until 30 days before the Revolving Credit Termination Date in an aggregate amount not to exceed at any time the Letter of Credit Facility at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier 30 days before the Revolving Credit Termination Date and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the

Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 45 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”), and (B) in the case of a Trade Letter of Credit, 30 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Revolving Credit Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Notwithstanding the foregoing, a Letter of Credit may provide for a later expiration date, provided that the Borrower shall at least ninety (90) days prior to the Revolving Credit Termination Date, in a manner reasonably satisfactory to the Issuing Bank, deposit and pledge funds in an account with the Issuing Bank equal to 105% of the face amount of such Letter of Credit, and in such event the participation and obligations of each Lender with a Revolving Credit Commitment pursuant to Section 2.03 shall be deemed terminated and of no further force and effect. In the event the Borrower fails to so deposit and pledge funds in the required amount, the Borrower shall be deemed to have made a request for a Base Rate Borrowing and the Borrower’s obligation to deposit and pledge such amount shall be discharged and replaced by the resulting Base Rate Borrowing, and the proceeds of such Base Rate Borrowing shall be deposited and held by the Issuing Bank as cash collateral. The Loan Parties shall execute all documentation reasonably required by the Issuing Bank to evidence the Issuing Bank’s security interest in cash collateral held by it. The amounts held by the Issuing Bank as cash collateral pursuant to this Section shall continue to be held as such by the Issuing Bank after termination of this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(d).
          Section 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or Section 2.03, each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the same Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, in the case of Eurodollar Rate Borrowings before 12:00 noon (New York City time) and in the case of Base Rate Borrowings before 3:00 p.m. (New York City time), on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or the Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or the Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.
     (b) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the thirtieth day after the requested date of such Borrowing). The Swing Line Bank shall, before 3:00 p.m. (New York City time) on the date of such Swing Line Borrowing, make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender with a Revolving Credit Commitment shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Revolving Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender with a Revolving Credit Commitment agrees to purchase its Revolving Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank; provided that notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender with a Revolving Credit Commitment of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender with a Revolving Credit Commitment shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.
     (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of any such Borrowing is less than $2,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), Section 2.09(b)(iii) or Section 2.10(c) or Section 2.10(c) and (ii) there shall be no more than five (5) Interest Periods in effect with respect to all Revolving Credit Borrowings and no more than five (5) Interest Periods in effect with respect to all Term Loan Borrowings.
     (d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.
     (e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 for Advances comprising such Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

     (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the (i) name of the Issuing Bank, (ii) date of such issuance (which shall be a Business Day), (iii) Available Amount of such Letter of Credit, (iv) expiration date of such Letter of Credit, (v) name and address of the beneficiary of such Letter of Credit and (vi) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”); provided that such Letter of Credit Agreement shall be subject to the provisions of Section 2.08. If (i) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its reasonable sole discretion and (ii) it has not received notice of a good faith objection to such issuance from the Required Lenders, the Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
     (b) Letter of Credit Reports. The Issuing Bank shall furnish (i) to the Administrative Agent and to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by the Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by the Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by the Issuing Bank. A copy of each such report delivered pursuant to this clause (b) shall be delivered to the Borrower upon request by the Borrower.
     (c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender with a Revolving Credit Commitment, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Lender equal to such Lender’s Revolving Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay such Lender’s Revolving Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d) on demand by the Administrative Agent by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Revolving Pro Rata Share of such L/C Disbursement. The Administrative Agent will promptly thereafter cause like funds to be distributed to the Issuing Bank for the account of its Applicable Lending Office. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due as provided in Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.
     (d) Drawing and Reimbursement. The payment by the Issuing Bank of a L/C Disbursement shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall bear interest at the Base Rate plus the Applicable Margin, in the amount of such draft. The Issuing Bank shall promptly notify the Administrative Agent of any such payment.
     (e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.
     (f) Existing Letters of Credit. Letters of Credit issued by the EFA Issuing Bank under the Existing Credit Facility and listed on Schedule 2.03(f) (the “Existing Letters of Credit”) shall be continued under this Facility as outstanding Letters of Credit hereunder with the EFA Issuing Bank as the Issuing Bank hereunder for all purposes thereof; provided that such Letters of Credit conform in all respects with the requirements for Letters of Credit under this Agreement. As of the Effective Date, for any Existing Letters of Credit, the EFA Issuing Bank as the Issuing Bank shall be deemed to have sold and transferred an undivided interest and participation in respect of the Existing Letters of Credit and each Appropriate Lender hereunder shall be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, based on such Lender’s Revolving Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time.

     Section 2.04 Repayment of Advances. (a) Revolving Credit Advances. The Borrower unconditionally promises to pay to the Administrative Agent for the ratable account of the Lenders on the Revolving Credit Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
     (b) Term Loan Advances. The Borrower unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then aggregate unpaid principal amount of the Term Loan Borrowings made to the Borrower on the Term Loan Maturity Date. In addition, the principal balance of the Term Loan Borrowings shall be repaid in quarterly installments of $1,500,000, said payments to be made on the last Business Day of each fiscal quarter commencing on September 30, 2010. In the event the initial Term Loan Advance amount changes pursuant to Section 2.18, or otherwise, the amount of the quarterly installment shall be adjusted accordingly.
     (c) Swing Line Advances. The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity date shall be no later than the thirtieth day after the requested date of such Borrowing) and the Revolving Credit Termination Date.
     (d) Letter of Credit Advances. The provisions set forth below in this clause (d) shall apply with respect to Letter of Credit Advances.
     (i) The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Issuing Bank and each other Lender that has made a Letter of Credit Advance on the earlier of demand and the Revolving Credit Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them (it being understood and agreed that, subject to the satisfaction of the other provisions of this Agreement, a Letter of Credit Advance may be repaid prior to the Revolving Credit Termination Date with the proceeds of a new Revolving Credit Borrowing).
     (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:
     (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
     (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Loan Party in respect of any

L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (C) the existence of any claim, set-off, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;
     (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee hereof, for all or any of the Obligations of any Loan Party in respect of the L/C Related Documents; or
     (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
     (iii) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swing Line Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and at such times as may be required to (A) reimburse an outstanding L/C Disbursement, (B) repay an outstanding Swing Line Advance, or (C) Cash Collateralize the obligations of the Borrower in respect of the Available Amount of all outstanding Letters of Credit or Swing Line Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender.
     Section 2.05 Optional Termination or Reduction of the Commitments. The Borrower may, upon notice on the same Business Day to the Administrative Agent, terminate in whole or reduce in part the Unused Revolving Credit Commitments. Each partial reduction (a) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility; provided that Borrower shall not terminate or reduce the Revolving Credit Commitments by the amount, if any, by which the amounts then outstanding under the Revolving Credit Facility plus any outstanding Swing Line Loans and any outstanding Letters of Credit exceed the Revolving Credit Commitments after giving effect to such reduction of the Revolving Credit Facility. Any such termination shall be permanent. In addition to the foregoing, the Borrower may terminate the unused amount of the Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(a) shall apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (a) no Event of Default shall have occurred and be continuing and (b) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender Party may have against such Defaulting Lender.
     Section 2.06 Prepayments. (a) Optional. The Borrower may, upon notice on the same Business Day in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed prepayment date, aggregate principal amount of the prepayment and the amount of such prepayment, if any, to be allocated to prepayment of Revolving Credit Advances or Term Loan Advances then outstanding, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of Base Rate Advances and $2,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Eurodollar Rate Advances, and if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance then the Borrower shall also pay any amounts owing pursuant to Section 8.05(c).
     (b) Mandatory — Revolving Credit Facility. The provisions set forth below in this clause (b) shall apply with respect to mandatory prepayments of the Revolving Credit Facility.
     (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (I) the Revolving Credit Advances, (II) the Letter of Credit Advances and (III) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.
     (ii) Prepayments of the Revolving Credit Facility made pursuant to clause (i) shall be first applied to prepay Letter of Credit Advances then outstanding until such Letter of Credit Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Swing Line Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Revolving Credit Advances are paid in full.

     (iii) All prepayments under this clause (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.05(c).
     (c) Mandatory — Term Loan Facility. The Borrower shall, on or prior to the tenth Business Day following receipt of proceeds by the MLP or any of its Subsidiaries from the following events, prepay the principal amount of the Term Loan Borrowings in the following amounts, which shall be applied in direct order of maturity:
     (i) 100% of the Net Cash Proceeds of an Asset Sale not otherwise permitted under Section 5.02(f); provided that, so long as no Event of Default has occurred and is continuing, no such repayment shall be required if the Borrower notifies the Administrative Agent on or before the date such repayment is required to be made that the Borrower intends to use all of the Net Cash Proceeds from such Asset Sale to acquire or purchase assets to be used in the business of the Borrower within six months of the date of such Asset Sale, in which case the repayment need not be made, unless all or part of the Net Cash Proceeds from such Asset Sales are not used within such six months period, in which case the Term Loan Borrowings shall be repaid by an amount equal to the portion of the Net Cash Proceeds from such Asset Sales not so reinvested on the Business Day immediately following such six months period.
     (ii) 50% of the Net Cash Proceeds of the issuance of any Capital Stock of the MLP or any of its Subsidiaries; provided that the foregoing shall not apply with respect to the issuance of such Capital Stock (i) in the IPO, (ii) in any follow-on offerings to the extent such Net Cash Proceeds are used to fund Capital Expenditures permitted under Section 5.04(c) and Permitted Acquisitions (e.g., if there were a follow-on offering in which Net Cash Proceeds of $50,000,000 were raised and $25,000,000 of those Net Cash Proceeds were used to fund such Capital Expenditures and/or Permitted Acquisitions, then 50% of the remaining Net Cash Proceeds of $25,000,000, or $12,500,000, would need to be applied for prepayment of the Term Loan Borrowings) and (iii) in connection with employee equity-based compensation plans.
     (iii) 100% of the Net Cash Proceeds from the issuance of any Debt by the MLP or any of its Subsidiaries not otherwise permitted under Section 5.02(c).
     (iv) 100% of the Net Cash Proceeds from any Material Recovery Event, provided that, (A) so long as no Event of Default has occurred and is continuing, no such repayment shall be required if the Borrower notifies the Administrative Agent on or before the date such repayment is required to be made that the Borrower intends to use all of the Net Cash Proceeds from such Material Recovery Event to replace or purchase assets to be used in the business of the Borrower within six months of the date of such Material Recovery Event, in which case the repayment need not be made, unless all or part of the Net Cash Proceeds from such Material Recovery Event are not used within such six months period, in which case the Term Loan Borrowings shall be repaid by an amount equal to the portion of the Net Cash Proceeds from such Material Recovery Event not so reinvested on the Business Day immediately following such six months period, and (B) in any case, no such repayment shall be required up to the amount the asset affected by such Material Recovery Event is subject to a Lien permitted under clause (g) of the definition of Permitted Liens and such Net Cash Proceeds are used to discharge such Lien.
     (v) 100% of the proceeds of any Key-Man Life Insurance Policies; provided that, so long as no Event of Default has occurred and is continuing, no such repayment shall be required if the Borrower notifies the Administrative Agent on or before the date such repayment is required to be made that the Borrower intends to use all of the proceeds to recruit and hire a replacement for the officer of the General Partner covered by such policy within six months, in which case the repayment need not be made, unless all or part of the proceeds of any such Key-Man Life Insurance Policy are not used within such six months period, in which case the Term Loan Borrowings shall be repaid by an amount equal to the portion of the proceeds of such Key-Man Life Insurance Policy not so used on the Business Day immediately following such six months period.
     Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Borrowing owing to each Lender from the date of such Borrowing until such principal amount shall be paid in full at the following rates per annum:
     (i) Base Rate Borrowings. During such periods as such Borrowing is a Base Rate Borrowing, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each fiscal quarter during such periods and on the date such Base Rate Borrowing shall be Converted or paid in full.
     (ii) Eurodollar Rate Borrowings. During such periods as such Borrowing is a Eurodollar Rate Borrowing, a rate per annum equal at all times during each Interest Period for such Borrowing to the sum of (A) the Eurodollar Rate for such Interest Period for such Borrowing plus (B) the Applicable Margin in effect prior to the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Borrowing shall be Converted, continued as a Eurodollar Rate Borrowing or paid in full.
     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Borrowing owing to each Lender Party, payable in arrears on the dates referred to in clause (a)(i) or clause (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Borrowing pursuant to clause (a)(i) or clause (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Borrowing on which such interest has accrued pursuant to clause (a)(i) or clause (a)(ii) above and, in all other cases, on Base Rate Borrowings pursuant to clause (a)(i) above; provided, however, that, in all events, following the acceleration of the Borrowings, or the giving of notice by the Administrative Agent to accelerate the Borrowings, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder at all times thereafter.
     (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or clause (a)(ii) above, and the applicable rate, if any, furnished by each Reference Bank at the Borrower’s request for the purpose of determining the applicable interest rate under clause (a)(ii) above.
     (d) Interest Rate Determination. The provisions set forth below in this clause (d) shall apply with respect to interest rate determination.
     (i) In the event that the Borrower requests, in accordance with the definition of “Eurodollar Rate,” that the Eurodollar Rate be based on interest rate quotes received from the Reference Banks, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.
     (ii) If fewer than two Reference Banks are able to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances and the Eurodollar Rate cannot otherwise be determined in accordance with clause (b) of the definition of “Eurodollar Rate”, the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined pursuant to said clause (b) for such Eurodollar Rate Advances, and, unless the Eurodollar Rate cannot be determined by reference to clause (a) of the definition of Eurodollar Rate, then
     (A) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Borrowing (or if such Advance is then a Base Rate Borrowing, will continue as a Base Rate Borrowing), and
     (B) the obligation of the Lenders to make, or to Convert Borrowings into, Eurodollar Rate Borrowings shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     Section 2.08 Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Incremental Amendment or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other

Lender until the Revolving Credit Termination Date, payable in arrears on the date of the Initial Extension of Credit hereunder, thereafter quarterly on the last day of each calendar quarter commencing with the calendar quarter ending at September 30, 2010, and on the Revolving Credit Termination Date, at a percentage per annum equal to the Applicable Percentage at such time on the sum of the average daily Unused Revolving Credit Commitment of such Lender plus its Revolving Pro Rata Share of the average daily outstanding Swing Line Advances during such calendar quarter or other period.
     (b) Letter of Credit Fees, Etc. The provisions set forth below in this clause (b) shall apply with respect to Letter of Credit fees.
     (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears quarterly, within 15 days after the last day of each calendar quarter commencing September 30, 2010, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Revolving Credit Termination Date, on such Lender’s Revolving Pro Rata Share of the average daily aggregate Available Amount during such calendar quarter or other period of all Letters of Credit outstanding from time to time at a percentage per annum equal to the Applicable Margin for Eurodollar Rate Advances at such time. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or Section 6.01(f) or an Event of Default, the amount of commission payable by the Borrower under this clause (i) shall be increased by 2% per annum.
     (ii) The Borrower shall pay to the Issuing Bank, for its own account, a fronting fee, payable in arrears quarterly, within 15 days after the last day of each calendar quarter commencing September 30, 2010, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Revolving Credit Termination Date, on the average daily aggregate Available Amount during such calendar quarter or other period of all Letters of Credit outstanding from time to time at a percentage per annum equal to 0.25%.
     (iii) The Borrower shall pay to the Issuing Bank, for its own account, such other commissions and issuance fees, and such customary transfer fees, amendment fees and other fees and charges, in connection with the issuance or administration of each Letter of Credit issued by the Issuing Bank, including the administration of each Letter of Credit Agreement, as the Borrower and the Issuing Bank shall agree; provided that the fees of the type contemplated by clause (i) and clause (ii) above shall be exclusive of any similar fee that would otherwise be required to be paid under any such Letter of Credit Agreement.
     (c) Defaulting Lender Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.08(a) and Section 2.08(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that, (a) to the extent that a portion of the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.15(a), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, ratably in accordance with their respective Revolving Credit Commitments, and (b) to the extent that any portion of such Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of such Defaulting Lender cannot be so reallocated such fees shall instead accrue for the benefit of and be payable to the Issuing Bank and the Swing Line Bank as their interests appear (and the ratable payment provisions of Section 2.02 and Section 2.03 shall automatically be deemed adjusted to reflect the provisions of this Section 2.08(c)).
     (d) Upfront Fees. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of the Initial Extension of Credit, an upfront fee in an amount equal to (i) 1.25% of the aggregate principal amount of the Revolving Credit Commitments and (ii) 1.25% of the aggregate principal amount of the Term Loan Commitments. Such fee will be in all respects fully earned, due and payable on such date and non-refundable and non-creditable thereafter and, in the case of the Term Loan Advances, such fee shall be netted against Term Loan Advances made by such Lender.
     (e) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent in the Fee Letter.
     Section 2.09 Conversion of Borrowings. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, in the case of the Conversion or continuation of any Borrowings into or as Eurodollar Rate Borrowings, and on the same Business Day, in the case of the Conversion of any Borrowings into Base Rate Borrowings, and subject, in each case, to the provisions of Section 2.07 and Section 2.10, Convert all or any portion of the Borrowings of one Type comprising the same Borrowing into Borrowings of the other Type (or in the case of Eurodollar Rate Borrowings, continue such Borrowings as Eurodollar Rate Borrowings); provided, however, that any Conversion of Eurodollar Rate Borrowings into Base Rate Borrowings or continuation of Eurodollar Rate Borrowings as Eurodollar Rate Borrowings shall be made only on the last day of an Interest Period for such Eurodollar Rate Borrowings, any Conversion of Base Rate Borrowings into Eurodollar Rate Borrowings shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Borrowings shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Borrowings comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Borrowings to be Converted or continued and (iii) if such Conversion or continuation is into Eurodollar Rate Borrowings, the duration of the initial Interest Period for such Borrowings. Each notice of Conversion shall be irrevocable and binding on the Borrower.
     (b) Mandatory. The provisions set forth below in this clause (b) shall apply with respect to mandatory Conversion of Borrowings.

     (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Borrowings shall be reduced, by payment, prepayment or otherwise, to less than $2,000,000, such Borrowings shall automatically Convert into Base Rate Borrowings.
     (ii) If the Borrower shall provide a notice of Conversion or continuation and fail to select the duration of any Interest Period for any Eurodollar Rate Borrowings in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Borrowing shall automatically, on the last day of the then existing Interest Period therefor, Convert into or continue as a Eurodollar Rate Borrowing with an interest period of one month. In addition, if the Borrower shall fail to provide a timely notice of Conversion or continuation for any Eurodollar Rate Borrowing, such Eurodollar Rate Borrowing shall automatically Convert into a Base Rate Borrowing.
     (iii) Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Borrowing shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Borrowing, and (B) the obligation of the Lenders to make Eurodollar Rate Advances, or to Convert Base Rate Borrowings into or to continue Eurodollar Rate Borrowings as Eurodollar Rate Borrowings, shall be suspended during such continuance.
     Section 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
     (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority enacted, promulgated, issued or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in any Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.
     (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 50.1% of the then aggregate unpaid principal thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make Eurodollar Rate Advances, or to Convert Base Rate Borrowings into or to continue Eurodollar Rate Borrowings as Eurodollar Rate Borrowings, shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist. A certificate as to the inadequacy of such costs explaining the same shall be submitted to the Borrower by the Lenders and shall be conclusive and binding for all purposes, absent manifest error.
     (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the date hereof shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make Eurodollar Rate Advances, or to Convert Base Rate Borrowings into or to continue Eurodollar Rate Borrowings as Eurodollar Rate Borrowings, shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
     (e) All amounts paid hereunder shall be without duplication of any amounts included within the definition of the term “Eurodollar Rate.”
     Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 noon (New York City time) on the day when due in United States dollars to the Administrative Agent at the Administrative

Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective obligations then payable to such Lender Parties, and (ii) if such payment by the Borrower is in respect of any obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Additional Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Administrative Agent’s receipt of such Lender’s Incremental Amendment and recording of the information contained therein in the Register, from and after the date of such Commitment Increase the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest thereunder to the Additional Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(d) or upon the purchase by any Lender of any Swing Line Advance pursuant to Section 2.02(b), from and after the effective date of such Assignment and Acceptance or purchase, as the case may be, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned or purchased thereby to the Lender Party assignee or purchaser thereunder, and, in the case of an Assignment and Acceptance, the parties to any such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
     (b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder (after giving effect to any period of grace), or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or each such Affiliate any amount so due.
     (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letters of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Commitment or Letter of Credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.
     (f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each Lender Party ratably in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit then due and payable at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and shall return any unused funds to the Borrower.
     Section 2.12 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender Party or the Administrative Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by the Borrower hereunder or under any Notes or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).
     (c) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.
     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this clause (d) and clause (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
     (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Incremental Amendment or the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower or promptly upon a change in any material fact disclosed on the applicable form or certificate (but, in either case, only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original signed and complete Internal Revenue Service Forms W-8BEN or W-8ECI (or in the case of a Lender Party entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code (i) a certificate stating that it is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (C) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and (ii) a signed and complete Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank,” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under clause (a) above in respect of United States withholding tax with respect to interest paid at such date, then the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date to the extent that payment would have been required under clause Section 2.12(a) above in respect of such United States withholding tax if the interest were paid to such Lender Party assignor on such date. If any form or document referred to in this clause (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
     (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in clause (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under clause (e) above), such Lender Party shall not be entitled to indemnification under clause (a) or clause (c) above with respect to Taxes imposed by the United States by reason of such failure; provided, however, that, should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.
     (g) If the Borrower pays any amounts under this Section 2.12 to a Lender Party and such Lender Party determines in its reasonable discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the amount is paid (a “Tax Benefit”), such Lender Party shall pay to the Borrower an amount that the Lender Party shall reasonably determine is equal to the net benefit, after tax, which was obtained by the Lender Party in such year as a consequence of such Tax Benefit; provided, however, that (i) nothing in this clause Section 2.12(g) shall require the Lender Party to disclose any confidential information to such Loan Party (including, without limitation, its tax returns); and (ii) no Lender Party shall be required to pay any amounts pursuant to this clause Section 2.12(g) at any time during which a Default exists.
     Section 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.08) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.
     Section 2.14 Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely (a) on the Effective Date, to pay transaction fees and expenses incurred in connection herewith, (b) on the Effective Date, to refinance the Existing Facility Agreement, (c) as a part of the IPO Transactions, to make Restricted Payments permitted pursuant to Section 5.02(h)(v), (d) after the Effective Date, to make any other Restricted Payments permitted pursuant to Section 5.02(h), and (e) from time to time, to provide working capital and Letters of Credit for the MLP and its Subsidiaries and for other general purposes of the MLP and its Subsidiaries, including, without limitation, to finance Capital Expenditures permitted under Section 5.04(c) and Permitted Acquisitions.
     Section 2.15 Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of such Defaulting Lender:

     (i) the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of such Defaulting Lender shall, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders ratably in accordance with their respective Revolving Credit Commitments; provided that, (A) the sum of the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances plus all outstanding Revolving Loan Advances of each Non-Defaulting Lender may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) such reallocation shall not constitute a waiver or release of any claim the Borrower, the Administrative Agent or any other Lender Party may have against such Defaulting Lender, and (C) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof shall cause such Defaulting Lender to be a Non-Defaulting Lender;
     (ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower shall, not later than three Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swing Line Bank in an amount at least equal to the aggregate amount of the unreallocated portion, (B) in the case of a Defaulting Lender’s Revolving Pro Rata Share of all Swing Loan Advances, prepay in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
     (iii) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) shall not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated non-interest bearing escrow account until (subject to Section 2.15(c)) the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder and shall be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Bank (ratably as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh, after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
     (b) If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swing Line Advance is at the time outstanding, the Issuing Bank or the Swing Line Bank, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been reallocated pursuant to Section 2.15(a)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank or the Swing Line Bank in respect of such Letter of Credit or Swing Line Advance, as the case may be, in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and the Issuing Bank or the Swing Line Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
     (c) If the Borrower, the Administrative Agent, the Issuing Bank and the Swing Line Bank agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Section 2.15(a)), such Lender shall purchase such portions of the outstanding Advances of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Advances on a ratable basis in accordance with their respective Revolving Credit Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of each Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
     Section 2.16 Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that, upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the forms of

Exhibit A-1 or Exhibit A-2 hereto, as applicable, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
     (b) The Register shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Incremental Amendment and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
     (c) Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above, and by each Lender Party in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
     Section 2.17 Replacement of Certain Lenders.
     (a) If any Lender (a “Subject Lender”) (i) is a Defaulting Lender, (ii) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 2.10(a) or Section 2.10(b) or Section 2.12 or (iii) gives notice pursuant to Section 2.10(d) requiring a Conversion of such Subject Lender’s Eurodollar Rate Advances to Base Rate Advances or suspending such Lender’s obligation to make Advances as, or to Convert or continue Advances into or as, Eurodollar Rate Advances, the Borrower may, within 90 days after receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation), as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Subject Lender of its intention to replace such Subject Lender with an Eligible Assignee designated in such Replacement Notice (a “Replacement Lender”). Such Subject Lender shall, subject to the payment to such Subject Lender of any amounts due pursuant to Section 2.10(a) and Section 2.10(a) and Section 2.12 and all other amounts then owing to it under the Loan Documents, assign, in accordance with Section 8.08, all of its Commitments, Advances, Notes and other rights and obligations under this Agreement and all other Loan Documents to such proposed Eligible Assignee. Promptly upon the effective date of an assignment described above, the Borrower shall issue a replacement Note or Notes, as the case may be, to such Replacement Lender and such Replacement Lender shall become a “Lender” for all purposes under this Agreement and the other Loan Documents.

     (b) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as the Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Required Lenders (determined after giving effect to Section 8.01) may by notice to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a replacement as the Administrative Agent hereunder, provided that such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Administrative Agent is appointed hereunder within three days after the giving of such notice.
     Section 2.18 Increase in the Aggregate Commitments. (a) The Borrower may at any time and from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request (i) one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Advances”) or (ii) one or more increases in the amount of the Revolving Credit Commitments on the same terms as the Revolving Credit Facility (except for interest rate margins and commitment fees as set forth below) (a “Revolving Commitment Increase”) in an aggregate principal amount up to $25,000,000 (each a “Commitment Increase”); provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Advance is made (and after giving effect thereto) no Default or Event of Default shall exist and (B) the MLP shall be in compliance with the covenants set forth in Section 5.04 determined on a pro forma basis for the period most recently ended for which financial statements are required to be delivered pursuant to Section 5.03(b) or Section 5.03(c), as the case may be, as if such Incremental Term Advances or any Borrowings under any such Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of the MLP for testing compliance therewith. Each tranche of Incremental Term Advances and each Revolving Commitment Increase shall be in an increment of $5,000,000 or a multiple thereof. The Incremental Term Advances (i) shall rank pari passu in right of payment and of security with the Revolving Credit Borrowings and the Term Loan Borrowings, (ii) shall not mature earlier than the Term Loan Maturity Date with respect to the Term Loans and (iii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then existing Term Loan Borrowings, and the Applicable Rate for any Incremental Facility, and, subject to clause (iii) in this sentence, amortization for the Incremental Term Advances, shall be determined by the Borrower and the applicable new Lenders; provided, however, that (A) the interest rate margins for any Incremental Facility shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Term Loan Borrowings, Revolving Credit Borrowings and/or other Incremental Facility, as the case may be (unless the interest rate margins applicable to the Term Loan Borrowings, Revolving Credit Borrowings and/or other Incremental Facility, as the case may be, are increased to the extent necessary to achieve the foregoing), (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any Term Loan Borrowings, Revolving Credit Borrowings and/or other Incremental Facility, as the case may be, shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower generally to the Lenders providing such Term Loan Borrowings, Revolving Credit Borrowings and/or other Incremental Facility, as the case may be, based on an assumed three-year life to maturity, and (C) if the lowest permissible Eurodollar Rate is greater than 1.0% or the lowest permissible Base Rate is greater than 2.0% for such Incremental Facility, the difference between such “floor” and 1.0% in the case of the Eurodollar Rate Incremental Facility, or the difference between such “floor” and 2.0% in the case of the Base Rate Incremental Facility, shall be equated to interest rate margin for purposes of the immediately preceding clause (A) above; provided that, except as provided above, the terms and conditions applicable to Incremental Term Advances may be materially different from those of the Term Loan Advances to the extent such differences are reasonably satisfactory to the Administrative Agent. Each notice from the Borrower pursuant to this Section 2.18 shall set forth the requested amount and proposed terms of the relevant Incremental Term Advances or Revolving Commitment Increases. Incremental Term Advances may be made, and Revolving Commitment Increases may be provided, by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Advance or any portion of any Revolving Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent, Issuing Bank and/or Swing Line Bank, as applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Advances or providing such Revolving Commitment Increases to the extent any such consent would be required under Section 8.08(a) for an assignment of Advances or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Advances and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment to this Agreement (an “Incremental Amendment”) and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of the Borrower or any other Loan Party, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18. No Lender shall be obligated to provide any Incremental Term Advances or Revolving Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.18, (i) if the increase relates to the Revolving Credit Facility, each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Credit Facility only) a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Advances held by each such Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Advances shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Advances being prepaid and any costs, processing fees and recordation fees incurred by any Lender in accordance with Section 8.08(a). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The provisions of this Section 2.18 shall prevail over any provisions in Section 2.13 or Section 8.08 to the contrary.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.01 Conditions Precedent. The obligations of the Lenders to make Advances and of the Issuing Lender to issue Letters of Credit shall not become effective until the following conditions have been satisfied (or waived in writing pursuant to Section 8.01):
     (a) The Administrative Agent (or its counsel) shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:
     (i) A counterpart of this Agreement signed on behalf of such party (which may include telecopy transmission of a signed signature page of this Agreement).
     (ii) Each of the Security Documents signed on behalf of each applicable Loan Party which shall constitute satisfactory security documentation to create first priority security interests in all personal property of the Loan Parties, free and clear of all Liens other than Permitted Liens.
     (iii) Mortgages signed on behalf of each applicable Loan Party which shall constitute satisfactory security documentation to create first priority liens in all real property of the Loan Parties other than Excluded Leased Real Property, free and clear of all Liens other than Permitted Liens.
     (iv) The Notes payable to the order of the Lenders that have requested Notes prior to the Effective Date.
     (v) Certified copies of the resolutions (or excepts thereof) of or on behalf of each Loan Party approving the Transaction (to the extent applicable to it) and each Transaction Document to which it is or is to be a party and/or authorizing the general partner, managing member or officers, as applicable, to act on behalf of such limited partnership or limited liability company, as the case may be, and of all documents evidencing other necessary action (including, without limitation, all necessary general partner, managing member, board of directors or other similar action) and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.
     (vi) A copy of a certificate of the Secretary of State of the jurisdiction of organization or formation of each Loan Party and (if applicable) each general partner or managing member of each Loan Party dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the Constitutive Documents of such Person and each amendment thereto on file in such Secretary’s office, (B) that (I) such amendments are the only amendments to such Person’s Constitutive Documents on file in such Secretary’s office and (II) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization or formation.
     (vii) A copy of a certificate of the Secretary of State of each jurisdiction in which any Loan Party or any general partner or managing member, as applicable, of any Loan Party is required to be qualified to do business, dated reasonably near the date of the Initial Extension of Credit, stating that such Person is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, in such State and has filed all annual reports required to be filed in such State to the date of such certificate.
     (viii) A certificate of each Loan Party or on its behalf by the managing general partner or managing member, as applicable, of each Loan Party, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary (or persons performing similar functions), dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the Constitutive Documents of such Person on file in the Secretary of State’s office since the date of such Secretary’s certificate referred to in clause Section 3.01(a)(vi) above, (B) a true and correct copy of the bylaws or limited liability company agreement (or similar Constitutive Documents) as in effect on the date on which the resolutions referred to in clause Section 3.01(a)(v) above were adopted and on the date of the Initial Extension of Credit, (C) the due organization or formation and good standing or valid existence of such Person as a corporation, a limited liability company or a limited partnership, as the case may be, organized or formed under the laws of the jurisdiction of its organization or formation, and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.
     (ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party or on its behalf by its managing general partner or managing member, as applicable, certifying the names and true signatures of the officers or managers, as applicable, of such Person authorized to sign on its behalf each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

     (x) A certificate, substantially in the form of Exhibit E hereto (the “Solvency Certificate”), attesting to the Solvency of the Loan Parties before and after giving effect to the Transaction, from the chief financial officer (or Person performing similar functions) of the General Partner.
     (xi) A financial forecast which is a Financial Forecast (except that it shall be through Fiscal Year 2014) in form and scope reasonably satisfactory to the Administrative Agent.
     (xii) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.
     (xiii) Favorable opinions of (i) Squire, Sanders & Dempsey L.L.P., counsel for the Loan Parties, and (ii) local counsel for the Loan Parties in each of Kentucky, Pennsylvania, and West Virginia, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (xiv) Satisfactory audited Consolidated financial statements of the MLP for its Fiscal year ended December 31, 2009, such financial statements being prepared in accordance with GAAP.
     (xv) Satisfactory unaudited interim consolidated financial statements of the MLP for its fiscal quarter ended March 31, 2010, such financial statements being prepared in accordance with GAAP, excluding footnotes (other than footnotes to the extent the same are included in the Registration Statement) and otherwise subject to year-end audit adjustments.
     (xvi) Evidence reasonably satisfactory to the Administrative Agent of completion of the IPO (other than the IPO Shoe) with minimum gross proceeds of $125,000,000.
     (xvii) Evidence reasonably satisfactory to the Administrative Agent that substantially simultaneously with the Initial Extension of Credit the Existing Facility Agreement will be paid in full and terminated.
     (xviii) All Patriot Act and “know-your-customer” disclosures reasonably requested by the Administrative Agent.
     (xix) All Phase I assessments or other environmental reports prepared for the last three years for or with respect to the MLP and its Subsidiaries.
     (xx) A satisfactory reasonableness review performed by John T. Boyd Company for the benefit of the Lenders.
     (xxi) Evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have obtained the insurance policies required under Section 5.01(d), and that such policies are in full force and effect.

     (xxii) Evidence satisfactory to the Administrative Agent that the Loan Parties have obtained the Key-Man Life Insurance Policies and that the same are in full force and effect and have been collaterally assigned to the Administrative Agent for the ratable benefit of the Lender Parties.
     (xxiii) Title opinions, title reports or other title diligence as requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.
     (xxiv) All other due diligence items and materials as reasonably requested by the Administrative Agent or its counsel.
     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the General Partner, any Loan Party or any of its Subsidiaries pending or, to the best knowledge of the Borrower, threatened before any Governmental Authority that (i) would be reasonably likely to have a Material Adverse Effect other than the matters satisfactory to the Administrative Agent and described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there shall have been no material adverse change, in the status or financial effect on the General Partner, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
     (c) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained or shall be in the process of being obtained so long as it is not anticipated that such consents and approvals may not be obtained (in each case without the imposition of any conditions that are not acceptable to the Lender Parties) and those obtained shall be in effect (other than those the failure of which to obtain would individually or collectively be reasonably likely not to have a Material Adverse Effect); and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the General Partner, the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, the Capital Stock in the Borrower or any properties or other assets of any Loan Party or its Subsidiaries.
     (d) The Borrower shall have paid all accrued fees of the Administrative Agent, the Joint Lead Arrangers and the Lender Parties and all reasonable expenses of the Administrative Agent (including the reasonable fees and expenses of Andrews Kurth LLP, counsel to the Administrative Agent) to the extent such fees and expenses have been invoiced prior to the date hereof or are specifically set forth in the Fee Letter.
To the extent the foregoing conditions are not satisfied or waived in writing by the Administrative Agent, by 12:00 noon (New York City time) on July ___, 20101, this Agreement shall terminate and shall be of no further force and effect, except to the extent of any provisions that expressly survive under Section 8.17.

[1]	Expected to be approximately seven (7) days following anticipated closing of the IPO.

     Section 3.02 Conditions Precedent to Each Borrowing, Commitment Increase and Issuance and Renewal.
     (a) The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and to make each Commitment Increase, and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or date of issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, request for Commitment Increase, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):
     (i) the representations and warranties contained in each Loan Document are correct in all material respects (except for representations and warranties already qualified by materiality, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing, Commitment Increase or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to an earlier date, in which case as of such earlier date; and
     (ii) no Default has occurred and is continuing, or would result from such Borrowing, Commitment Increase or issuance or renewal or from the application of the proceeds therefrom.
     (b) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swing Line Bank will not be required to make any Swing Line Advance, unless:
     (i) in the case of a Defaulting Lender, the Revolving Pro Rata Share of the aggregate Available Amount of all outstanding Letters of Credit and Swing Line Advances of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit Advances and Swing Line Advances, to the Non-Defaulting Lenders as provided in Section 2.15(a)(i), and
     (ii) to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.15(b), the Borrower Cash Collateralizes the obligations of the Borrower in respect of such Letter of Credit Advances or Swing Line Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or such Potential

Defaulting Lender in respect of such Letter of Credit Advances or Swing Line Advances, or makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender, or
     (iii) to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clause (i) and/or clause (ii) above, then in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Advance, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to the Issuing Bank or the Swing Line Bank, as the case may be, (A) the Borrower agrees that the Available Amount of such requested Letter of Credit or the principal amount of such requested Swing Line Advance will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit or Swing Line Advance shall be on a ratable basis in accordance with the Revolving Credit Commitments of the Non-Defaulting Lenders, and that the ratable payment provisions of Section 2.02 and Section 2.03 shall be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) shall be deemed to increase the Revolving Credit Commitment of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent or any other Lender Party may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).
     Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of Borrower. Each Loan Party on behalf of itself and on behalf of each of its Subsidiaries represents and warrants as follows:
     (a) Each Loan Party and each of its Subsidiaries and each managing general partner or managing member of each Loan Party (i) is a corporation, limited partnership or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing or validly subsisting under the laws of the jurisdiction of its organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where failure to be so qualified, could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all material Governmental Authorizations other than such Governmental Authorizations that are being obtained in the ordinary course of business or that, if not obtained, are not reasonably likely to result in a Material Adverse Effect) to own or lease and operate its properties and to carry on its business as now conducted. All of the outstanding Capital Stock in the Borrower has been validly issued, is fully paid (to the extent required under the Partnership Agreement ) and non-assessable (except as such non-assessability may be affected by section 17-607 of the Delaware Revised Uniform Limited Partnership Act) and is owned by the Persons in the amounts specified on the applicable portion of Schedule 4.01(a) hereto free and clear of all Liens.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares or units of each class of its Capital Stock authorized, and the number of such shares or units outstanding, as of the date hereof, and the percentage of each such class of its Capital Stock owned (directly or indirectly) by such Loan Party and the number of shares or units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date hereof. All of the outstanding Capital Stock in each Loan Party’s Subsidiaries has been validly issued, is fully paid (to the extent required by such Subsidiary’s operating agreement, in the case of a limited liability company) and non-assessable (except as such non-assessability may be affected by section 18-607 of the Delaware Limited Liability Company Act, in the case of a limited liability company) and is owned by such Loan Party and/or one or more of its Subsidiaries free and clear of all Liens.
     (c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, the execution, delivery and performance by the General Partner of each Transaction Document to which it is a party, and the consummation of the Transaction by each Loan Party to the extent applicable to it, are within such Loan Party’s or such Loan Party’s managing general partner’s or managing member’s corporate, partnership or limited liability company powers, have been duly authorized by all necessary action by or on behalf of the General Partner or such Loan Party (including, without limitation, all necessary general partner, managing member or other similar action), and do not (i) contravene such Loan Party’s or such Loan Party’s managing general partner’s or managing member’s Constitutive Documents, (ii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any consent to be obtained (except to the extent the failure to obtain such consent will not be reasonably expected to have a Material Adverse Effect) or any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the General Partner, any Loan Party or any of its Subsidiaries or any of their properties (excluding the Existing Facility Agreement) or (iv) except for the Liens, if any, created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. Neither the General Partner nor any Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
     (d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by or on behalf of any Loan Party or any general partner or managing member of any Loan Party of any Transaction Document to which it is or is to be a party or for the consummation of the Transaction applicable to it or (ii) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect (other than those the failure of which to obtain would not individually or collectively be reasonably expected to have a Material Adverse Effect).
     (e) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity. The Transaction Documents to which the General Partner is a party have been duly executed and delivered by the General Partner. Each Transaction Document to which the General Partner is a party is the legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
     (f) There is no action, suit, investigation, litigation or proceeding affecting the General Partner, or any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the best knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) would be reasonably expected to be adversely determined, and if so determined would be reasonably expected to have a Material Adverse Effect, except as set forth on Schedule 4.01(f) hereto, or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction applicable to the General Partner or such Loan Party, and there has been no material adverse change in the status or financial effect, on the General Partner or any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
     (g) With respect to financial statement matters:
     (i) The Consolidated balance sheet of the MLP and its Subsidiaries as of December 31, 2009 and the related Consolidated statement of operations and Consolidated statement of cash flows of the MLP and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of Grant Thornton, independent public accountants, and the Consolidated balance sheet of the MLP and its Subsidiaries as of March 31, 2010, and the related Consolidated statement of operations and Consolidated statement of cash flows of the MLP and its Subsidiaries for the three months then ended, duly certified by the chief financial officer (or Person performing similar functions) of the General Partner, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as of March 31, 2010, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the MLP and its Subsidiaries as of such dates and the Consolidated results of operations of the MLP and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, excluding footnotes (other than footnotes to the extent the same are included in the Registration Statement);
     (ii) The pro forma Consolidated balance sheets of the MLP and its Subsidiaries as of December 31, 2009 and March 31, 2010 and the related pro forma Consolidated statements of operations of the MLP and its Subsidiaries for the year-ended December 31, 2009 and the three-month period ended March 31, 2010, duly certified by the chief financial officer (or Person performing similar functions) of the General Partner, copies of which have been furnished to each Lender Party, include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein; the related pro forma adjustments give appropriate effect to those assumptions and reflect the proper application of those adjustments to the historical financial statement amounts in such Consolidated pro forma balance sheets and Consolidated statements of operations; and such Consolidated pro forma balance sheets and Consolidated statements of operations comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act; and
     (iii) Since March 31, 2010, no event shall have occurred, and no condition shall exist, which has or which could reasonably be expected to result in a Material Adverse Effect.
     (h) The Consolidated and consolidating forecasted balance sheets, statements of operations and statements of cash flows of the MLP and its Subsidiaries for the period through Fiscal Year 2014 delivered to the Lender Parties prior to the Effective Date pursuant to Section 3.01(a)(xi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery thereof, and represented, at the time of delivery thereof, the MLP’s reasonable estimate of its future financial performance.
     (i) Neither any written information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, nor the information contained in the MLP’s public filings (as updated from time to time), when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which the same were made.

     (j) None of the Loan Parties or any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) None of the Loan Parties or any of their Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. None of the making of any Advances, the issuance of any Letters of Credit, the application of the proceeds or repayment thereof by the Borrower or the consummation of the other transactions contemplated by the Transaction Documents will violate any provision of such Act or any rule, regulation or order of the Commission thereunder.
     (l) None of the Loan Parties or any of their Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.
     (m) Each Loan Party is, individually and together with its Subsidiaries, Solvent.
     (n) With respect to all Plans and Multiemployer Plans:
     (i) Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Plans and Multiemployer Plans.
     (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect.
     (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, a copy of each of which has been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no change in such funding status which could reasonably be expected to result in a Material Adverse Effect.
     (iv) Neither any Loan Party nor any ERISA Affiliate of such Loan Party has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect.
     (v) Neither any Loan Party nor any ERISA Affiliate of such Loan Party has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, which could reasonably be expected to result in a Material Adverse Effect.
     (o) With respect to environmental matters:

     (i) Except as set forth on Part I of Schedule 4.01(o) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
     (ii) Except as set forth on Part II of Schedule 4.01(o) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries, and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
     (iii) Except as set forth on Part III of Schedule 4.01(o) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking (or has had undertaken on its behalf), and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
     (p) With respect to tax matters:
     (i) Each Loan Party and each of its Subsidiaries and Affiliates with which the Borrower files a consolidated tax return (its “Tax Affiliates”) has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.
     (ii) Set forth on Schedule 4.01(p) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Tax Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).
     (iii) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Tax Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $0. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.
     (iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Tax Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $0. No issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.
     (v) Both the MLP and the Borrower will be treated as partnerships for Federal income tax purposes.
     (q) Neither the business nor the properties of each Loan Party and each of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.
     (r) Set forth on Schedule 5.02(c) hereto is a complete and accurate list of all Existing Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder.
     (s) Each Loan Party and each of its Subsidiaries own (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or have valid leasehold interests in, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business. All such properties and assets are free and clear of all Liens except Permitted Liens. The real and personal properties of each Loan Party and each of its Subsidiaries are generally in good operating order, condition and repair, ordinary wear and tear excepted. Schedule 4.01(s) sets forth all of the real property owned or leased by the Loan Parties as of the date hereof.
     (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Investments consisting of Debt or equity securities held by each Loan Party and each of its Subsidiaries as of the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
     (u) (i) Each Loan Party and each of its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, for which the failure so to do, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect, without known conflict with the rights of others, (ii) no product or practice of the Borrower or any of its Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and (iii) to the best knowledge of any of the Loan Parties, there is no material violation by any Person of any right of the Borrower or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries.
     (v) Neither the Loan Parties or any of their Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Loan Parties or any of their Subsidiaries, are currently subject to any material United States sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.
     (w) The operations of the Loan Parties and their Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Loan Parties or any of their Subsidiaries with respect to the money laundering laws is pending or, to the best knowledge of any of the Loan Parties, threatened.
     (x) The Loan Parties and their Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.
     (y) Neither the Loan Parties nor any of their Subsidiaries intends to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Loan Party or any of its Subsidiaries determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. Furthermore, the Loan Parties and their Subsidiaries acknowledge that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine are required by such Treasury Regulations.
     (z) Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Loan Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE V
COVENANTS
     Section 5.01 Affirmative Covenants. So long as any Borrowing or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties shall, and shall cause their Subsidiaries to:
     (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except to the extent failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent failure to so pay or discharge, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable by its other creditors.
     (c) Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for their operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action, necessary to identify, remove and clean up all Hazardous Materials from any of its properties in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     (d) Maintenance of Insurance. Maintain (i) insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Loan Parties and their Subsidiaries operate, except to the extent such risks are self-insured in a manner and in an amount consistent with sound business practices and customary industry standards and (ii) the Key-Man Life Insurance Policies.
     (e) Preservation of Partnership or Limited Liability Company Existence, Etc. Preserve and maintain its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges, franchises and intellectual property; provided, however, that the Loan Parties and their Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(e); and provided, further, that none of the Loan Parties nor any of their Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or intellectual property if the board of directors (or persons performing similar functions) of or on behalf of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (f) Visitation Rights. At any reasonable time and from time to time upon reasonable notice, permit the Administrative Agent, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any of the Loan Parties and any of their Subsidiaries, and to discuss the affairs, finances and accounts of any of the Loan Parties and any of their Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (g) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Loan Parties and their Subsidiaries in accordance with GAAP.
     (h) Maintenance of Properties, Etc. Maintain and preserve all of their properties in good working order and condition, ordinary wear and tear excepted.
     (i) New Subsidiaries and Real Property; Additional Guarantees and Security Documents. Upon the formation or acquisition by the Loan Parties or any of their Subsidiaries of any new direct or indirect, wholly owned Subsidiary of the MLP that is a Domestic Subsidiary, the Borrower shall, at the Borrower’s expense, (i) within 10 days after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement and security documents necessary to grant a valid, perfected security interest in all its property, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (ii) at any time and from time to time thereafter, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of such guaranties and security documents. For any acquisition of real property, (i) within 10 days following (A) a Permitted Acquisition which includes an acquisition of real property or (B) the acquisition of any real property by any of the Loan Parties in a single transaction or a series of related transactions with a purchase price in excess of $15,000,000, and (ii) in the case of all acquisitions of real property other than acquisitions of real property described in the immediately preceding clause (i), within 45 days following the end of the fiscal quarter of the Fiscal Year in which such acquisitions occur, the Borrower shall execute in favor of and deliver to, or shall cause to be executed in favor of and delivered to, the Administrative Agent such mortgages as may be reasonably requested by the Administrative Agent, together with the delivery of environmental audits, insurance policies, including flood insurance (to the extent applicable) and title opinions, title reports or title diligence covering such real property, together with such legal opinions and such other documentation as may be reasonably requested by the Administrative Agent.

     (j) Further Assurances. (i) Promptly upon request by the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) promptly upon request by the Administrative Agent, take such action as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
     (k) Preparation of Environmental Reports. At the reasonable request of the Administrative Agent from time to time, and otherwise upon the occurrence and during the continuance of an Event of Default, provide to the Administrative Agent, within 60 days after such request and at the expense of the Borrower, an environmental site assessment report for any of the Loan Parties or their Subsidiaries’ properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that any such report will not be provided within the time referred to above, the Administrative Agent may, after written notice to the Borrower, retain an environmental consulting firm to prepare such report at the expense of the Borrower, unless the Borrower shall have given adequate assurances reasonably acceptable to the Administrative Agent within three Business Days of such notice that such a report will be delivered within such 60-day period, and the Borrower hereby grants, and agrees to cause any Loan Party and any of their Subsidiaries that owns any property described in such request to grant, at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
     (l) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Loan Parties or any of their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled and notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
     (m) Maintenance of Coal Reserve Base. Maintain an aggregate tonnage of coal reserves controlled by the MLP and its Subsidiaries (the “Coal Reserve Base”) that, as of the end of each Fiscal Year, is equal to or greater than seven (7) times the aggregate tons of coal produced by the MLP and its Subsidiaries in such Fiscal Year (the “Annual Production Amount”); provided that the Consolidated Venture Percentage Share (and only the Consolidated Venture Percentage Share) of the tonnage of such coal reserves owned and leased by a Consolidated Venture shall be included in the Coal Reserve Base and the Consolidated Venture Percentage Share (and only the Consolidated Venture Percentage Share) of the aggregate tons of coal produced by a Consolidated Venture in the Fiscal Year shall be included in the Annual Production Amount; and provided, further, that any such coal reserves leased or subleased to third parties by the MLP or any of its Subsidiaries shall be excluded from the Coal Reserve Base and coal produced from such leased or subleased coal reserves shall be excluded from the Annual Production Amount.
     (n) Interest Rate Protection. Within 60 days of the Effective Date, provide the Administrative Agent evidence satisfactory to it that the Borrower has entered into one or more Swap Agreements for interest rate management purposes acceptable to the Administrative Agent in its sole discretion in an amount equal to at least 50% of the outstanding Term Loan Borrowings for a duration of at least two years.
     (o) Compliance with Reclamation Laws.
     (i) conduct all reclamation activities at each parcel, lot or tract of real property owned, leased or used by the Loan Parties and their Subsidiaries in accordance with all applicable Reclamation Laws, including, without limitation, the obligation to have in effect any surety, reclamation or similar bonds securing the obligations of the Loan Parties or any of their Subsidiaries with respect to reclamation activities in the amount required by applicable Reclamation Laws, except to the extent that the failure to conduct any such reclamation activities at such parcel, lot or tract in accordance with all applicable Reclamation Laws could not be reasonably expected to have either individually or in the aggregate a Material Adverse Effect; provided that, so long as the Loan Parties and each of their Subsidiaries are taking the actions set forth in the plan referred to in Section 5.01(o)(iv) hereof, no such Material Adverse Effect shall be deemed to have occurred with respect such failure.
     (ii) Within five (5) Business Days of the receipt thereof, the Borrower shall give notice to the Administrative Agent of the receipt by any of Loan Parties or any of its Subsidiaries of any show cause order or chief’s order (or similar notice from a Governmental Entity) (each, a “Reclamation Order”) under any applicable Reclamation Laws with respect to any failure to perform reclamation contemporaneous with mining or any failure to provide or maintain required reclamation bond, performance security or other similar financial assurance, or any failure to obtain or denial of any requested release of any reclamation bond, performance security or other similar financial assurance, at any parcel, lot or tract of real property owned, leased or used by the Loan Parties or any of their Subsidiaries.
     (iii) Upon receipt of any Reclamation Order, the Administrative Agent, its officers, employees and agents shall have the right to, and the Loan Parties and their Subsidiaries shall permit any such Person to, subject to applicable safety rules and regulations, (A) visit and inspect each parcel, lot or tract of real property owned, leased or used by the Loan Parties and their Subsidiaries to which such Reclamation Order applies, and (B) prepare or caused to be prepared an environmental report, in form, substance and detail satisfactory to the Administrative Agent in its sole discretion, with respect to each such parcel, lot or tract, which report shall set forth, inter alia, the costs and expenses of conducting any reclamation activities on such parcel, lot or tract in accordance with applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds securing the obligations of the Loan Parties and their Subsidiaries with respect to each such parcel, lot or tract.

Upon receipt by the Administrative Agent of such environmental report, the Administrative Agent shall provide a copy to the Borrower.
     (iv) In the event that the environmental report referred to in clause (iii) above indicates that the costs and expenses of conducting any reclamation activities on any parcel, lot or tract of real property owned, leased or used by the Loan Parties and their Subsidiaries in accordance with applicable Reclamation Laws exceeds the face amount of the surety, reclamation or similar bonds securing the obligations of the Loan Parties and their Subsidiaries with respect to each such parcel, lot or tract, then (A) within thirty (30) days after the Borrower’s receipt thereof, the Borrower shall provide to the Administrative Agent a plan, in form, substance and detail satisfactory to the Administrative Agent in its reasonable discretion, setting forth the actions that the Loan Parties and their Subsidiaries shall take to address the issues set forth in such environmental report and which gave rise to the applicable Reclamation Order, and (B) the Loan Parties and their Subsidiaries shall take all such actions as set forth in such plan.
     (p) Attached hereto as Schedule 5.01(p) is a list of certain items that the parties hereto have agreed will be completed after the Effective Date (the “Post Closing Covenants”). In the event that any of the Post Closing Covenants are not satisfied by the date set forth for completion of such Post Closing Covenants indicated on Schedule 5.01(p) it shall be an Event of Default hereunder, and the Administrative Agent and the Lenders shall be entitled to exercise their remedies hereunder and under the other Loan Documents.
     Section 5.02 Negative Covenants. So long as any Borrowing or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties shall not, and shall cause each of their Subsidiaries not to, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts), whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of their Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any of the Loan Parties or any of their Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of their Subsidiaries to assign, any accounts or other right to receive income, except:
     (i) Permitted Liens;
     (ii) the replacement, extension or renewal of any Lien permitted by clause (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

     (iii) Liens on personal property leased under leases (including synthetic leases) entered into by the Borrower which are accounted for as operating leases in accordance with GAAP to the extent not prohibited under Section 5.02(i); and
     (iv) Liens on documents of title and the property covered thereby securing obligations in respect of letters of credit to the extent not prohibited under Section 5.02(b).
     (b) Negative Pledge. Undertake, covenant or agree with any third party that it will not create, assume, incur or permit to exist any Lien on any of their assets or properties, whether now owned or hereafter acquired.
     (c) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
     (i) Debt under the Loan Documents;
     (ii) Debt in existence on the Effective Date and described on Schedule 5.02(c) hereto;
     (iii) Debt of the Loan Parties and Consolidated Ventures secured by Liens permitted by clause (g) of the definition of Permitted Liens; provided that such Debt does not exceed in the aggregate outstanding at any one time $15,000,000;
     (iv) Debt in respect of Swap Agreements incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes;
     (v) Debt owing by a Loan Party to another Loan Party; and
     (vi) any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any other Debt permitted under this Section 5.02(c); provided that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, the direct and contingent obligors therefor and the subordination provisions thereunder shall not be changed as a result of or in connection with such extension, refunding or refinancing; provided, additionally, that the terms relating to amortization, maturity and collateral (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are consistent with prudent business practice and incurred in the ordinary course of business and the interest rate applicable to any such extension, refunding or refinancing does not exceed the then applicable market rate; and provided, further, that the repayment in whole or in part of the Advances pursuant to Section 2.04 or Section 2.06 with the proceeds of Debt incurred pursuant to Section 5.02(c)(i) shall not constitute an extension, refunding or refinancing under this clause (vi).
     (d) Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, in (i) any business or business activity that would impair the MLP’s status as a limited partnership for federal income tax purposes or (ii) in any line of business substantially different than that of the Coal Business (provided that the MLP and its Subsidiaries may also engage in any other businesses currently conducted by them as of the date hereof).
     (e) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, or permit any of its Subsidiaries to do so, except that:
     (i) any Subsidiary of the MLP may merge into or consolidate with any other Subsidiary of the MLP (other than the Borrower); provided that, in the case of any such merger or consolidation, the Person formed by or resulting from such merger or consolidation shall be a wholly owned Subsidiary of the MLP; and provided, further, that the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;
     (ii) any Subsidiary of the MLP may consolidate with or merge into the Borrower provided that the Borrower is the surviving entity, and any Subsidiary of the MLP other than the Borrower may consolidate with or merge into the MLP provided that the MLP is the surviving entity; and
     (iii) any Subsidiary of the MLP may (A) merge into or consolidate with any other Person, (B) convey, transfer or lease substantially all of its assets in compliance with Section 5.02(f) (other than clause (iv) thereof) in a single transaction or series of related transactions to any other Person or (C) permit any other Person to merge into or consolidate with it; provided that, in each case with respect to any merger or consolidation or conveyance, transfer or lease of substantially all of its assets, (X) the Person formed by such consolidation or into which the Subsidiary shall be merged or to which assets shall be conveyed, transferred or leased shall, at the effective time of such merger or consolidation or transfer or lease be a wholly owned Subsidiary of the MLP, shall be Solvent, and shall have assumed all obligations of such Subsidiary under any Subsidiary Guaranty to which such Subsidiary is a party in a writing reasonably satisfactory in form and substance to the Administrative Agent, (Y) in any merger or consolidation involving the Borrower, the Borrower shall be the surviving entity, and (Z) the Borrower shall have caused to be delivered to the Administrative Agent an opinion of independent counsel reasonably satisfactory to the Administrative Agent to the effect that all agreements and instruments effecting such assumption are enforceable in accordance with the terms thereof;
provided, however, that, in each case, immediately after giving effect thereto, (i) no event shall occur and be continuing that constitutes a Default and (ii) the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, as evidenced by a certificate of the chief financial officer (or Person performing similar functions) of the Borrower delivered to the Administrative Agent demonstrating such compliance.
     (f) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets (each, an “Asset Sale”), except:
     (i) sales of Inventory in the ordinary course of business;

     (ii) Asset Sales of assets that are obsolete or no longer used or useful for fair value the ordinary course of business;
     (iii) Asset Sales of assets by any Loan Party to another Loan Party with respect to which the MLP shall have at least the same degree of ownership and control as it had with respect to such Loan Party responsible for the asset sale, transfer or disposition;
     (iv) in a transaction authorized by Section 5.02(e); and
     (v) Asset Sales of other assets over the term of the Facilities with a fair value in the aggregate in an amount not to exceed 2.5% of Consolidated Net Tangible Assets as determined at the time of any of such sales; provided, however, that the purchase price paid to a Loan Party or any of its Subsidiaries for such asset shall be no less than the fair market value of such asset at the time of such sale and such sale shall be in the best interest of a Loan Party or such Subsidiary, as determined in good faith by the board of directors (or other person performing such functions) of a Loan Party or such Subsidiary, as the case may be, and (ii) immediately after giving effect to such sales of assets, no Default shall exist.
     (g) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:
     (i) Investments consisting of Permitted Acquisitions, provided that, immediately after giving effect to any such Permitted Acquisition, the MLP and its Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03 and as though such acquisition had occurred at the beginning of the four quarter period covered thereby, as evidenced by a certificate of the chief financial officer (or Person performing similar functions) of the Borrower delivered to the Lender Parties demonstrating such compliance;
     (ii) Investments in any additional coal reserves, provided that, immediately after giving effect thereto, the Borrower shall have complied with Section 5.01(i) if applicable and the MLP and its Subsidiaries shall be in compliance with the covenants contained in Section 5.04 as evidenced by the monthly report covering such Investments subsequently delivered pursuant to Section 5.03(l) and the Compliance Certificates subsequently delivered pursuant to Section 5.03(b) and Section 5.03(c);
     (iii) equity Investments by the Borrower and its Subsidiaries in wholly owned Domestic Subsidiaries that are not part of a Permitted Acquisition;
     (iv) Investments by the Borrower and its Subsidiaries in Cash Equivalents;
     (v) Investments existing on the date hereof and described on Schedule 4.01(t) hereto;
     (vi) Investments by the Borrower in Swap Agreements permitted under Section 5.02(c)(iv); and

     (vii) Investments consisting of Debt among the Loan Parties permitted under Section 5.02(c).
     (h) Restricted Payments. Declare or pay any dividends or distributions, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or make any payment of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of subordinated debt, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock in the MLP or to issue or sell any Capital Stock therein (each of the foregoing, a “Restricted Payment”), except that so long as no Default or Event of Default shall have occurred and be continuing at the time of such action or would result therefrom:
     (i) the MLP may declare, make or incur a liability to make quarterly cash distributions to its partners, provided that the aggregate amount of such quarterly distributions shall not exceed Available Cash (as defined in the MLP Agreement as in effect on the date hereof) with respect to the immediately preceding fiscal quarter of the MLP and such quarterly distributions are otherwise made in accordance with terms of MLP Agreement;
     (ii) the MLP may make payments to the General Partner to reimburse the General Partner under the Administrative Services Agreement;
     (iii) (A) any Subsidiary Guarantor may declare, make or incur a liability to make any Restricted Payment to the MLP, to the Borrower or to another Subsidiary Guarantor, (B) any Subsidiary of the MLP that is not a Subsidiary Guarantor may declare, make or incur a liability to make any Restricted Payment to the MLP, to the Borrower or to a Subsidiary Guarantor and (C) any Consolidated Ventures may declare, make or incur a liability to make any Restricted Payment on the equity interests of the equityholders on a pro rata basis to the equityholders thereof;
     (iv) the MLP may make non-cash distributions of receivables prior to the IPO as described in the Registration Statement;
     (v) the MLP may make cash distributions in connection with the IPO in an amount not to exceed $68,100,0002, as such amount may be adjusted to reflect the actual amount of proceeds that will be distributed in accordance with the Registration Statement;
     (vi) the MLP may make payments to its partners for the redemption of a portion of their MLP Common Units to the extent of the Net Cash Proceeds from the IPO Shoe;

[2]	to be conformed to Sources and Uses in Registration Statement.

     (vii) each of the MLP and each of its Subsidiaries may make distributions of its Capital Stock as a split or other distribution where the distributions are made on a pro rata basis to all of its equityholders; and
     (viii) to the extent not included in clause (ii) above, the MLP may make purchases of MLP Common Units which it intends to use for or to offset the previous dilutive effect of the issuance of MLP Common Units to participants in its long-term incentive plan made at any time after the Effective Date, provided that on a rolling twelve month basis (A) the aggregate number of such MLP Common Units so purchased does not exceed the aggregate number of MLP Common Units that have vested with such participants and been issued, and (B) the aggregate purchase price of such MLP Common Units does not exceed $2,000,000. To the extent the MLP does not expend $2,000,000 in any given rolling twelve month period, the shortfall may be rolled forward and used in subsequent rolling twelve month periods; provided that, after giving effect to such roll forward, the aggregate purchase price for MLP Common Units purchased during any rolling twelve month period pursuant to this clause (viii) shall not exceed $3,000,000.
     (i) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (excluding for this purpose obligations as lessee under Capital Leases) for the rental or hire of real or personal property in connection with any sale and leaseback transaction (except to the extent and not exceeding the amounts permitted by Section 5.02(f)(iii).
     (j) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, (i) the Constitutive Documents of the Borrower or any of its Subsidiaries or (ii) the Constitutive Documents of the MLP or any of its Subsidiaries that are not also Subsidiaries of the Borrower, in either case in any manner that would adversely affect or impact the rights of the Administrative Agent or the Lender Parties or could be reasonably expected to have a Material Adverse Effect.
     (k) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP or (ii) its Fiscal Year.
     (l) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt prior to the Term Loan Maturity Date, excluding prepayments of Debt (i) under the Existing Facility Agreement, (ii) pursuant to the Loan Documents or (iii) which matures prior to the maturity date of the Revolving Credit Facility, provided that the face amount of such Debt under clause (iii) shall not exceed $1,000,000 in the aggregate.
     (m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, except that the Borrower and/or any of its Subsidiaries may be a general partner in any partnership or joint venture provided such partnership or such joint venture incurs no Debt or other liability for which the Borrower or such Subsidiary is liable as guarantor or a provider of any other credit support, or by virtue of its status as such general partner or joint venturer.

     (n) Formation of Subsidiaries; Consolidated Ventures. Organize or invest in, or permit any Subsidiary to organize or invest in, any new Subsidiary except as permitted under Section 5.02(g)(i) and Section 5.02(g)(iii), or pledge any equity interests in any Consolidated Ventures.
     (o) Payment Restrictions Affecting Subsidiaries. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, directly or indirectly, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Capital Stock or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents and except with respect to Consolidated Ventures.
     (p) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, directly or indirectly, any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except for the IPO Transactions and otherwise except in the ordinary course or pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business, in each case upon fair and reasonable terms no less favorable (taken as a whole, as determined in good faith by the board of directors of the General Partner or its Conflicts Committee) to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. For the avoidance of doubt, this provision shall not restrict the continued operation of the General Partner and the Loan Parties under and pursuant to the Administrative Services Agreement or the continued operation of the Borrower and Tunnell Hill Reclamation LLC under and pursuant to the existing environmental services agreement and mining agreement, as both are in effect on the date hereof.
     (q) Use of Proceeds. Permit the proceeds of the Borrowings to be used for any purpose other than those permitted by Section 2.14. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
     Section 5.03 Reporting Requirements. So long as any Advance or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower shall furnish to the Administrative Agent:
     (a) Default Notice. As soon as possible and in any event within five Business Days after any Responsible Officer has actual knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer (or Person performing similar functions) of the MLP (or the General Partner) setting forth details of such Default and the action that the MLP has taken and proposes to take with respect thereto.
     (b) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each Fiscal Year (provided that, if different, such time period shall automatically be modified to be the same as the time period applicable for Commission annual reporting), a copy of the annual audit report for such year for the MLP and its Subsidiaries, including therein a Consolidated balance sheet of the MLP and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of operations and a Consolidated statement of cash flows of the MLP and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders of Grant Thornton or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a clean, unqualified audit opinion or alternatively, if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a Compliance Certificate and a schedule in form reasonably satisfactory to the Administrative Agent of the computations, if any, used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP, and (iii) a certificate of the chief financial officer (or Person performing similar functions) of the MLP (or General Partner) stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the MLP has taken and proposes to take with respect thereto.
     (c) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (provided that, if different, such time period shall automatically be modified to be the same as the time period applicable for Commission quarterly reporting), either (i) a Consolidated balance sheet of the MLP and its Subsidiaries as of the end of such quarter and a Consolidated statement of operations and a Consolidated statement of cash flows of the MLP and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of operations and a Consolidated statement of cash flows of the MLP and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, or alternatively (ii) such financial statements as are filed with the Commission for each of the first three quarters of such Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and to normal year-end audit adjustments) by the chief financial officer (or Person performing similar functions) of the MLP (or the General Partner) as having been prepared in accordance with GAAP, together with (i) a Compliance Certificate and (ii) a schedule in a form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

     (d) Annual Financial Projections. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, Financial Projections.
     (e) Litigation. Promptly after any Responsible Officer has actual knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the General Partner, any Loan Party or any of its Subsidiaries, including any Environmental Action, that (i) would be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on the General Partner, or any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
     (f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the MLP sends to its stockholders, partners or members, and copies of all regular, periodic and special reports, and all registration statements, that the MLP files with the Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, provided that the reporting requirement of this clause (f) shall be satisfied if the Borrower notifies the Administrative Agent that such materials have become publicly available on a web site identified in such notice.
     (g) ERISA.
     (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate of any Loan Party knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer (or Person performing similar functions) of the MLP (or the General Partner) describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate of any Loan Party, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
     (iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate of any Loan Party from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such

Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any such ERISA Affiliate in connection with any event described in clause (A) or (B).
     (h) Environmental Conditions. Promptly after any Responsible Officer has actual knowledge of the assertion or occurrence thereof, notice of any material Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit.
     (i) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any organizational document of a Loan Party or any of its Subsidiaries.
     (j) Coal and Mining Agreements. Promptly after the occurrence thereof, notice of any material change other than in the ordinary course of business to any material coal sales agreement or material contract, material contract mining agreement or material coal purchase agreements to which the Borrower or any of its Subsidiaries is a party.
     (k) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.
     (l) Monthly Acquisition Report. Within thirty (30) days after the last day of the month, a report listing all material acquisitions of fee and leasehold interests in Coal Business real property acquired during such month by the MLP and its Subsidiaries, accompanied by a certificate of the chief financial officer (or Person performing similar functions) certifying compliance with Section 5.02(g)(iii).
     (m) Mine Inspection Report. Within forty-five (45) days after the each fiscal quarter of each Fiscal Year, a mine inspection report, in form, substance and detail satisfactory to the Administrative Agent and consistent with past credit facility reporting practices, from a mine inspection firm satisfactory to the Administrative Agent, setting forth a statement of the costs and expenses of conducting the reclamation activities, if any, at each parcel, lot or tract of real property owned, leased or used by the Loan Parties and their Subsidiaries required by all applicable Reclamation Laws, together with the face amount of the surety, reclamation or similar bonds securing the obligations of the Loan Parties and their Subsidiaries with respect to each such parcel, lot or tract.
     Section 5.04 Financial Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the MLP shall:
     (a) Leverage Ratio. Maintain, at all times, a Leverage Ratio of not more than 2.75:1.0.
     (b) Interest Coverage Ratio. Maintain, at all times, an Interest Coverage Ratio of not less than 4.0:1.0.

     (c) Maximum Capital Expenditures. Not make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all Capital Expenditures made by the MLP and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period (the “Scheduled Amount”):

Period of Fiscal	Capital Expenditure
Year Ending	Amount
December 31, 2010*	$17,000,000
December 31, 2011	$40,000,000
December 31, 2012	$45,000,000
December 31, 2013	$45,000,000
December 31, 2014	$40,000,000

*	For the period of such Fiscal Year from the Effective Date on.
provided, however, that (i) the amount of Capital Expenditures that may be made in any Fiscal Year shall be increased above the Scheduled Amount by the aggregate amount of Net Cash Proceeds received in such Fiscal Year from the issuance of equity of the MLP (the “Equity Proceeds”) and, to the extent the Equity Proceeds are not spent in such Fiscal Year (such unspent amount, the “Unused Equity Proceeds”), the amount of Capital Expenditures that may be made in the immediately succeeding Fiscal Year, and only for such immediately succeeding Fiscal Year, shall be increased above the Scheduled Amount by the amount of such Unused Equity Proceeds and (ii) if, for any Fiscal Year set forth above, the Scheduled Amount specified for such Fiscal Year exceeds the aggregate amount of Capital Expenditures made by the MLP and its Subsidiaries during such Fiscal Year which are applied to the Scheduled Amount (the amount of such excess being the “Excess Amount”), the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year, and only for such immediately succeeding Fiscal Year, in an amount equal to such Excess Amount, but not to exceed $10,000,000; provided that, solely for purposes of calculating the Excess Amount with regard to the Fiscal Year Ending December 31, 2010, the Scheduled Amount shall be deemed to be $15,000,000.
     In this regard, for the Capital Expenditures made by the MLP and its Subsidiaries in any Fiscal Year, they shall be applied to amounts available for Capital Expenditures in such Fiscal Year in the following order: first to any Excess Amount, next to any Unused Equity Proceeds, then to the Scheduled Amount and finally to any Equity Proceeds. Notwithstanding the foregoing, only 20% of the Scheduled Amount may be utilized for property owned or leased by Capital Expenditures for Consolidated Ventures. For purposes of calculating Capital Expenditures under the foregoing, (i) the Consolidated Venture Percentage Share of the Capital Expenditures of any Consolidated Venture shall be included and (ii) the present value of all future minimum lease payments of equipment leased pursuant to an operating lease during any Fiscal Year shall be deducted from the maximum aggregate Capital Expenditures permitted for such Fiscal Year hereunder. For the avoidance of doubt, (i) expenditures which are a part of the IPO Transactions in an amount equal to (A) $32,100,000 for lease buyouts as such amount may be adjusted to reflect the actual such amount in accordance with the Registration Statement and (B) $24,700,000 for equipment purchases, (ii) Investments permitted under Section 5.02(g)(i)

and/or under Section 5.02(g)(ii), (iii) applications of Net Cash Proceeds from Asset Sales which except such Net Cash Proceeds from the mandatory prepayment requirement of Section 2.06(c)(i), and (iv) applications of Net Cash Proceeds from any Material Recovery Event which except such Net Cash Proceeds from the mandatory prepayment requirement of Section 2.06(c)(iv) shall not be included in calculating Capital Expenditures for purposes of this Section 5.04(c).
ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable;
     (b) any representation or warranty made in writing by any Loan Party (or any of its officers or persons performing similar functions) under or in connection with any Loan Document (including, without limitation, in any certificate or financial information delivered pursuant thereto) shall prove to have been incorrect in any material respect when made or any financial projections prepared by or on behalf of any Loan Party and made available in writing to the Administrative Agent or any Lender Party shall prove not to have been prepared in good faith based upon assumptions that were reasonable at the time made and at the time made available to the Administrative Agent;
     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, Section 2.15(a)(ii), Section 5.01(d) or Section 5.01(e), Section 5.02, Section 5.03(a) or Section 5.04;
     (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party;
     (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Swap Agreement, the value of obligations under such Swap Agreement) of at least $500,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
     (f) any Loan Party or any of its Subsidiaries or the General Partner shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries or the General Partner seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries or the General Partner shall take any corporate, partnership or limited liability company action to authorize any of the actions set forth above in this clause (f);
     (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this clause (g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company at the time such insurance policy is issued to such Loan Party, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;
     (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or Section 5.01(i) shall for any reason cease to be valid and binding on or enforceable against any Loan Party a party thereto in any material respect, or any such Loan Party shall so state in writing;
     (j) a Change of Control shall occur;

     (k) any Loan Party or any ERISA Affiliate of such Loan Party shall incur, or shall be reasonably likely to incur, liability in excess of $500,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of a Loan Party or any ERISA Affiliate of such Loan Party from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
     (l) an assertion shall be made by any Person in any court proceeding or by any governmental authority or agency against any Loan Party or any of its Subsidiaries of any claims or liabilities, whether accrued, absolute or contingent, based on or arising under any Environmental Law that is reasonably likely to be determined adversely to such Loan Party or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) would be reasonably expected to have a Material Adverse Effect (insofar as such amount is payable by such Loan Party or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (I) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (II) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
     Section 6.02 Actions in Respect of the Letters of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower shall, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit into an account specified by the Administrative Agent, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrower, both of which are expressly waived by the Borrower, to be held in an account specified by the Administrative Agent. If at any time the Administrative Agent determines that any funds held in such account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in such account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in such account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law. If (a)(i) all Letters of Credit for which funds are on deposit in such account have expired or been terminated and (ii) no Default shall then be continuing or (b)(i) if the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Bank to issue Letters of Credit shall have been terminated and (ii) all other Obligations shall have been satisfied in full in cash, then the Administrative Agent shall, within 14 days, return to the Borrower all such monies then remaining in such account.
ARTICLE VII
ADMINISTRATIVE AGENT
     Section 7.01 Appointment and Authority. Each Lender Party hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     Section 7.02 Administrative Agent Individually.
     (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the MLP or any of its Subsidiaries or other Affiliates thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

     (b) Each Lender Party understands that the Person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02(b) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Subsidiaries or other Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Subsidiaries or other Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the MLP or any of its Subsidiaries or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties and their Subsidiaries and other Affiliates. Each Lender Party understands and agrees that, in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties and their Subsidiaries or other Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents), which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. Neither the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and they shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of their Subsidiaries or other Affiliates) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.
     (c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Subsidiaries and other Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information concerning the Loan Parties and their Subsidiaries and other Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any other member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties and their Subsidiaries and other Affiliates) or for its own account.

     Section 7.03 Duties of Administrative Agent; Exculpatory Provisions. The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
     (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI or Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default or such event or events.
     (c) Neither the Administrative Agent nor any other member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
     Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the MLP or any of its Subsidiaries or other Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 7.05 Indemnification.
     (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as of the date the event or circumstance giving rise to such Indemnified Cost (as defined below) occurred as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel), payable by the Borrower under Section 8.05, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.
     (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as of the date the event or circumstance giving rise to such Indemnified Cost occurred as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel), payable by the Borrower under Section 8.05, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
     (c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Revolving Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents and the fulfillment of all obligations in connection with the Fee Letter with respect hereto.
     Section 7.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     Section 7.07 Resignation of Administrative Agent, Issuing Bank or Swing Line Bank.
     (a) The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within the Lender Party Appointment Period, then the resigning Administrative Agent may on behalf of the Lender Parties appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the resigning Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the resigning Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such resigning Administrative Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the resigning Administrative Agent’s resignation shall nonetheless become effective and (i) the resigning Administrative Agent shall be discharged from its duties and obligations as the Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this clause (a). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as the Administrative Agent of the resigning (or resigned) Administrative Agent, and the resigning Administrative Agent shall be discharged from all of its duties and obligations as the Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this clause (a)). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the resigning Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.05 shall continue in effect for the benefit of such resigning Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning Administrative Agent was acting as the Administrative Agent.
     (b) Any resignation pursuant to this Section 7.07 by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Advances where such advance is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Swing Line Bank, (ii) the resigning Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Swing Line Bank shall enter into an Assignment and Acceptance Agreement and acquire from the resigning Swing Line Bank each outstanding Swing Line Loan of such resigning Swing Line Bank for a purchase price equal to par plus accrued interest.
     (c) The Issuing Bank may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within the Lender Party Appointment Period, then the resigning Issuing Bank may on behalf of the Lender Parties appoint a successor Issuing Bank meeting the qualifications set forth above. In addition and without any obligation on the part of the resigning Issuing Bank to appoint, on behalf of the Lender Parties, a successor Issuing Bank, the resigning Issuing Bank may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Issuing Bank and the effective date of such resigning Issuing Bank’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Issuing Bank has been appointed and accepted such appointment, the resigning Issuing Bank’s resignation shall nonetheless become effective and relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Issuing Bank hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, (ii) the resigning Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.
     (d) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank and/or the Swing Line Bank may, at any time, upon giving five Business Days’ prior written notice to the Borrower and the Administrative Agent, resign as the Issuing Bank or the Swing Line Bank, respectively, effective at the close of business New York City time on a date specified in such notice; provided that such resignation by the Issuing Bank shall have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swing Line Bank shall have no effect on its rights in respect of any outstanding Swing Line Advances or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Advances.
     Section 7.08 Non-Reliance on Administrative Agent and Other Lender Parties.
     (a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (A) entering into this Agreement, (B) making Advances and other extensions of credit hereunder and under the other Loan Documents and (C) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
     (b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (A) the financial condition, status and capitalization of the Borrower and each other Loan Party;
     (B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (C) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and/or
     (D) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
     Section 7.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Syndication Agent, Joint Bookrunners or Joint Lead Arrangers or listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.

ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Amendments, Etc. Except as otherwise contemplated by Section 8.08 and the Security Documents, no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Security Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or Section 3.02, (ii) change the number of Lenders or the percentage of (A) the Commitments, (B) the aggregate unpaid principal amount of the Advances or (C) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) release all or substantially all of the collateral or reduce or limit the Obligations, release or otherwise limit the liability of any Guarantor under the Security Documents with respect to the Obligations owing to the Administrative Agent and the Lender Parties, (iv) amend Section 2.13, or (v) amend this Section 8.01, and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment hereunder if such Lender is directly affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender (including any increase pursuant to Section 2.18), (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; provided, additionally, that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law such Lender shall not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Lender hereunder shall not be taken into account in determining whether the Required Lenders or all of the Lenders, as the case may be, have approved any such amendment or waiver (and the definition of “Required Lenders” shall automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender, or alter the terms of this proviso shall require the consent of such Defaulting Lender.
     Section 8.02 Notices.
     (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
(i)	if to the Borrower or any other Loan Party:

Oxford Mining Company, LLC 41 South High Street, Suite 3450 Columbus, OH 43215 Attention of: Jeffrey M. Gutman Telecopier No.: (614) 754-7100 E-Mail Address: jgutman@oxfordmining.com

(ii)	if to the Administrative Agent:

Citibank, N.A. 1615 Brett Rd OPS3 New Castle, DE 19720 Attention of: Suzanna Gallagher Telecopier No.: (212) 994-0961 E-Mail Address: Suzanna.Gallagher@citi.com

(iii)	if to the Issuing Bank:

Fifth Third Bank 38 Fountain Square Plaza MD 10AT63 Cincinnati, OH 45263 Attention of: Patrick Lingrosso Telecopier No.: (513) 534-8400 E-Mail Address: Patrick.lingrosso@53.com

(iv)	if to the Swing Line Bank:

Citibank, N.A. 1615 Brett Rd OPS3 New Castle, DE 19720 Attention of: Suzanna Gallagher Telecopier No.: (212) 994-0961 E-Mail Address: Suzanna.Gallagher@citi.com

     (v) if to any other Lender Party, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
or at such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties, and (B) in the case of all other parties, to the Borrower and the Administrative Agent.
     (b) All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.03 to be delivered thereunder), when such notice, demand, request, consent or other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.
     (c) Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
     Section 8.03 Posting of Approved Electronic Communications.
     (a) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

     (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the date hereof, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (d) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     Section 8.04 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 8.05 Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent, the Joint Lead Arrangers and their Affiliates in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one firm of counsel to the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement of the Loan Documents after an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto). Notwithstanding anything to the contrary in the foregoing, the Borrower will not be obligated to pay any allocated costs of in-house counsel of the Administrative Agent, the Joint Lead Arrangers or any of their Affiliates.
     (b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, each Joint Lead Arranger, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel, but excluding allocated overhead cost of the Administrative Agent, the Joint Lead Arrangers and the Lender Parties and their Affiliates) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except in each case to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this clause (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the Administrative Agent, any Joint Lead Arranger, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.
     (c) (i) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of (A) a payment or Conversion pursuant to Section

2.06, Section 2.09(b)(i) or Section 2.10(d), (B) acceleration of the maturity of the Notes pursuant to Section 6.01 or (C) for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.08 as a result of a demand by the Borrower pursuant to Section 8.08(a), (ii) if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made or fails to continue an Advance for which notice of the same has been given, whether pursuant to Section 2.04, Section 2.06 or Section 6.01 or otherwise, or (iii) if the Borrower fails to fulfill the applicable conditions set forth in Article III on or before the date specified in any Notice of Borrowing for such Borrowing delivered pursuant to Section 2.02, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay or borrow, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance, all of which losses, costs and expenses shall be an amount equal to the excess, if any, of (X) the amount of interest that would have accrued on the principal amount of such Advance had such event not occurred at the Eurodollar Rate that would have been applicable to such Advance for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, continue or Convert, for the period that would have been the Interest Period for such Advance), over (Y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 8.05, and the basis therefor, shall be delivered to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.
     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.
     (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.10 and Section 2.12 and this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
     Section 8.06 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.
     Section 8.07 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
     Section 8.08 Assignments and Participations. (a) Any Lender may (and, in the case of a demand therefor by the Borrower pursuant to Section 2.17, shall) assign to one or more Eligible Assignees or an Affiliate of a Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that, if the assignment is demanded by the Borrower pursuant to Section 2.17, no Default shall have occurred and be continuing at the time of such demand and such assignment and the Borrower shall have given at least five Business Days’ notice of such demand to the applicable Lender and the Administrative Agent; and provided, further, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an assignee of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of $5,000,000 and 5% of the aggregate amount (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) of the Commitment being assigned, (iii) each such assignment shall be to an Eligible Assignee or an Affiliate of a Lender, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment (whether as a result of a demand by the Borrower pursuant to Section 2.17 or otherwise) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (provided that the Borrower shall have no liability for the payment of such fee except that, for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee).
     (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.10, Section 2.12 and Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).
     (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the General Partner, or any Loan Party or any of its Subsidiaries, or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.
     (d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Incremental Amendment and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Administrative Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if new Notes are requested by the applicable assignee and/or assignor, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
     (f) The Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

     (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by or on behalf of any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any Subsidiary Guarantor.
     (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information (as defined in Section 8.11) received by it from such Lender Party in accordance with Section 8.11.
     (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) to secure obligations of such Lender Party, including without limitation any pledge or assignment in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such pledge or assignment shall release a Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.
     Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
     Section 8.10 No Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower or any of its Subsidiaries that the Borrower proves were caused by (i) the Issuing Bank’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     Section 8.11 Confidentiality. Each of the Administrative Agent and the Lender Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Lender Party or any of their respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.11 to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.11 or (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this Section 8.11, “Information” means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries, provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 8.12 Treatment of Information.
     (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Obligors or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.
     (b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.11) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side

Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 8.12 shall modify or limit a Lender Party’s obligations under Section 8.11 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
     (c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
     (d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. Neither the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, or be liable for the failure to so disclose or use such Restricting Information.
     (e) The provisions of the foregoing clauses of this Section 8.12 are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent or any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

     Section 8.13 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York County, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding, to the extent permitted by law, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 8.14 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8.15 MLP and Subsidiary Guarantors as Limited Parties; Non-Recourse to the General Partner and Associated Persons. The MLP and each Subsidiary Guarantor is executing this Agreement for the limited purpose of making the representations and warranties contained herein and for acknowledging and agreeing to the covenants contained herein. This limitation shall not limit such party’s obligations under any of the Security Documents. The Administrative Agent and each Lender Party agrees, on behalf of itself and its successors, assigns and legal representatives, that neither the General Partner, nor any Person (other than the Loan Parties) which is a partner, shareholder, member, owner, officer, director, supervisor, trustee or other principal (collectively, “Associated Persons”) of the General Partner, or any of their respective successors or assigns, shall have any personal liability for the payment or performance of any of the Loan Parties’ obligations hereunder or under any of the Notes and no monetary or other judgment shall be sought or enforced against the General Partner or any of such Associated Persons or any of their respective successors or assigns. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender Party shall be deemed barred by this Section 8.15 from asserting any claim against any Person based upon an allegation of fraud or misrepresentation.
     Section 8.16 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     Section 8.17 Survival. All covenants, agreements, representations and warranties made by any Loan Party and each of its Subsidiaries herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.10, Section 2.12, Article VII, Section 8.05, Section 8.13, Section 8.14 and Section 8.19 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 8.18 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof, and any other agreement, statement, understanding, representation or warranty, whether oral or written, made or entered into prior to the date hereof with respect to the subject matter hereof (other than the Fee Letter and any Letter of Credit Agreement in respect of a Letter of Credit issued prior to the date hereof that remains outstanding, all of which shall survive in full force and effect the execution and delivery hereof) is superseded by this Agreement and the other Loan Documents.
     Section 8.19 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[Signature Page to Follow]

[SIGNATURE PAGES TO COME]

Annex A
Required Consents

Lessor	Lease Date	Mine	Document Needed	Document Obtained
Terry Adkins	12-2-05	Jessup	Notice of Assignment

Hilltop Haven, Inc.	5-30-01	Jessup	Notice of Assignment

Anna Loraine Cundiff	6-7-06	Winn	Consent to Assignment and Transfer

Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust, Talmage G. Rogers, Jr., Jean M. Rogers, James L. Rogers III, Testamentary Trustee Under the Will of James L. Rogers, Jr., James L. Rogers, III, Mary M. Rogers, and Sue Rogers Johnson
	9-30-09	Rose France	Consent to Assignment, Mortgage, and Transfer of Control

Tom Eubanks and Jeff Eubanks	5-31-07	KO	Notice of Assignment

Talmage G. Rogers, Jr., Jean M. Rogers, James L. Rogers, III, Testamentary Trustee Under the Will of James L. Rogers, Jr., and Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust
	9-23-09	Rose France	Consent to Assignment and Mortgage

Martha Rogers Haas, Trustee of the Martha Rogers Haas 1996 Revocable Trust, Talmage G. Rogers, Jr., Jean M. Rogers, and James L. Rogers, III, Testamentary Trustee Under the Will of James L. Rogers, Jr.
	7-17-06	Vaught	Consent to Assignment, Mortgage, and Transfer of Control

John K. Vaught and Lisa Michelle Vaught	11-4-08	Vaught	Consent to Assignment, Mortgage, and Transfer of Control

Holmes Limestone Company	2-1-03	Various	Consent to Assignment

Holmes Limestone Company	6-22-05	Tusky	Consent to Assignment

Oxford Mining Company LLC	4-1-09	Tusky	Consent to Assignment

Florence Krulock, David G. Krulock, and Daniel J. Krulock, Trustees of the Krulock General Power of Appointment Trust	6-7-02		Consent to Assignment

Annex A – Page 1

Lessor	Lease Date	Mine	Document Needed	Document Obtained?
Krulock Coal Company	6-7-02		Consent to Assignment

Capstone Holding Company	12-20-02		Consent to Assignment

Joseph J. Fister and Theresa Fister	6-11-07		Consent to Assignment

Lewis G. Stratton and Wanda F. Stratton	1-22-02		Consent to Assignment

John P. Dagrava and Margaret A. Williams, Trustees for the Dagrava Family Revocable Living Trust	3-10-08		Consent to Assignment

Robert D. Wilson	8-12-08		Consent to Assignment

2

Oxford Mining Company, LLC
(as Borrower)
Schedules to Credit Agreement

Schedule I
Lending Office and
Commitment Information

	Revolving Credit	Term Loan	Letter of Credit	Swing Line	Domestic Lending
Name of Initial Lender	Commitment	Commitment	Commitment	Commitment	Office	Eurodollar Lending Office
Citibank, N.A.	$10,500,000.00	$10,500,000.00	$1,826,086.96	$684,782.61	399 Park Avenue New York, NY 10043	399 Park Avenue New York, NY 10043

Barclays Bank PLC	$19,500,000.00	$1,500,000.00	$3,391,304.35	$1,271,739.13	745 7th Avenue New York, NY 10019	745 7th Avenue New York, NY 10019

Huntington National Bank	$13,800,000.00	$7,200,000.00	$2,400,000.00	$900,000.00	41 South High Street Columbus, OH 43215	41 South High Street Columbus, OH 43215

Fifth Third Bank	$13,800,000.00	$7,200,000.00	$2,400,000.00	$900,000.00	38 Fountain Square Plaza MD 10AT63 Cincinnati, OH 45263	38 Fountain Square Plaza MD 10AT63 Cincinnati, OH 45263

Comerica Bank	$13,800,000.00	$7,200,000.00	$2,400,000.00	$900,000.00	2 Embarcadero Ctr #300 San Francisco, CA 94111	2 Embarcadero Ctr #300 San Francisco, CA 94111

Caterpillar Financial Services Corporation	$9,428,571.43	$8,571,428.57	$1,639,751.55	$614,906.83	2120 West End Avenue Nashville, TN 37203	2120 West End Avenue Nashville, TN 37203

Société Générale	$8,542,857.14	$4,457,142.86	$1,485,714.29	$557,142.86	1221 Avenue of the Americas New York, NY 10020	1221 Avenue of the Americas New York, NY 10020

Credit Suisse AG, Cayman Islands Branch	$8,542,857.14	$4,457,142.86	$1,485,714.29	$557,142.86	Eleven Madison Avenue New York, NY 10010	Eleven Madison Avenue New York, NY 10010

Wells Fargo Bank, N.A.	$8,542,857.14	$4,457,142.86	$1,485,714.29	$557,142.86	201 S. Jefferson St. Roanoke, VA 24011	201 S. Jefferson St. Roanoke, VA 24011

Raymond James Bank, FSB	$8,542,857.14	$4,457,142.86	$1,485,714.29	$557,142.86	710 Carillon Parkway St. Petersburg, FL 33716	710 Carillon Parkway St. Petersburg, FL 33716

Total	$115,000,000	$60,000,000	$20,000,000	$7,500,000

Schedule II
Subsidiary Guarantors

Subsidiary Guarantors
1.	Oxford Mining Company — Kentucky, LLC

2.	Daron Coal Company, LLC

Schedule 2.03(f)
Existing Letters of Credit

Oxford Mining Company, LLC Letters of Credit

Issuing Bank	Beneficiary	Amount	Effective Date	Letter of Credit
Fifth Third Bank	RLI Insurance	$75,000	8/25/2008

Fifth Third Bank	Argonaut Insurance Co.	2,500,000	9/30/2009	S409447

Fifth Third Bank	Travelers Casualty	3,750,000	11/3/2009	S409532
	and Surety Company
	of America

Fifth Third Bank	Republic Bank, Inc.*	1,320,000	11/3/2009	S409506

Fifth Third Bank	Argonaut Insurance Co.	600,000	3/12/2010	S500148

	Total	$8,245,000

*	With equipment leases being bought-out at closing, this letter of credit will not need to be renewed.

Schedule 4.01(a)
Capital Stock of Oxford Mining
Company, LLC

	Number of Units	Percentage of
Owner	Owned	Outstanding Units
Oxford Resource Partners, LP	100	100%
Total Outstanding Units	100	100%

Schedule 4.01(b)
Loan Party Subsidiaries

Oxford Resource Partners, LP Subsidiaries

	Number of	Number of	Percentage of
	Authorized	Outstanding	Units/Shares Owned
Loan Party Subsidiary	Units/Shares	Units/Shares	by Loan Party
Oxford Mining Company, LLC	100	100	100%
Oxford Mining Company, LLC Subsidiaries

	Number of	Number of	Percentage of
	Authorized	Outstanding	Units/Shares Owned
Loan Party Subsidiary	Units/Shares	Units/Shares	by Loan Party
Oxford Mining Company — Kentucky, LLC	100	100	100%

Daron Coal Company, LLC	100	100	100%

Harrison Resources, LLC	*	*	51%
NOTE: There are no outstanding options, warrants, rights of conversion or purchase or other similar rights for any of the above-listed subsidiaries.

*	A member’s interest in Harrison Resources, LLC is not represented by units or shares; and instead is represented simply by the member’s percentage membership interest as reflected in the Harrison Resources, LLC Operating Agreement.

Schedule 4.01(d)
Authorization, Approval, Action,
Notice and Filing Requirements

The notices and consents set forth on Schedule 5.01(p)

Schedule 4.01(f)
Litigation

None.

Schedule 4.01(n)
Plans and Multiemployer Plans

Employee Benefit Plans
1.	Oxford Retirement Plan

2.	Oxford Resource Partners, LP Long-Term Incentive Plan

3.	Oxford Mining Employee Group Benefit Plan (providing medical, dental, vision, life and short-term disability benefits for employees and their eligible dependents)

4.	Oxford Mining Company, LLC Premium Only Plan (Cafeteria Plan)

Schedule 4.01(o)
Environmental Matters

Part I
     None.
Part II
1. Fuel Storage Tanks (Ohio).

		Off Road	On Road	Gas Tank
Location	Capacity	Tank No.	Tank No.	No.
Adamsville	8000	0144
	2000		3201
	250			3202
	10000	7333
	2000	Tr. 9788
Barb Tipple	20000		BT-4105
	20000		BT-4106
	3000	4102
	400		4103
	10000	7382
	400			7920
	1000	J Brown
	2000	0083
Beagle Club	9000	7301
	500		7304
	250			7303
	3000	Tk. 9815
Bellaire Dock	10000	4101
	10000		BD-8001
	150			8003
Boswell	10000	262
	10000	363
	15000	376
	3000		7458
	500			8201
	2000	Tk. 9796
Chumney	10000	7395
	12000	3401
	1000	Tk. 9812
	1000		3403
	500			3404
Co. Rd. 7	300	6001

		Off Road	On Road	Gas Tank
Location	Capacity	Tank No.	Tank No.	No.
Co. Rd. 29	10000	2356
	10000	7331
	2000	303
	1500	Tr. 9759
Daron	10000	16
	22000		25
	22000	26
	22000	27
	22000	28
	22000	29
	1000		24
	10000	17
	10000	7395
	3000	Tr. 9722
Flushing	8000	7502
	10000	297
	2000	Tr. 9772
Hall’s Knob	10000	400
	2000	Tr. 9840
Lafferty	10000	7302
	1000		8901 (Scottie)
Lisbon	8000	3402
Long Sears	10000	375
	10000	7364
	2000	Tr. 9766
New Lex	50000	1007
	20000	1005
	20000	1006
	3000	Tr. 9709
	2000	Tr. 9758
	500		1001
	500			1002
Plainfield	10000	0031
	20000	7332
	3000	Tr. 9827
	1000		7334
	500			7335
Reynolds	2000	Tr. 9710
Sexton	20000	8702
	30000	9724
	3000	Tr. 9825
	3000	Tr. 9843

Location	Capacity	Off Road Tank No.	On Road Tank No.	Gas Tank No.
Stillwater	10000	00227
	300		00230
	2000	0233
	2000	00258
	10000	00259
	2000	Tr. 9798
	Drum			Drum
Stonecreek	2000	0271
	20000	284
	12000	285
	20000	286
	20000	287
	20000	288
	20000	289
	2000	Tr. 9822
	2000		2502
	275			2503
Strasburg	8600	524
	10000	4201
	2000		4202
	1000			4203
Train Load Out	10000	5202
Train Unload	1000	7101
Warehouse	2000		6101
Wheeling V	2000		7701
Wheeling V	10000	7702
	15000	7383
	2000	Tr. 9797
	500			7703
2.	Fuel Storage Tanks (Kentucky)

Location	Capacity	Tank No.
Briar Hill	5000	T-101
	8020	T-102
	6000	T-103
	6909	T-104
	10000	T-105
	7500	T-106
	4400	T-201
	10000	T-107
	10000	T-108

Location	Capacity	Tank No.
Jessup	10000	T-110
	8130	T-203
KO	12126	T-111
	12855	T-119
	4400	T-204
R&L Winn North	11650	T-112
	3000	T-113
Island Dock	1128	T-115
	8685	T-116
	7150	T-202
3.	Oil Storage Tanks (Ohio)

Location	Capacity	Contents
Adamsville	2000	15/40
	2000	10 wt
	1000	C-4 TO4-30
	550	C-4 TO4-60
	8000	Waste Oil
Barb Tipple	275	Engine Oil
	275	Hydraulic Oil
	275	Transmission Oil
	275	Antifreeze
	275	90 wt
	1000	Waste Oil
	10000	Dust Bond (#7365)
Beagle Club	1500	C-4 TO4-10
	1000	C-4 TO4-30
	1000	15/40
	500	60 wt
	500	Antifreeze
	550	Waste Oil
Boswell	2000	15/40
	8000	10 wt
	2000	C-4 TO4-30
	2000	60 wt
	8000	Antifreeze
	10000	Waste Oil
CR 29	2000	15/40
	2000	10 wt
	1000	30 wt
	550	60 wt
	550	Antifreeze

Location	Capacity	Contents
Chumney	2000	10 wt
	2000	15/40
	1000	30 wt
	550	60 wt
	550	Antifreeze
	2 Totes	Waste Oil
Daron	2000	10 wt
	2000	15/40
	4000	30 & 60 wt (3 way split)
	5 Totes	Antifreeze
	3000	Waste Oil
Daron West	1500	30 & 60 wt, 15/40 (3 way split)
	500	60 wt
	500	Antifreeze
	4 Totes	Waste Oil
Dock	4 Totes	(250 Gallon)
	2 Totes	Waste Oil
Flushing	1000	15/40
	1000	10 wt
	550	60 wt
	550	30 wt
	300	Antifreeze
New Lex	10000	10 & 30 wt, 15/40, empty (2500) (4 way split)
	2 Totes	50 wt
	2 Totes	80/9 wt
	1 Tote	68 wt
	3 Totes	Antifreeze
Plainfield	1000	15/40
	1000	10 wt
	1000	30 wt
	500	60 wt
	500	Antifreeze
	1000	Waste Oil
Sexton	1000	15/40
	2 x1000	10 wt
	1000	#46 Hydraulic Oil
	550	60 wt
	550	30 wt
	550	Antifreeze
	1500	Waste Oil
Stillwater	4000	15/40
	4000	10 wt
	1000	30 wt
	1000	60 wt
	1000	Waste Oil

Location	Capacity	Contents
Stonecreek	1000	10 wt
	1000	15/40
	1000	30 wt
	550	Antifreeze
	550	60 wt
	2 x 300	Waste Oil
Strasburg	3 x 280	Oil
	280	Waste Oil
	278 (Steel)	Used Fuel Oil
Wheeling Valley	1000	15/40
	1000	30 wt
	1000	60 wt
	2000	10 wt
	500	Antifreeze
	2000	Waste Oil

*	Highlighted entries owned by Randy Moore, not Oxford Mining Company, LLC
4.	Oil Storage Tanks (Kentucky)

Location	Capacity	Contents
Island Dock	300	Fleet 15W-40
	2 x 300	Megaflow AW46
	300	UGL 85W-140
	300	Fleet Charge Antifreeze
Schoate	4000	PowerDrive 30
	2 x 275	UGL 80W-90
	3000	Megaflow AW46
	2 x 1000	Fleet 15W-40
	4000	Fleet 10W
	1000	PowerDrive 50
	1100	Ecoterra HVI 46
	1100	Fleet Charge Antifreeze
	275	MegaPlex XD5 grease bin
	1400	Fleet 10W
	1400	Fleet 15W-40
	900	PowerDrive 30
	900	PowerDrive 50
	900	Fleet 10W
	550	Fleet Charge Antifreeze
	275	MegaPlex XD5 grease bin
KO Mine	1100	Fleet 10W

Location	Capacity	Contents
	1100	Fleet 15W-40
	550	PowerDrive 30
	550	PowerDrive 50
	550	Fleet Charge Antifreeze
	550	Megaflow AW46
	1100	Waste Oil
Jessup	1100	Fleet 10W
	1100	Fleet 15W-40
	550	PowerDrive 30
	550	PowerDrive 50
	550	Fleet Charge Antifreeze
	550	Megaflow AW46

*	Highlighted entries owned by Home Oil rather than Oxford Mining Company — Kentucky, LLC
Part III
     None.

Schedule 4.01(p)
Open Year Tax Returns

Loan Party/Subsidiary/
Tax Affiliate	Tax Year
Oxford Mining Company*	2006
1/1-8/23 2007

8/24-12/31 2007
Oxford Resource Partners, LP	2008
2009

2007
Oxford Resources GP, LLC	2008
2009

2007
Harrison Resources, LLC	2008
2009

*	Predecessor of Oxford Mining Company, LLC

Schedule 4.01(s)
Real Property

I. Oxford Mining Company, LLC Owned (Fee Simple and Fee Mineral) and Leased Real Property

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Athens	OH	Fluharty	Lease	05/04/2006	OR 426 — 272	A-1	D01-00100222-00 D01-00100238-00

Athens	OH	Stevens	Lease	05/04/2006	OR 417 — 2498	A-2	D01-00100230-00

Athens	OH	Stevens-Hook	Lease	05/04/2006	OR 426 — 264	A-3	D01-00100219-00 D01-00100220-00 D01-00100221-00 D01-00100239-00 D01-99900007-00 D01-99900008-00 D01-99900009-00 D01-99900025-00 D01-99900026-00
D01-99900027-00

Athens	OH	Cameron	Lease	07/14/2008	OR 429 — 217	A-4	D01-00100203-00 D01-00100202-00

Athens	OH	Brake	Lease	07/09/200	OR 429 — 221	A-5	D01-00100226-00 D01-00100224-00

Athens	OH	Russell	Lease	07/10/2008	OR 429 — 211	A-6	D01-00100237-00 D01-00100236-00 D01-00100217-00

Athens	OH	Lucas and Williams	Lease Assignment	11/19/2008 05/08/2009	OR 430 — 1901 OR 441 — 1997	A-7	D01-00100204-00

Belmont	OH	K&S Shugert	Deed	12/10/2009	OR 211 — 819	B-1	39-01481.000
39-01482.000

Belmont	OH	Robt. Shugert	Deed	12/10/2009	OR 211 — 815	B-2	39-01483.000
39-01484.000

Belmont	OH	North American Coal	Deed	04/06/2006	OR 57 — 151	B-3	41-01039.000
		Royalty					41-01040.000

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Jan Kenan et al	Deed	06/30/2003	DV 797 — 779	B-4	39-00680.000
		(Timmons)	Aff Surveyor		D.V. 797 — 789		39-00679.000

Belmont	OH	CSX Transporation	Deed	05/22/2003	DV 788 — 792	B-5	39-90010.002

Belmont	OH	Consolidation Coal	Deed (15.02 ac)	07/30/2002	OR 779 — 862	B-6	05-00477.000

Belmont	OH	Consolidation Coal	Deed	03/17/2003	OR 786 — 448	B-7	None (see document)

Belmont	OH	Consolidation Coal	Deed	07/30/2002	DV 779 — 868	B-8	41-00444.000
			Aff Surveyor		DV 785 — 823		41-00445.000
41-00446.000
41-00436.000
41-00431.000
41-00430.000
41-00883.000
41-00881.000
05-00714.000

Belmont	OH	Ohio River	Deed	03/06/2002	DV 776 — 55	B-9	39-00543.000
		Collieries					39-00544.000
39-00545.000
39-00546.000
39-00547.000
39-00548.000
39-00549.000
39-00829.000
39-00830.000

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Consolidation Coal	Deed	12/17/2002	OR 785 — 829	B-10	41-00881.004

Belmont	OH	Cravat Coal	Deed	04/16/2007	OR 105 — 616	B-11	50-00546.000
		(Whlg Valley)					50-00546.003
50-00584.000
50-00549.002

Belmont	OH	Harrison Leasing	Deed	04/16/2007	OR 105 — 630	B-12	(see document)

Belmont	OH	R&F Coal	Deed	12/23/1998	DV 744 — 258	B-13	Multiple (see document)

Belmont	OH	Fleishman	Deed	07/30/2008	OR 158 — 289	B-14	09-00338.000
39-00382.000

Belmont	OH	Consolidation Coal County Road 29	Deed	03/31/2009	OR 191 — 936	B-15	05-00611.000

Belmont	OH	Taylor	Deed	09/28/2000	DV 761 — 462	B-16	41-00837.001

Belmont	OH	Jeffco Resources	Deed	12/21/2000	DV 763 — 572	B-17	41-00563.000
41-00460.000
41-00465.001

Belmont	OH	Seaway Coal	Deed	03/03/2003	DV 786 — 373	B-18	(see document)

Belmont	OH	Capstone	Deed	03/07/2003	DV 285 — 840	B-19	(see document)

Belmont	OH	Capstone	Lease	06/19/2001	LV 111 — 264	B-20	(see document)
				—	LV 111 — 477

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Capstone	Sublease	06/19/2001	LV 111 — 254	B-21	(see document)
				—	LV 111 — 482

Belmont	OH	Capstone	Lease	06/20/2000	LV 110 — 863	B-22	(see document)

Belmont	OH	Krulock et al	Lease	06/07/2002	LV 112 — 570	B-23	50-00541.000
		Cravat	Assignment	—	OR 105 — 391		50-00634.000

Belmont	OH	Mularcik	Lease	10/07/2005	OR 39 — 797	B-24	50-00549.000
		Cravat	Assignment	—	OR 105 — 391		50-00549.001

Belmont	OH	Antolak	Lease	04/29/2005	LV 112 — 413	B-25	32-01377.000
		Cravat	Assignment	—	OR 105 — 391

Belmont	OH	Mel-Tina Ltd	Lease	05/05/2004	LV 112 — 428	B-26	50-00521.000
		Cravat	Assignment	—	OR 105 — 391

Belmont	OH	Porterfield	Lease	08/28/2002	LV 112 — 79	B-27	32-001600.000
		Cravat	Assignment	—	OR 105 — 391		32-01408.000

Belmont	OH	Zaccagnini et al	Lease	08/28/2002	LV 112 — 13	B-28	32-01716.000
		Cravat	Assignment	—	OR 105 — 391		32-01719.000
32-01774.000
32-01775.000

Belmont	OH	Shugert	Lease	09/12/2002	LV 112 — 24	B-29	(pt) 39-00710.000
		Cravat	Assignment	—	OR 105 — 391		12-00208.000
12-00201.002

Belmont	OH	Fleischman	Lease	04/28/2004	LV 112 — 418	B-30	09-00338.000
		Cravat	Assignment	—	OR 105 — 391		39-00382.000

Belmont	OH	Fulkerson	Lease	12/03/2001	LV 111 — 586	B-31	(see document)
		Cravat	Assignment	—	OR 105 — 391
			Addendum		OR 183 — 212

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Adkins	Lease	12/03/2001	LV 111 — 590	B-32	(see document)
		Cravat	Assignment	—	OR 105 — 391
			Addendum		OR 183 — 210

Belmont	OH	Stratton	Lease	01/22/2002	LV 111 — 422	B-33	(see document)
			Addendum	—	OV 112 — 399
			Part Release		OR 112 — 440
			Addendum		OR 191 — 282

Belmont	OH	Shutway	Lease	02/26/2005	LV 113 — 219	B-34	(see document)

Belmont	OH	Ohio River Collieries	Lease	03/05/2002	LV 111 — 465	B-35	39-00545.000

Belmont	OH	Valley Mining	Lease	12/01/2000	LV 111 — 37	B-36	(see document)

Belmont	OH	Alice Reilly	Lease	01/31/2001	LV 111 — 125	B-37	(see document)

Belmont	OH	Buckeye Management	Lease	06/16/2007	OR 105 — 395	B-38	09-01400.000
		(Speidel)					09-01401.000
09-01399.000

Belmont	OH	Consolidation Coal	Lease	11/14/1952	LV 73 — 306	B-39	(see document)
			Assignment	12/17/2000	LV 112 — 87

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Welch	Lease	08/31/2004	LV 112 — 543	B-40	39-00383.003
		Cravat	Assignment	—	OR 105 — 391		09-00312.000

Belmont	OH	Smail	Lease	07/06/2005	OR 12 — 854	B-41	39-00493.000
39-01405.000

Belmont	OH	Capstone	Lease	01/17/2002	LV 111 — 448	B-42	09-00626.000
		Cravat	Addendum	—	OR 87 — 371		09-00634.000
		(Badgertown)	Assignment	—	OR 105 — 391		09-00635.000

Belmont	OH	Matusek	Lease	03/29/2007	LV 101 — 963	B-43	50-00545.000
		Cravat	Assignment	—	OR 105 — 391		50-00550.001
			Addendum		OR 183 — 207

Belmont	OH	Thompson	Lease	11/07/1978	LV 93 — 333	B-44	(see document)
		Seaway	Assignment	—	LV 110 — 189

Belmont	OH	Jefferson Beagle	Lease	10/01/2002	LV 112 — 30	B-45	32-01244.000
		Club	Assignment	—	OR 105 — 391		32-01718.000
		Cravat					32-01716.000
32-01719.000
32-01717.000
32-01243.000

Belmont	OH	Miller	Lease	07/30/2007	OR 117 — 598	B-46	39-00549.001
39-00572.000

Belmont	OH	Henderson	Lease	09/23/05	OR 39 — 786	B-47	50-01178.000
		Cravat	Assignment	—	OR 105 — 391

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Krulock Coal	Lease	06/07/02	LV 111 — 703	B-48	50-00633.000
		Cravat	Assignment		OR 105 — 391		41-00256.004
50-00622.000
50-00624.000
50-00623.000
50-00643.000
50-00644.000
50-00645.000

Belmont	OH	Bedway Land and	Lease	01/25/03	LV 112 — 258	B-49	32-01242.000
		Minerals					32-10914.000

Belmont	OH	Capstone	Master Lease &	12/02/02	LV 113 — 252	B-50	(see document)
			Sublease	—	LV 113 — 195

Belmont	OH	Seaway	Lease	05/01/1971	LV 86 — 477	B-51	(see document)
		Consol	Assignment	—	LV 112 — 114

Belmont	OH	Capstone	Lease	01/01/05	LV 113 — 283	B-52	(see document)

Belmont	OH	Ohio River	Lease	03/24/06	OR 49 — 922	B-53	32-01481.000
		Collieries					39-00522.000
51-00192.000

Belmont	OH	Fitch	Lease	11/05/2007	OR 130 — 282	B-54	41-00243.000

Belmont	OH	Dagrava	Lease	03/10/2008	OR 144 — 314	B-55	32-01761.000

Belmont	OH	Pollock	Lease	05/12/2008	OR 151 — 881	B-56	39-00599.000

Belmont	OH	Robt Shugert	Lease	01/19/2009	OR 176 — 400	B-57	39-00710.000

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Mauersberger	Lease	11/26/2008	OR 174 — 477	B-58	39-00466.000
39-00668.000
39-00641.000
39-00161.000 39-00640.000 39-00640.002 39-00642.000

Belmont	OH	Consolidation Coal	Lease	03/31/2009	L/V 90 — 416	B-59	05-00611.000
		County Road 29	Lease		LV 106 — 218
			Addendum		OR 187 — 863
			Assignment		OR 191 — 830

Belmont	OH	Robt. Shugert	Lease	04/27/2009	OR 191 — 287	B-60	39-00710.000
39-00709.000
39-00708.000

Belmont	OH	K&S Shugert	Lease	03/04/2009	OR 183 — 214	B-61	39-00414.000
39-00633.000
39-00384.000
39-00384.001
39-00384.002
39-00416.000
39-00636.000

Belmont	OH	Jeffco Resources	Lease	09/29/2000	OR 192 — 231	B-62	41-00498.000
		(Barnesville					41-01613.000
Hospital)

Tax Parcel Number(s)
			Type of			Exhibit	(not certified – see
County	State	Name	Acquisition	Document Date	Recording Data	Attachment	document & tax records)
Belmont	OH	Capstone	Lease	12/23/2009	OR 215 — 154	B-63	41-00762.000
		(Schooley Hollow)					41-00761.000
41-00780.000 41-00782.000 41-00783.000 41-00791.000 41-00788.000 41-00792.000
41-00785.000
41-00786.000 41-00789.000 41-00787.000

Belmont	OH	Ohio Power	Lease	01/06/2010	OR 224 — 895	B-64	29-90037.000
(Bellaire Dock)

Belmont	OH	Brier Ridge	Lease	10/04/2004	LV 112 — 559	B-65	09-00488.000
		(Cravat)	Assignment	04/16/2007	OR 103 — 562		41-01468.000
			Assignment	05/12/2008	OR 154 — 607

Belmont	OH	Green-Crawf	Lease	09/22/2004	LV 112 — 549	B-66	09-00353.000
		(Cravat)	Assignment	04/16/2007	OR 103 — 562		09-01235.000
			Assignment	05/12/2008	OR 154 — 607		09-01311.000
09-00356.000

Belmont	OH	Robt Shepherd	Lease	09/23/2004	LV 112 — 565	B-67	09-00387.000
		(Cravat)	Assignment	04/16/2007	OR 103 — 562		09-00653.000
			Assignment	05/12/2008	OR 154 — 607		09-00654.000

Belmont	OH	Buckeye Management	Deed	05/08/2008	OR 152 — 323	B-68	09-01400.000
		(Speidel)					09-01401.000
09-01399.000

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Belmont	OH	Capstone	Lease	03/31/2009	OR 229 — 519	B-69	05-00591.000
		(Gasline)					05-00593.000
05-00592.000
05-00591.000
51-00185.000
51-00184.000
51-00183.000
51-00182.000

Belmont	OH	Capstone	Lease	05/21/2010	OR 230 — 175	B-70	41-01468.000
		(Speidel)					09-00488.000
09-00643.000

Belmont	OH	Capstone	Lease	01/01/2010	OR 229 — 488	B-71	29-03499.000
		(Bellaire Dock)					29-03500.000
29-03634.000
29-03635.000
29-03661.000
29-03662.000
29-03863.000
29-03922.000

Belmont	OH	Capstone	Lease	01/01/2010	LV 106 — 290	B-72	(see document)
		(Swierkos)	Sublease		OR 229 — 516

Carroll	OH	The Conservation	Lease	10/06/2004	OR 12 — 119	C-1	(see document)
		Fund	Assignment	04/16/2007	OR 38 — 1266

Carroll	OH	Wm. Wright	Lease	05/25/2001	LV 84 — 874	C-2	33-01252.000
			Assignment	12/10/2005	OR 37 — 2032
			Assignment	04/16/2007	OR 38 — 1269

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Carroll	OH	Dobrijevic	Lease	12/16/2001	LV 84 — 872	C-3	17-00005.000
			Assignment	12/10/2005	OR 37 — 2032
			Assignment	04/16/2007	OR 38 — 1269

Carroll	OH	Dan Wright	Lease	12/13/2001	LV 84 — 870	C-4	33-01248.000
			Assignment	12/10/2005	OR 37 — 2032		33-01247.000
			Assignment	04/16/2007	OR 38 — 1269

Carroll	OH	The Conservation	Lease	03/03/2005	OR 17 — 1714	C-5	33-01252.000
		Fund (Cravat)	Assignment	04/16/2007	OR 38 — 260		33-01248.000
			Assignment	05/12/2008	OR 46 — 2036		33-01247.000
17-00124.000
17-00125.000
17-00129.000
17-00130.000

Carroll	OH	Yockel	Lease	02/21/2005	OR 17 — 1704	C-6	17-00279.001
		(Cravat)	Assignment	04/16/2007	OR 38 — 260		17-00279.002
			Assignment	05/12/2008	OR 46 — 2036		17-00279.000
17-00279.007

Carroll	OH	Holmes Woodland	Lease	03/02/2005	OR 17 — 1710	C-7	17-00579.000
		(Cravat)	Assignment	04/16/2007	OR 38 — 260
			Assignment	05/12/2008	OR 46 — 2036

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Columbiana	OH	Ferris Coal	Deed		OR 1477 — 197	D-1	(see document)
(Sheriff)

Columbiana	OH	County Auditor	Deed	11/30/2006	OR 1518 — 567	D-2	67-00030.000
(Ferris Coal)

Columbiana	OH	County Auditor	Deed	11/30/2006	OR 1518 — 573	D-3	40-00796.000
(Ferris Coal)

Columbiana	OH	County Auditor	Deed	11/30/2006	OR 1518 — 571	D-4	40-00799.000
(Ferris Coal)

Columbiana	OH	Baker	Deed	11/18/2004	OR 1329 — 149	D-5	12-01654.000

Columbiana	OH	Frantz/Perrino	Deed	01/11/2008	OR 1606 — 443	D-6	12-01653.001

Columbiana	OH	Lois Rawson	Deed	06/15/2007	OR 1596 — 262	D-7	40-00612.000
13-00190.000

Columbiana	OH	Petersburg	Deed	01/27/2006	OR 1464 — 614	D-8	13-00151.000
40-00331.000
40-00378.001
40-00377.001

Columbiana	OH	CDDB Holdings	Deed	03/23/2010	OR 1727 — 528	D-9	12-00214.001
12-00214.002

Columbiana	OH	Robt Hunt et al	Deed		OR 7130 — 296	D-10	12-00760.000

Columbiana	OH	Lewis	Lease	09/19/2006	OR 1499 — 428	D-11	(see document)

Columbiana	OH	Stuba	Lease	11/17/2005	OR 1425 — 943	D-12	12-01831.000

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Columbiana	OH	Scyoc	Lease	08/01/2004	OR 1330 — 21	D-13	(see document)
			Assignment	—	OR 1436 — 792

Columbiana	OH	Williams	Lease	11/23/2004	OR 1333 — 168	D-14	(see document)

Columbiana	OH	Derenberger	Lease	04/30/2008	OR 1625 — 911	D-15	12-01469.000
12-01653.000

Columbiana	OH	Wells	Lease	09/08/2004	OR 1330 — 15	D-16	(see document)
			Assignment	—	OR 1436 — 794

Columbiana	OH	Ferris	Lease	05/28/1992	OR 328 — 153	D-17	12-00163.000
		Rawson	Amendment	05/14/2000	OR 795 — 511		12-01653.000
			Assignment	03/25/2004	OR 1275 — 645		12-00153.000
		Ferris Bankruptcy Trustee	Addendum	02/25/2010	OR 1722 — 882		12-01512.000
12-00210.000
12-00214.000
12-00757.000
12-00215.000
12-00017.000

Columbiana	OH	Westover	Lease	02/21/2002	OR 1258 — 727	D-18	(see document)
			Assignment	03/25/2004	OR 1275 — 645

Coshocton	OH	Rager	Deed	08/20/1997	OR 124 — 1075	E-1	043-00002630-00

Coshocton	OH	Rager	Deed	08/20/1997	OR 124 — 1077	E-2	043-00003755-00
043-00003756-00

Coshocton	OH	R&F Coal	Deed	12/23/1998	OR 151 — 701	E-3	038-00000324-00
039-00000067-01

Coshocton	OH	Myers	Deed	01/15/2001	OR 205 — 993	E-4	043-00003755-00
043-00003756-00

Coshocton	OH	Capstone	Master Lease &	12/02/2002	OR 373 — 24	E-5	Multiple
			Sublease				(see document)

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Coshocton	OH	Holmes Limestone	Lease	02/01/2003	OR 372 — 493	E-6	(see document)

Coshocton	OH	Fairview Land	Lease	12/03/1997	OR 133 — 368	E-7	(see document)
		Holmes Limestone	Assignment	06/09/2003	OR 324 — 653

Coshocton	OH	T&C Holdco	Lease	07/05/2007	OR 457 — 141	E-8	(see document)

Coshocton	OH	Columbus Southern	Lease	03/17/2007	OR 457 — 148	E-9	(see document)
Power

Guernsey	OH	Capstone	Master Lease &	12/02/2002	OR 425 — 810	F-1	(see document)
			Sublease	—	OR 425 — 831

Guernsey	OH	Holmes Limestone	Lease	02/01/2003	OR 425 — 381	F-2	(see document)

Guernsey	OH	Fairview Land	Lease	12/03/1997	OR 173 — 785	F-3	(see document)
		Holmes Limestone	Assignment	06/09/2003	OR 369 — 502

Guernsey	OH	Wilson	Lease	08/12/2008	OR 458 — 3023	F-4	23-0000117.000

Guernsey	OH	Capstone	Lease	12/23/2009	OR 469 — 29	F-5	28-0000235.000
(Schooley Hollow)

Guernsey	OH	Combs/Conway	Lease	05/22/2005	OR 436 — 8	F-6	23-0000006.000
			Addendum	11/26/2007	OR 453 — 1855
			Sublease	04/25/2006	OR 447 — 2381
			Assignment	04/16/2007	OR 448 — 117
			Assignment	05/12/2008	OR 457 — 113

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Guernsey	OH	Miller & Gingerich	Lease	11/09/2005	OR 436 — 2	F-7	23-0000417.000
		(Conway)	Addendum	04/21/2008	OR 456 — 423
			Sublease	04/25/2006	OR 447 — 2381
			Assignment	04/16/2007	OR 448 — 117
			Assignment	05/12/2008	OR 457 — 113

Guernsey	OH	Dan Doudna	Lease	04/15/2006	OR 439 — 223	F-8	23-0000218.000
		(Conway)	Addendum	05/26/2008	OR 457 — 802
			Sublease	04/25/2006	OR 447 — 2381
			Assignment	04/16/2007	OR 448 — 117
			Assignment	05/12/2008	OR 457 — 113

Guernsey	OH	Steve Doudna	Lease	12/29/2005	OR 436 — 19	F-9	23-0000418.000
		(Conway)	Addendum	05/21/2008	OR 456 — 3523		23-0000419.000
			Sublease	04/25/2006	OR 447 — 2381
			Assignment	04/16/2007	OR 448 — 117
			Assignment	05/12/2008	OR 457 — 113

Guernsey	OH	L. Hall	Lease	12/29/2005	OR 436 — 5	F-10	23-0000123.000
		(Conway)	Addendum	11/20/2007	OR 453 — 1307
			Sublease	04/25/2006	OR 447 — 2381
			Assignment	04/16/2007	OR 448 — 117
			Assignment	05/12/2008	OR 457 — 113

Guernsey	OH	V. Hall	Lease	12/29/2005	OR 436 — 12	F-11	23-0000382.001
		(Conway)	Addendum	11/28/2007	OR 453 — 1849		23-0000382.002
			Sublease	04/25/2006	OR 447 — 2381		23-0000382.000
			Assignment	04/16/2007	OR 448 — 117		23-0000140.001
			Assignment	05/12/2008	OR 457 — 113

Guernsey	OH	Donald & Joe Lucas	Lease	05/13/2010	OR 471 — 738	F-12	17-0000319
17-0000233
17-0000271

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Guernsey	OH	Carol & Donald Lucas	Lease	05/13/2010	OR 471 — 734	F-13	17-0000100

Harrison	OH	Cravat Coal	Deed	04/16/2007	OR 171 — 135	G-1	26-0000285.000
		(Whlg Valley)					26-0000014.000
26-1000001.333
25-0000119.000

Harrison	OH	R&F Coal	Deed	12/27/2999	OR 75 — 813	G-2	02-0000281.000

Harrison	OH	Consolidation Coal	Deed	05/30/2002	OR 127 — 39	G-3	04-0000022.000

Harrison	OH	Consolidation Coal	Deed	12/28/1999	OR 75 — 816	G-4	Multiple
(see document)

Harrison	OH	Consolidation Coal	Deed	12/20/2002	OR 134 — 157	G-5	02-0000098.000

Harrison	OH	Nelson Mast	Deed	05/29/2003	OR 139 — 228	G-6	04-0000004.000

Harrison	OH	Budzik	Deed	11/01/2001	OR 107-730	G-7	04-0000010.000

Harrison	OH	Consolidation Coal	Deed	07/30/2002	OR 121 — 426	G-8	04-0000406.000
04-0000412.000
04-0000407.000
04-0000168.000
04-0000170.000
04-0000172.000
04-0000167.000
04-0000171.000
04-0000166.000

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Harrison	OH	Cravat Coal	Deed	08/01/2008	OR 177 — 344	G-9	04-0000553.000
		(Cadiz Office)	Corrective Deed	08/189/2008	OR 177 — 1332		04-0000387.000

Harrison	OH	Consolidation Coal	Deed	03/31/2009	OR 180 — 317	G-10	02-0000366.001
(County Road 29)

Harrison	OH	Bruner Land	Deed	11/21/2003	OR 149 — 438	G-11	02-0000181.004
02-0000181.005

Harrison	OH	Buckeye Management	Deed	05/08/2008	OR 176 — 399	G-12	01-0000350.000
01-0000431.000
01-0000432.000
01-0000433.000

Harrison	OH	Capstone	Master Lease & Sublease	12/20/2002	OR 159 — 2121	G-13	(see document)

Harrison	OH	Capstone	Lease	05/07/1993	LV 77 — 386	G-14	(see document)
		(Bedway)	Addendum	08/16/1993	LV 77 — 553
			SubLease	06/19/2001	OR 104 — 673

Harrison	OH	Capstone	Lease	06/19/2001	OR 104 — 662	G-15	(see document)
			Addendum	03/15/2004	OR 176 — 1986

Harrison	OH	Liggett Enterprises	Lease	01/31/2001	OR 98 — 327	G-16	04-0000231.000
04-0000229.000

Harrison	OH	The Conservation Fund	Lease	06/27/2002	OR 128 — 788	G-17	(see document)
			Corrective	—	OR 157 — 1104
			Part. Assign	04/16/2007	OR 158 — 604
			Assignment		OR 171 — 393

Harrison	OH	Slater	Lease	02/09/2004	OR 152 — 890	G-18	(see document)

Harrison	OH	Love	Lease	08/13/2003	OR 146 — 881	G-19	02-0000268.000
04-0000234.000

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Harrison	OH	Dodds	Lease	05/31/2005	OR 161 — 1041	G-20	04-00630.000

Harrison	OH	Beer	Lease	05/13/2004	OR 155 — 1555	G-21	04-0000577.002

Harrison	OH	Cobb	Lease	12/28/2004	OR160 — 593	G-22	04-00261.001

Harrison	OH	Capstone	Lease	04/03/2003	OR 135 — 119	G-23	Unknown
(Polen)

Harrison	OH	Lopez	Lease	11/22/2004	OR 158 — 1036	G-24	04-00261.001

Harrison	OH	Capstone	Lease	11/16/2001	OR 111 — 37	G-25	04-0000010.000
(Budzik-Barricklow)

Harrison	OH	Bowers	Lease	02/17/2005	OR 159 — 2384	G-26	26-0000010.000
			Assignment	04/16/2007	OR 171 — 393

Harrison	OH	Bowers	Lease	02/17/2005	OR 159 — 2389	G-27	26-0000009.000
			Assignment	04/16/2007	OR 171 — 393

Harrison	OH	Barricklow	Lease	01/31/2001	OR 98 — 331	G-28	04-0000010.000
(Budzik-Barricklow)

Harrison	OH	Consolidation Coal	Lease	—	LV 34 — 115	G-29	(see document)
			(Ruckstuhl) Part. Release	—	LV 35 — 162
			Part. Release		OR 158-1031
			Lease	—	OR 160 — 599
			(Haverfield)		LV 34 — 171
			Lease	07/30/2002	LV 35 — 191
			(MacDowell)		LV 33-561
			Assignment		LV 35 — 203
OR 121 — 131

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Harrison	OH	R&F Coal	Lease	11/16/1998	OR 61 — 443	G-30	Multiple
		Daron	Addendum	—	OR 84 — 18		(see documents)
			Addendum	—	OR 110 — 105

Harrison	OH	Twin Minerals	Lease	01/01/1999	OR 84 — 26	G-31	Multiple
		Daron	Addendum	—	OR 84 — 38		(see document)
			Addendum	—	OR 172 — 2240

Harrison	OH	LPT Management	Lease	05/27/2003	OR 173 — 2523	G-32	04-00012.001

Harrison	OH	Chambers Development	Lease	09/21/2001	OR 176 — 1970	G-33	(see document)

Harrison	OH	Consolidation Coal	Lease	03/31/2009	LV 58 — 237	G-34	02-0000261.000
		(County Road 29)	Assignment		OR 180 — 278

Harrison	OH	The Conservation	Lease	04/03/2009	OR 179 — 2596	G-35	22-0000219.000
Fund (Lewis)

Harrison	OH	Holmes Limestone	Lease	06/22/2005	OR 161—1284	G-36	Multiple
		PPG & KLM	Sublease	06/22/2005	OR 161 — 1291		(see document)
			Amendment	08/12/2008	OR 177 — 2343
			Amendment	08/12/2008	OR 177 — 2372
			Amendment	04/01/2009	OR 179 — 2091

Harrison	OH	Wm. Henderson	Lease	03/19/2010	OR 182 — 2925	G-37	04-0000557.000
04-0000197.000

Harrison	OH	The Conservation	Lease	03/03/2005	OR 160 — 1321	G-38	(see document)
		Fund (Cravat)	Assignment	04/16/2007	OR 170 — 2806
			Assignment	05/12/2008	OR 176 — 650

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Harrison	OH	Ionno & Miller	Lease	11/13/2001	OR 160 — 2144	G-39	(see document)
		(Stallion Farms)	Assignment	04/16/2007	OR 170 — 2806
		(Cravat)	Assignment	05/12/2008	OR 176 — 650
			Addendum	11/04/2008	OR 178 — 1319
			Addendum	02/16/2010	OR 182 — 1948

Harrison	OH	The Conservation	Lease	03/25/2004	OR 165 — 276	G-40	(see document)
		Fund (Cravat)	Assignment	04/16/2007	OR 170 — 2806
			Assignment	05/12/2008	OR 176 — 650

Harrison	OH	Brian Lewis	Lease	07/06/2002	OR 166 — 2843	G-41	17-0000109.016
		(Cravat)	Assignment	04/16/2007	OR 170 — 2806		22-0000038.000
			Assignment	05/12/2008	OR 176 — 650

Harrison	OH	Hochstetler	Lease	03/17/2006	OR 166 — 2824	G-42	Multiple
		(Cravat)	Assignment	04/16/2007	OR 170 — 2806		(see document)
			Assignment	05/12/2008	OR 176 — 650

Harrison	OH	Diebel	Lease	06/12/2006	OR 166 — 2847	G-43	30-0000803.000
		(Cravat)	Assignment	04/16/2007	OR 170 — 2806
			Assignment	05/12/2008	OR 176 — 650

Harrison	OH	Weppler	Lease	06/05/2006	OR 166 — 2821	G-44	30-0000294.000
		(Cravat)	Assignment	04/16/2007	OR 170 — 2806		30-0000295.000
			Assignment	05/12/2008	OR 176 — 650		30-0000293.000

Harrison	OH	Puskarich	Lease	04/03/2007	OR 170 — 2135	G-45	17-0000075.000
		(Cravat)	Assignment	04/16/2007	OR 170 — 2806		17-0000090.000
			Assignment	05/12/2008	OR 176 — 650		17-0000067.000
17-0000091.000

Harrison	OH	Capstone	Lease	03/31/2009	OR 183 — 1961	G-46	02-0000242.000
		(Gasline)					02-0000231.000

Tax Parcel
Number(s) (not
certified – see
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	document & tax records)
Harrison	OH	Capstone	Lease	03/01/2010	OR 183 — 1638	G-47	04-0000160.000
(Limestone)

Harrison	OH	Capstone	Lease	03/01/2010	OR 183 — 1643	G-48	04-0000160.000
(Coal Stockpile)

Harrison	OH	Liggett	Lease	04/26/2001	OR 97 — 865	G-49	(see document)

Harrison	OH	Consolidation	Powerline Right of	12/01/2008	OR 178 — 1400	G-50	(see document)
		Coal/Harrison	Way
Resources

Jefferson	OH	Boich & Sovell	Deed	03/06/2006	OR 746 — 947	H-1	50-00053.000

Jefferson	OH	Moore	Deed	03/5,6,7,10/2006	OR 769 — 431	H-2	50-00599.000
08/19/2006

Jefferson	OH	Hutchison	Lease	12/28/2004	OR 681 — 875	H-3	15-02383.000
		Ragsdale	Addendum	11/25/2009	OR 898 — 904

Jefferson	OH	Boich	Lease	11/07/2005	LV 59 — 876	H-4	50-01431.000
		(McCain)	Sublease		OR 731 — 789		50-01431.001
50-01432.000
50-00613.000
50-01384.000
50-01443.000

Jefferson	OH	Joseph Ellis	Lese	03/02/2007	OR 796 — 642	H-5	50-00264.000

Jefferson	OH	Fern Ellis	Lease	12/20/2002	OR 535 — 897	H-6	50-00262.000
			Addendum	03/06/2007	OR 796 — 950		50-00263.000

Jefferson	OH	Boich	Lease	11/07/2005	OR 731 — 791	H-7	(see document)

Jefferson	OH	Harkins	Lease	01/13/2006	OR 735 — 309	H-8	50-01506.000

Tax Parcel
Number(s) (not
certified – see
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	document & tax records)
Jefferson	OH	Starvaggi	Lease	03/24/2006	OR 746 — 757	H-9	(see document)
(McCain)

Jefferson	OH	Starvaggi	Lease	02/18/2003	OR 545 — 727	H-10	(see document)
(Ellis)

Jefferson	OH	Zimnox Coal	Lease	10/11/2005	OR 666 — 896	H-11	50-01042.000

Jefferson	OH	Piergallini	Lease	03/02/2007	OR 796 — 646	H-12	(see document)

Jefferson	OH	Rush Run	Lease	12/19/2006	OR 785 — 747	H-13	50-01489.000

50-01489.001

Jefferson	OH	Eastham	Lease	01/08/2007	OR 788 — 210	H-14	50-01170.000

Jefferson	OH	Moore	Lease	11/16/2004	OR 676 — 282	H-15	50-00592.000

Jefferson	OH	Starvaggi	Lease	05/01/2007	OR 802 — 290	H-16	(see document)

Jefferson	OH	Starvaggi	Lease	05/01/2007	OR 802 — 286	H-17	(see document)

Jefferson	OH	Pasco	Lease	04/26/2007	OR 804 — 195	H-18	50-01209.000
50-00360.000
50-01471.000
50-01472.000

Jefferson	OH	Verhovec	Lease	05/24/2007	OR 805 — 60	H-19	(see document)

Tax Parcel
Number(s) (not
certified – see
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	document & tax records)
Jefferson	OH	Jeffco Resources	Lease	04/25/2008	OR 844 — 225	H-20	50-00694.000 50-00168.000
50-00693.000
50-00163.000

Jefferson	OH	Bedway Land and	Lease	11/26/2008	OR 868 — 707	H-21	50-00797.000
Minerals

Jefferson	OH	Lapanja	Lease	04/01/2009	OR 880 — 570	H-22	50-00507.000

Jefferson	OH	Jennings	Lease	05/16/2009	OR 882 — 960	H-23	50-01178.000

Jefferson	OH	Bedway	Lease	09/12/2001	OR 886 — 542	H-24	20-01756.011
(Dairy Jean)

Jefferson	OH	Starvaggi (Jeffco,	Lease	10/22/2009	OR 898-895	H-25	05-00694.000
		Jennings, Lapanja)					05-00168.000
05-00693.000
05-00163.000
50-01178.000
50-00507.000

Morgan	OH	Southhall	Lease	05/13/2009	OR 202 — 1901	I-1	050-008-570-0
050-008-580-0
050-008-590-0
050-008-560-0
050-008-540-0
050-008-530-0

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Morgan	OH	Kasler	Lease	03/23/2009	OR 202 — 1892	I-2	050-004-320-0
050-004-290-0
050-004-300-0
050-004-250-0
050-004-310-0
050-004-860-0
050-004-870-0
050-004-840-0
050-004-850-0

Muskingum	OH	R&F Coal	Deed	12/23/1998	Vol 1151 — 587	J-1	38-60-02-18-000

Muskingum	OH	American National Can	Deed	05/04/1999	Vol 1155 — 4	J-2	73-73-03-07-03-000

Muskingum	OH	Peabody Development	Deed	01/29/1996	Vol 1118 — 641	J-3	38-39-70-01-19-200
38-38-90-01-06-200

Muskingum	OH	Peabody Coal	Deed	10/26/1992	Vol 1071 — 383	J-4	Multiple
(see document)

Muskingum	OH	Barrick Gold	Deed	05/24/1999	Not recorded	J-5	(see document)

Muskingum	OH	McNeish	Lease	12/05/2002	OR 1716 — 898	J-6	70-70-06-41-33-000
70-70-06-41-35-000

Muskingum	OH	Holmes Limestone	Lease	02/01/2003	OR 1934 — 933	J-7	Multiple
(see document)

Muskingum	OH	Hendershot	Lease	03/31/2010	Vol 2273 — 85	J-8	70-04-03-16-000
		Huston					70-04-03-09-000

Noble	OH	Timmons	Deeds	02/10/2003	OR 97 — 588	K-1	01-21043.000
and
OR 97 — 592

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Noble	OH	Wadella	Deed	01/15/2004	OR 108 — 160	K-2	01-21078.000

Noble	OH	Mary Reed	Lease	06/16/2003	OR 113 — 454	K-3	01-50065.000

Noble	OH	Ann Jones	Lease	06/21/2002	OR 87 — 821	K-4	01-21448.000
01-21449.000
01-30101.000

Noble	OH	Darrell Long	Lease	03/26/2003	OR 97 — 544	K-5	01-50074.000

Noble	OH	David Reed	Lease	01/23/2004	OR 108 — 841	K-6	01-21079.001

Noble	OH	Capstone	Master Lease	12/02/2002	OR 122 — 194	K-7	(see document)
& Sublease

Noble	OH	Capstone	Master Lease	120/02/2002	OR 122 — 173	K-8	(see document)
& Sublease

Noble	OH	David Reed	Lease	07/11/2008	OR 157 — 670	K-9	01-50008.000
01-21039.000

Noble	OH	Gadd/Slevin	Lease	02/06/2009	OR 162 — 910	K-10	01-21042.000

Noble	OH	Capstone	Lease	01/25/2010 and	OR 174 — 267	K-11	(see document)
		(Haul Road		02/16/2010
Agreement)

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Perry	OH	Leighton	Deed	05/29/2007	OR 344 — 426	L-4	003-000458-0200
003-000303-0000
003-000284-000

Perry	OH	Owen	Deed	09/07/2005	OR 325 — 1721	L-5	003-000365-0500

Perry	OH	Perry County	Deed	09/07/2005	OR 325 — 1719	L-6	(see document)
Industrial
Development

Perry	OH	Ponsart	Deed	09/01/2006	OR 336 — 2620	L-7	003-000296-0500
003-000303-0204

Perry	OH	Wooten	Deed	08/24/2005	OR 325 — 552	L-8	003-000296-0600
003-000303-0100

Perry	OH	Masterson	Deed	07/02/2004	OR 311 — 2523	L-9	003-000229-0000

Perry	OH	Bieber	Deed	06/04/1998	OR 209 — 800	L-10	024-000-383-0000

Perry	OH	Jorgenson	Deed	09/30/2993	OR 280 — 28	L-11	003-000216-0000
			Deed	03-29/2002

Perry	OH	Branham	Deed	09/30/1993	OR 279 — 2522	L-12	003-000360-0400
			Deed	03/29/2002

Perry	OH	Harris/Leroy	Deed	04/14/2005	OR 320 — 2062	L-13	008-000003-0000

Perry	OH	Peabody	Deed	03/26/1998	OR 204 — 575	L-14	008-000003-0000

Perry	OH	Halsey	Deed	09/30/1993	OR 323 — 858	L-15	003-000382-0000
			Deed	12/10/2006			003-000386-0000

Perry	OH	Essington	Deed	09/30/1993	OR 265 — 1596	L-16	007-000160-0000
			Deed	01/19/2001

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Perry	OH	Reed	Deed	09/30/1993	OR 216 — 244	L-17	008-000009-000
			Deed	08/28/1998			007-000623-0000

Perry	OH	Hoops/Woltz	Deed	08/27/1998	OR 222 — 343	L-18	003-000468-000
09/10/1998
09/16/1998
10/02/1998
10/28/1998
11/20/1998

Perry	OH	Fisher	Deed	08/22/2005	OR 325 — 692	L-19	003-000303-0105
			Deed	06/29/2006	OR 345 — 297

Perry	OH	Rose Jr	Deed	09/30/1993	OR 283 — 725	L-20	007-000600-0101
			Deed	06/25/2002

Perry	OH	Rose Sr	Deed	09/30/1993	OR 295 — 1279	L-21	007-000600-0100
			Deed	05/06/2003

Perry	OH	John Rose	Deed	09/30/19993	OR 311 — 546	L-22	003-000123.0000
			Deed	06/14/2004

Perry	OH	Humphrey	Deed	05/29/1999	OR 236 — 782	L-23	003-000411-0000

Perry	OH	Kiester	Deed	09/30/1993	OR 258 — 251	L-24	003-000194-0000
			Deed	03/22/2000

Perry	OH	Black	Deed	06/29/2007	OR 345 — 297	L-25	003-000303-0102
			Deed	05/05/2009	OR 361 — 583

Perry	OH	Cowgill	Deed	09/11/2009	OR 363 — 2485	L-26	003-000284-0104
003-000303-0108

Perry	OH	Sipe	Deed	05/28/2010	OR 369 — 665	L-27	003-000289-0000

Perry	OH	Peabody Development	Deed	06/24/1996	OR 166 — 428	L-28	(see document)

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Perry	OH	Fisher	Deed	02/01/2010	OR 367 — 52	L-29	003-000303-0101

Perry	OH	Woltz	Deed	01/06/1998	OR 197 — 441	L-30	003-000468-0000

Perry	OH	Johnson	Deed	03/09/2006	OR 331 — 931	L-31	(see document)

Perry	OH	Foraker Heirs, LLC	Deed	10/12/2004	OR 315 — 84	L-32	007-000186-000
007-000184-0000
007-000185-000

Perry	OH	Jude	Deed	OR 366 — 2230	01/21/2010	L-33	003-000233-0000

Perry	OH	Jude	Deed	OR 366 — 2233	01/21/2010	L-34	003-000303-0200

Perry	OH	Steen	Deed	OR 367 — 48	02/02/2010	L-35	003-000235.0000

Perry	OH	Marion	Deed	OH 367 — 1039	02/25/2010	L-36	030-000303-0107

Perry	OH	McCauley	Deed	OR 367 — 38	02/01/2010	L-37	003-000284.0200
003-000284-0300

Perry	OH	Fister	Lease	06/11/2007	OR 344 — 2046	L-38	003-000296-0000
003-000296-0000

Perry	OH	Arnold	Lease	02/16/2008	OR 352 — 2637	L-39	003-000284-0101

Perry	OH	Johnson/Rambo	Lease	02/19/2007	OR 341 — 2102	L-40	007-000573-0000
007-000573-0100
007-000575-0000

Perry	OH	McCauley	Lease	03/17/2000	OR 257 — 2634	L-41	(see document)

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Perry	OH	Z-Mak Enterprises	Lease	07/05/1994	OR 123 — 393	L-42	(see document)

Perry	OH	Cowgill	Lease	09/11/2009	OR 363 — 2489	L-43	(pt) 003-000284-0102
(pt) 003-000303-0103

Perry	OH	McCauley	Agreement	05/15/2010	OR 369 — 170	L-44	(see document)

Stark	OH	Holmes Limestone	Lease	02/01/2003	200503180016636	M-1	Multiple (see document)

Tuscarawas	OH	Holmes Limestone	Deed	04/01/2005	OR 1184 — 1331	N-1	16-00756.000

Tuscarawas	OH	Tusco Land	Lease	02/24/2004	OR 1144 — 589	N-2	(see document)

Tuscarawas	OH	Mizer	Lease	03/03/2004	OR 1144 — 590	N-3	(see document)

Tuscarawas	OH	Beach	Lease	06/03/2004	OR 1157 — 1652	N-4	(see document)

Tuscarawas	OH	Keffer	Lease	06/03/2004	OR 1157 — 1651	N-5	(see document)

Tuscarawas	OH	Holmes Limestone	Lease	07/14/2005	OR 1194 — 2066	N-6	(see document)
			Sublease	06/22/2005	OR 1194 — 2072
			Amendment	08/12/2008	OR 1293 — 607
			Amnd Sublease	08/12/2008	OR 1293 — 636
			Amnd Sublease	04/01/2009	OR 1306 — 238

Tuscarawas	OH	Tusco Land	Lease	08/07/2006	OR 1269 — 2011	N-7	(see document)

Tuscarawas	OH	Ankrom	Lease	11/08/2005	OR 1269 — 2014	N-8	(see document)

Tuscarawas	OH	Ault	Lease	09/01/2005	OR 1269 — 2010	N-9	(see document)

Tax Parcel
Number(s) (not
certified – see
document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Tuscarawas	OH	Glauser	Lease	08/27/2007	OR 1269 — 2009	N-10	(see document)

Tuscarawas	OH	Horn	Lease	10/20/2006	OR 1269 — 2012	N-11	(see document)

Tuscarawas	OH	Mizer	Lease	06/24/2005	OR 1269 — 2015	N-12	(see document)

Tuscarawas	OH	Mutti	Lease	07/24/2007	OR 1269 — 2013	N-13	(see document)

Tuscarawas	OH	Shinaberry	Lease	07/24/2007	OR 1269 — 2008	N-14	(see document)

Tuscarawas	OH	Cantrell	Lease	09/30/2006	OR 1270 — 1582	N-15	(see document)

Tuscarawas	OH	Bau	Lease	11/03/2006	OR 1270 — 1584	N-16	(see document)

Tuscarawas	OH	Welch Brothers	Lease	05/05/2008	OR 1283 — 847	N-17	51-00359.000

Tuscarawas	OH	Crossman	Lease	01/11/2008	OR 1275 — 202	N-18	51-00568.000

Tuscarawas	OH	Kyle Limited	Lease	12/23/2008	OR 1298 — 415	N-19	07-00529.000
		Partnership					07-00530.000
07-00531.000
07-00528.000

Tuscarawas	OH	Van Fossen	Lease	12/30/2008	OR 1298 — 414	N-20	48-00531.000
			Re-recorded		OR 1301 — 1668		48-00532.000
48-00533.000
48-00534.000

Tuscarawas	OH	Creighton	Deed	02/25/2008	OR 1278 — 1695	N-21	71-00162.000
71-00160.000
71-00161.000

Tax Parcel Number(s)
(not certified—
see document & tax
County	State	Name	Type of Acquisition	Document Date	Recording Data	Exhibit Attachment	records)
Tuscarawas	OH	Kopka	Lease	05/21/2010	OR 1331 — 1246	N-23	71-00366.000

Tuscarawas	OH	Frink	Lease	05/21/2010	OR 1331 — 1241	N-24	71-00958.000
71-00960.001

Tuscarawas	OH	Holmes Limestone	Lease	03/19/2010	OR 1327 — 593	N-25	(see document)

Tuscarawas	OH	Penn-Ohio	Lease	02/15/2006	OR 1270 — 1022	N-26	(see document)
			Sublease	04/23/2010	OR 1329 — 605

Tuscarawas	OH	Berlin Mineral	Deed	07/17/2006	OR 1238 — 2127	N-27	07-00502.000

Tuscarawas	OH	Robt Linard	Deed	07/02/2009	OR 1310 — 580	N-28	16-00514.000
(water rights)

Brooke	WV	Goodman	Lease	03/26/2004	Bk 307 — 255	O-1	(see document)

Brooke	WV	Starvaggi	Lease	02/19/2003	Bk 306 — 129	O-2	(see document)

Washington	PA	Phoenix	Lease	08/07/2007	200727420	P-1	380-008-00-00-0016-00
Greenlawn

Washington	PA	Starvaggi	Lease	11/05/2007	200731037	P-2	380-008-00-00-0016-00
(Phoenix Greenlawn)

Washington	PA	Starvaggi	Lease	02/19/2003	200810189	P-3	380-014-00-00-0004-00
		(PA & WV)	Addendum	02/27/2008			380-014-00-00-005-00
380-014-00-00-006-00

          Notes:
1.	Mortgagor is the fee owner of all real estate except real estate noted as “Lease,” “Lease and Addendum,” “Assignment of Leases,” “Sublease” or “Assignment of Sublease” in the column captioned “Type of Acquisition.”

2.	Identified Exhibits for legal descriptions of properties located in County and State of recording are attached to the counterpart of this Supplement being recorded in such County and State of recording.

3.	Identified Exhibits for legal descriptions of properties located in County or State other than County and State of recording are intentionally omitted from the counterpart of this Supplement being recorded in such County and State of recording
EXCEPTING from the above identified properties the following premises:
Athens County, Ohio
               None
Belmont County, Ohio
1.	0.780 acre (in one or more parcels) conveyed by Oxford Mining Company to Jean A. Powers and Harding C. Powers by deed dated January 20, 2000 and recorded in Belmont County Deed Volume 754, Page 775.

2.	17 +/- acres (in one or more parcels) conveyed by Oxford Mining Company to Capstone Holding Company by deed dated December 16, 1999 and recorded in Belmont County Deed Volume 759, Page 460.

3.	22 +/- acres (in one or more parcels) conveyed by Oxford Mining Company to Richard M. Taylor and Jennifer D. Taylor by deed dated September 27, 2000 and recorded in Belmont County Deed Volume 761, Page 464.

4.	10+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Jeffco Resources, Inc. by deed dated December 5, 2000 and recorded in Belmont County Deed Volume 763, Page 562.

5.	3+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Jeffco Resources, Inc. by deed dated December 5, 2000 and recorded in Belmont County Deed Volume 763, Page 564.

6.	7+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Jeffco Resources, Inc. by deed dated December 5, 2000 and recorded in Belmont County Deed Volume 763, Page 566.

7.	26+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Jeffco Resources, Inc. by deed dated December 5, 2000 and recorded in Belmont County Deed Volume 763, Page 569.

8.	87+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Capstone Holding Company by deed dated December 11, 2001 and recorded in Belmont County Deed Volume 773, Page 359.

9.	36+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Lewis G. Stratton and Wanda F. Stratton by deed dated May 29, 2004 and recorded in Belmont County Deed Volume 799, Page 195.

10.	24+/- acres (in one or more parcels) conveyed by Oxford Mining Company to Richard A. Nowak by deed dated April 5, 2004 and recorded in Belmont County Deed Volume 800, Page 690.

11.	24.753 acres (in one or more parcels) conveyed by Oxford Mining Company LLC to Wharton Sportsmen’s Club by deed dated April 2, 2008 and recorded in Belmont County Official Record Volume 151, Page 688.

12.	34.33 acres (in one or more parcels) conveyed by Oxford Mining Company LLC to Robert A. Shugert by deed dated December 4, 2009 and recorded in Belmont County Official Record Volume 211, Page 886.

13.	200 acres (in one or more parcels) conveyed by Oxford Mining Company LLC to Belmont County Port Authority by deed dated September 11, 2009 and recorded in Belmont County Official Record Volume 201, Page 45.
Carroll County, Ohio
               None
Columbiana County, Oho
               None

Coshocton County, Ohio
14.	1.277 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to Ungurean Farm Partnership by deed dated January 19, 2000 and recorded in Coshocton County Official Record Volume 177, Page 193.

15.	7.18 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to Lester R. Sharrock, et al by deed dated November 22, 1999 and recorded in Coshocton County Official Record Volume 172, Page 958.

16.	251.4065 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to T & C Holdco LLC by deed dated July 5, 2007 and recorded in Coshocton County Official Record Volume 448, Page 427.

17.	17.482 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to Lester R. Sharrock, et al by deed dated November 11, 1999 and recorded in Coshocton County Official Record Volume 172, Page 169.
Guernsey County, Ohio
               None
Harrison County, Ohio
18.	13.772 acres (in one or more parcels) conveyed by Oxford Mining Company to Consolidation Coal Company by deed dated December 20, 2002 and recorded in Harrison County Official Record Volume 134, Page 157.
Jefferson County, Ohio
               None
Muskingum County, Ohio
               None
Morgan County, Ohio
               None
Noble County, Ohio
               None

Perry County, Ohio
19.	Several surface parcels conveyed by Oxford Mining Company, Inc. to Tunnell Hill Reclamation, LLC by Limited Warranty Deed dated April 11, 2005 and recorded in Perry County Official Record Volume 324, Page 298.

20.	Several surface parcels conveyed by Oxford Mining Company, Inc. to Tunnell Hill Reclamation, LLC by Limited Warranty Deed dated December 10, 2006 and recorded in Perry County Official Record Volume 340, Page 2021.

21.	Several mineral parcels (except #5 and #6 coal and mining rights) conveyed by Oxford Mining Company, Inc. to Tunnell Hill Reclamation, LLC by Limited Warranty Deed dated August 2, 2007 and recorded in Perry County Official Record Volume 346, Page 2336.

22.	1.23 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc., to Charles E. Rose by Quit Claim Deed dated May 6, 2003 and recorded in Perry County Official Record Volume 295, Page 1281.

23.	51.52 acres and 180.73 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to Charles W. Owen Jr. and Kathy E. Owen by Quit Claim Deed dated January 21, 2005 and recorded in Perry County Official Record Volume 318, Page 2411.

24.	34.88 acres (in one or more parcels) conveyed by Oxford Mining Company, Inc. to Thomas H. Johnson, Jr. by Warranty Deed dated March 28, 2005 and recorded in Perry County Official Record Volume 320, Page 1446.

25.	2.00 acres (in one or more parcels) conveyed by Oxford Mining. Corp. to Barbara L. Hill by Warranty Deed dated September 18, 2003 and recorded in Perry County Official Record Volume 301, Page 2348.

26.	0.36 acre conveyed by Oxford Mining Company to Albert Ervin Butcher and Debra K. Butcher by Warranty Deed dated July 31, 1997 and recorded in Perry County Official Record Volume 188, Page 220.

27.	0.36 acre (in one or more parcels) conveyed by Oxford Mining Co. to Richard A. Goodin by Warranty Deed dated August 13, 1997 and recorded in Perry County Official Record Volume 189, Page 788.

28.	5.46 acres (in one or more parcels) conveyed by Oxford Mining Co. to Philip D. Munyan and Lillian M. Munyan by Warranty Deed dated November 22, 1999 and recorded in Perry County Official Record Volume 252, Page 75.
Stark County, Ohio
               None

Tuscarawas County, Ohio
               None
Pennsylvania
               None
West Virginia
               None

II. Oxford Mining Company — Kentucky, LLC Owned (Fee Simple and Fee Mineral) and Leased Real Property

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Anna Loraine Cundiff, an individual (amended by Memorandum of Lease to add George Rudy Cundiff as a Lessor)	Lease	2/28/2008	Memorandum of Lease recorded in Deed Book 543, page 396 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-1	N/A

Muhlenberg	KY	Anna Loraine Cundiff, an individual	Lease	6/7/2006	Lease recorded in Deed Book 521, page 74, re-recorded in Deed Book 521, page 237 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-2	N/A

Muhlenberg	KY	Anna Loraine Cundiff, an individual	Lease	6/7/2006	Lease recorded in Deed Book 521, page 68, re-recorded in Deed Book 521, page 227 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-3	N/A

Muhlenberg	KY	Kirkpatrick-Beech Creek Mining	Lease	9/10/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-4	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	C&R Coal Company, Inc.	Sublease	10/20/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-5	N/A

Muhlenberg	KY	Tom McDonald Heirs etal.	Lease	See notes	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-6	N/A

Muhlenberg	KY	Bobby Dukes & Jonnie Dukes, h&w (see notes for original Lessor information)	Sublease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-7	N/A

Muhlenberg	KY	John Wesley Horn, single	Lease	5/24/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-8	N/A

Muhlenberg	KY	Marjorie Dukes, unmarried	Lease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-9	N/A

Muhlenberg	KY	Glendell Horn and Martha Horn, h&w	Lease	12/8/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-10	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Kenneth R. Dukes, unmarried	Lease	1/13/2004	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-11	N/A

Muhlenberg	KY	Bobby Dukes and Jonnie Dukes, his wife	Lease	10/23/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-12	N/A

Muhlenberg	KY	William Thomas Dockins, individually, and as Sole Trustee f/b/o Karen Estelle Dockins; and Brenda Dockins, his wife	Lease	6/29/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-13	N/A

Muhlenberg	KY	Florence Jane McPherson, and Virgil McPherson, her husband	Lease	6/29/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-14	N/A

Muhlenberg	KY	Edwin & Exie Bandy	Lease	12/22/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-15	N/A

Muhlenberg	KY	Billy & Patsy Kirtley	Lease	7/31/2004	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-16	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Rudy Cundiff	Coal Lease Option Agreement	9/27/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-17	N/A

Muhlenberg	KY	R&G Leasing, LLC and Jonathan L. Rogers	Assignment and Assumption Agreement	7/31/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-18	N/A

Muhlenberg	KY	Tom Eubanks 2378 S.R. 189 South Greenville, KY 42345	Lease	5/31/2007 *(see notes)	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-19	N/A

Muhlenberg	KY	Jeffrey L. Eubanks 196 Luzerne-Depoy Rd. Greenville, KY 42345	Lease	5/31/2007 *(see notes)	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-20	N/A

Muhlenberg	KY	Donald R. Lear & Judy Lear, his wife et al	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-21	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Claude W. Lee & Alicetine Lee, his wife	Lease	8/7/2009	Memorandum of Coal Mining Lease recorded in Deed Book 543, page 956 [Assignment and Assumption of Leases Recorded at Deed Book 547, page 325]	Exhibit Q-22	N/A

Muhlenberg	KY	Ella J. Winn & Donald Winn, her husband	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-23	N/A

Muhlenberg	KY	Martha L. Blass (11650 State Route 175 South; Greenville, KY 42345)	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-24	N/A

Muhlenberg	KY	Flowel (William R. King)	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-25	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Ruby Smith	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-26	N/A

Muhlenberg	KY	William L. Lear & Sadie L. Lear	Lease	9/12/2005	Surface Coal Mining and Option Lease recorded in Deed Book 522, page 181 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-27	N/A

Muhlenberg	KY	Herbert W. Lear & Ilene L. Lear, his wife 11903 State Route 175 South Greenville, KY 42345 (1/8th interest)	Lease	8/20/2005	Memorandum of Lease recorded in Deed Book 522, page 165 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-28	N/A

Muhlenberg	KY	Jon Simms & Crystal Simms 565 Kennedy Rd. Greenville, KY 42345	Lease	10/9/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-29	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Loren R. Lee & Kay Lee, his wife 193 Stoneybrook Dr. Greenwood, IN 46142	Lease	3/6/2006	Memorandum of Lease recorded in Deed Book 522, page 170 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-30	N/A

Muhlenberg	KY	Donald Lee & Ellen Lee, his wife 929 S. 250 W. Hebron, IN 46341	Lease	8/30/2005	Memorandum of Lease recorded in Deed Book 522, page 175 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 831]	Exhibit Q-31	N/A

Muhlenberg County	KY	Talmage G. Rogers et al. (aka Rogers Bros)	Lease	12/4/1947	Deed Book 164, page 525 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-32	N/A

Muhlenberg County	KY	J.L. Rogers Jr. etal. (aka Rogers Bros)	Supplemental Lease	1/8/1957	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-33	N/A

Muhlenberg County	KY	Talmage G. Rogers Jr. et al. (aka Rogers Bros)	Extension of Lease	12/6/1962	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-34	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg County	KY	Martha F. Rogers, etal (aka Rogers Bros)	Third Supplemental Lease	1/1/1966	Deed Book 304, page 439 (Not certain this is a Deed Book) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-35	N/A

Muhlenberg County	KY	Sentry Royalty Company	Lease	10/20/1967	Deed Book 261, Page 228 (Recording info for Short Form Lease) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-36	N/A

Muhlenberg County	KY	Peabody Coal Company	Lease	10/6/1969	Lease Book 59, page 434 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-37	N/A

Muhlenberg County	KY	Rogers Bros.	Partial Release of Coal Mining Lease	9/23/1986	Deed Book 376, page 610 (Not certain this is a Deed Book) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-38	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg County	KY	AMAX, Inc. (Assignor)	Assignment & Assumption Agreement	8/27/1987	Deed Book 403, page 584 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-39	N/A

Muhlenberg County	KY	Meadowlark, Inc.	Lease	11/16/1999	Book 481, page 32 (may be Deed Book for a Memo of Surface & Mineral Lease Agreement) [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-40	N/A

Muhlenberg County	KY	Lynx, Inc. (Assignor)	Assignment & Sublease Agreement	1/22/2001	Evidenced by Memorandum of Assignment & Sublease recorded in Book D481, page 039 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-41	N/A

Muhlenberg County	KY	Meadowlark, Inc.	Corrected Lease	4/5/2001	Evidenced by Corrected Memorandum of Surface & Mineral Lease in Book D482, page 213 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-42	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg County	KY	Lynx, Inc.	Corrected Assignment & Sublease Agreement	4/11/2001	Eveidence by Corrected Memorandum of Assignment & Sublease recorded in Book D482, page 220 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-43	N/A

Muhlenberg County	KY	Lynx, Inc.	Corrected Memorandum of Assignment & Sublease Agreement	4/12/2001	Book D482, page 220 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-44	N/A

Muhlenberg County	KY	Lynx, Inc.	Amendment to Assignment and Sublease Agreement	10/10/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-45	N/A

Muhlenberg County	KY	Rogers Bros.	Settlement & Access Agreement	9/1/2001	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-46

Muhlenberg County	KY	Meadowlark, Inc.	Amendment No. 1 to Surface and Mineral Lease Agreement	1/1/2003	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-47	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg County and Henderson County	KY	Crescent Coal Company; Justin Potter & Valera Blair Potter, his wife	Royalty Agreement	7/30/1955	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-48	N/A

Muhlenberg County and Henderson County	KY	Potter Grandchildren, L.L.C. (successor to Cresent and Potter)	Modification of Agreement	4/4/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-49	N/A

Muhlenberg County	KY	Lexington Coal Company	Surface and MIneral Lease and Sublease	6/30/2009	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-50	N/A

Muhlenberg	KY	Peabody Development	Assignment & Assumption of Leasehold	9/30/2005	Deed Book 525, page 21 , and Deed Book 514, page 531 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-51	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Peabody Development	Assignment & Assumption of Leasehold	9/30/2005	Deed Book 514, page 506 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-52	N/A

Muhlenberg	KY	Peabody Development	Grant of Surface Mining Rights	11/21/2005	Deed Book 525, page 39, and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-53	N/A

McLean	KY	Douglas Wood and Sandra B. Wood	Lease	7/1/1996	Deed Book 137, page 662 and Deed Book 172, page 334 [Assignment and Assumption of Leases Recorded at Deed Book 181, page 285]	Exhibit Q-54	N/A

McLean	KY	Richard Reno and Jeanette Reno	Lease	2/2/1996	Deed Book 135, page 4	Exhibit Q-55	N/A

McLean	KY	Howard H. Revlett, et al	Lease	7/1/1996	Deed Book 137, page 638 and Deed Book 172, page 334 [Assignment and Assumption of Leases Recorded at Deed Book 181, page 285]	Exhibit Q-56	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Peabody Development, LLC	Lease	11/21/2005	Deed Book 525, page 39 and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-57	N/A

Muhlenberg	KY	Peabody Development, LLC	Partial Assignment of Mining Rights	9/30/2005	Deed Book 514, page 501 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-58	N/A

Muhlenberg	KY	Peabody Development, LLC/Tertelling	Partial Assignment and Assumption of Leasehold Estate	9/30/2005	Deed Book 525, page 21 , and Deed Book 514, page 531 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-59	N/A

Muhlenberg	KY	Peabody Development Company, LLC/Tertelling	Partial Assignment and Assumption of Leasehold Estate	9/30/2005	Deed Book 514, page 506 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-60	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Peabody Development Company, LLC and Peabody Coal Company, LLC	Lease	11/21/2005	Deed Book 525, page 39, and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-61	N/A

Muhlenberg	KY	Peabody Development Company, LLC & Peabody Coal Company, LLC	Grant of Surface Mining Rights	11/21/2005	Deed Book 525, page 39 and Deed Book 516, page 14 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-62	N/A

Muhlenberg	KY	Peabody Development Company, LLC & Peabody Coal Company, LLC	Easement Agreement	11/21/2005	Deed Book 516, page 25 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-63	N/A

Muhlenberg	KY	Peabody Development Company, LLC	Partial Assignment & Assumption of Leasehold Estate	11/21/2005	Deed Book 516, page 45 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-64	N/A

Muhlenberg	KY	John K. Vaught, a/k/a Kenny Vaught & Lisa Michelle Vaught, his wife 1704 S.R. 1379 Central City, KY 42330	Lease	11/4/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-65	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Martha Rogers Haas, et al	Lease	7/17/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-66	N/A

Muhlenberg	KY	Geibel Lumber Co., Lydia Geibel by Jon Geibel, POA and Jon Geibel, Agent for the Geibel Family P.O. Box 200 Greenville, KY 42345	Lease	8/24/2005	Lease /Sublease recorded in Deed Book 517, page 35 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-67	N/A

Muhlenberg	Ky	Geibel Lumber Co.,James Tardio, Executor of the Estate of Lydia Geibel, and John Geibel, Agent for the Geibel Family	Amendment to Lease/Sublease Agreement	11/11/2008	See Lease / Sublease recorded in Deed Book 517, page 35 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-68	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Gerald A. Liles & Judith Ann Liles, his wife 69 Shady Acres Ln. Greenville, KY 42345	Lease	9/13/2006	Lease recorded in Deed Book 529, page 413 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-69	N/A

Muhlenberg	KY	James H. Edwards 1266 S.R. 831 Greenville, KY 42345	Lease	9/7/2006	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-70	N/A

Muhlenberg	KY	Gerald A. Liles & Judith Ann Liles, his wife 69 Shady Acres Ln. Greenville, KY 42345	Lease	8/3/2006	Lease /Sublease recorded in Deed Book 529, page 421 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-71	N/A

Muhlenberg	KY	Elroy Lester Shelor, et al	Lease	6/23/2009	Memorandum of Lease recorded in Deed Book 543, page 668 [Assignment and Assumption of Leases Recorded at Deed Book 547, page 325]	Exhibit Q-72	N/A

Muhlenberg	KY	Terry Adkins 737 Blaine Street, Sand Coulee, MT	Lease	12/2/2005	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-73	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Hilltop Haven, Inc. P.O. Box 726 Burkesville, KY	Lease	5/30/2001	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-74	N/A

Muhlenberg	KY	Shirley A. Adler	Surface Lease Option	3/26/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-75	N/A

Muhlenberg	KY	Roger A France & Ellen L. France; Ellen France Signed but not listed as Lessor at front of Lease	Surface Lease Option	1/11/2008	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 821]	Exhibit Q-76	N/A

Muhlenberg	KY	Howard Covington, Mary Covington, Morris Bandy, and Carolyn Bandy	Lease	6/23/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 584 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-77	N/A

Muhlenberg	KY	Richard T. Williams & Tonya L. Williams, his wife 631 Pallet Mill Rd. Greenville, KY 42345	Lease	6/25/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-78	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Joseph P. Liles 3111 4th St., Apt. 320 Santa Monica, CA 90405	Lease	8/3/2006	Lease /Sublease recorded in Deed Book 529, page 421 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-79	N/A

Muhlenberg	KY	Joseph P. Liles 3111 4th St., Apt. 320 Santa Monica, CA 90405	Lease	9/13/2006	Lease recorded in Deed Book 529, page 413 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-80	N/A

Muhlenberg	KY	Louis G. (Gayle) Baggett & Brenda J. Baggett (2877 Hwy. 62 W., Greenville, KY 42345)	Lease	4/30/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 527 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-81	N/A

Muhlenberg	KY	Lisa Fairchild & John Fairchild III (297 Baggett Ln, Greenville, KY 42345)	Lease	3/5/2009	Memorandum of Coal Mining Lease recorded in Deed Book 544, page 245 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-82	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	H.C. Epley & Betty Epley, h&w, James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman (Widow)	Lease	11/7/2005	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-83	N/A

Muhlenberg	KY	James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman, Sondra Epley; Kevin Epley & Melissa Epley, his wife	Amendment/Term Extension & Renewal Agreement (#1)	1/18/2008	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-84	N/A

Muhlenberg	KY	James K. Putman & Ilene A. Putman, Trustees of the Putman Family Trust, Linnie Putman, Sondra Epley;	Amendment to Lease (#2)	7/1/2009	N/A [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-85	N/A

Muhlenberg	KY	Midsouth Energy, Inc.	Assignment of Coal Lease	7/20/2009	Deed Book 544, page 663 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-86	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Captain & Dana, Inc. (515 Gishton Rd, Central City, KY 42330)	Sublease Agreement to Surface Mine Coal	8/21/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-87	N/A

Muhlenberg	KY	Captain & Dana, Inc. (515 Gishton Rd, Central City, KY 42330)	Lease	8/21/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 837]	Exhibit Q-88	N/A

Muhlenberg	KY	Rogers Brothers	Coal Mining Lease Amendment	10/26/2002	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-89	N/A

Muhlenberg	KY	Peabody Development Company, LLC	Partial Assignment & Assumption of Leasehold Estate	11/21/2005	Deed Book 516, page 34 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-90	N/A

Muhlenberg	KY	Martha Rogers, et al	Coal Mining Lease Amendment	11/30/1965	Deed Book 252, page 343 [Assignment and Assumption of Leases Recorded at Deed Book 544, page 807]	Exhibit Q-91	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
McLean	KY	Catherine Fowler, et al	Shop Lease	7/1/2007	Not Recorded [Assignment and Assumption of Leases Recorded at Deed Book 181, page 330]	Exhibit Q-92	N/A

Muhlenberg	KY	Phoenix Coal Corp.	Deed	9/30/2009	Deed Book 544, page 804	Exhibit Q-93	N/A

McLean	KY	Phoenix Coal Corp.	Deed	9/30/2009	Deed Book 181, page 313	Exhibit Q-94	N/A

Muhlenberg	KY	R&L Winn, inc.	Deed	3/22/2010	Deed Book 547, page 275	Exhibit Q-95	N/A

Muhlenberg	KY	Rogers, et al	Lease	11/12/2009	Deed Book 545, page 1	Exhibit Q-96	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Rogers, et al	Lease	11/30/2009	Not Recorded	Exhibit Q-97	N/A

Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Partial Assignment of Lease	12/31/2009	Deed Book 546, page 97	Exhibit Q-98	N/A

Muhlenberg	KY	Evergreen Mineral Co.	Assignment of Leases	4/12/2010	Deed Book 547, page 325	Exhibit Q-99	N/A

Muhlenberg	KY	Department of Miliary Affairs	Assignment of Leases	4/12/2010	Deed Book 547, page 325	Exhibit Q-100	N/A

Muhlenberg	KY	John K. Vaught	Lease	6/16/2010	To Be Recorded	Exhibit Q-101	N/A

Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Deed	12/31/2009	Deed Book 546, page 79	Exhibit Q-102	N/A

Tax Parcel
Number(s) (not
certified – see
			Type of	Document		Exhibit	documents & tax
County	State	Name	Acquisition	Date	Recording Data	Attachment	records)
Muhlenberg	KY	Development Design & Construction, LLC	Lease	4/2/2010	To Be Recorded	Exhibit Q-103	N/A

McLean	KY	Phoenix Coal Processing	Assignment of Fleeting Rights	9/30/2009	Deed Book 181, page 331	Exhibit Q-104	N/A

McLean	KY	Phoenix Coal Processing	Assignment of Powerline Easement	9/30/2009	Deed Book 181, page 335	Exhibit Q-105	N/A

Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Option Agreement	12/31/2009	Deed Book 546, page 121	Exhibit Q-106	N/A

Muhlenberg	KY	Cyprus Creek Land Resources, LLC	Haulroad Easement	12/31/2009	Deed Book 546, page 160	Exhibit Q-107	N/A

Schedule 4.01(t)
Loan Party Investments

I. Securities Accounts

Financial	Name of Credit
Institution	Party on Account	Account Number(s)	Account Type
Fifth Third Securities	Oxford Mining Company, LLC	069-134228	Money Market
II. Permitted Lien Security Accounts

Financial	Name of Credit
Institution	Party on Account	Account Number(s)	Account Type
MorganStanley SmithBarney Hartford, CT	Oxford Mining Company, LLC	619-44679	Reserved Money Market
Note: In addition to the above accounts, there is a lease collateral account with Republic Bank for Marquette Leasing.

Schedule 5.02(a)
Liens in Existence on Date of Agreement

UCC/Financing	Filing
Statement Number	Jurisdiction	Debtor	Secured Party	S/N(s)
OH00130961881	Ohio Secretary of State	Oxford Resource Partners, LP	Marquette Equipment Finance, LLC Republic Bank, Inc.	GAE2170, GAE2173, GAE2175, 20008, 20010

OH00117239134	Ohio Secretary of State	Oxford Mining Company, LLC	HCR Holdings, LLC	N/A

OH00118564611	Ohio Secretary of State	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

OH00122534412	Ohio Secretary of State	Oxford Mining Company, LLC	Sovereign Bank	110, 111, 112, 113

OH00121993369	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	7HR00203

OH00123648939	Ohio Secretary of State	Oxford Mining Company, LLC	Sovereign Bank	VELS 4000R7, S5R001189

OH00127559651	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	T$BH, 8624, 1CYDCV5807T048139, GEB00242, GEB00243, 30014

OH00128547293	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	30076

OH00129452340	Ohio Secretary of State	Oxford Mining Company, LLC	General Electric Capital Corporation	7PZ0752, 8RP00543, 7CP00785

OH00129645181	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	93U00809

OH00129645292	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	93U01483

OH00129647327	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	9TZ00449

OH00129647761	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	7HR00059

OH00130961881	Ohio Secretary of State	Oxford Mining Company, LLC	Marquette Equipment Finance, LLC Republic Bank, Inc.	GAE2170, GAE2173, GAE2175, 20008, 20010

OH00131782802	Ohio Secretary of State	Oxford Mining Company, LLC	OMCO Leasing Corporation	AGS02099

OH00131675360	Ohio Secretary of State	Oxford Mining Company, LLC	Consolidated Coal Company	N/A

OH00134520508	Ohio Secretary of State	Oxford Mining Company, LLC	Bill Miller Equipment Sales, Inc.	2YR430, 2YR438, 2YR149

OH00138202407	Ohio Secretary of State	Oxford Mining Company, LLC	Columbus Equipment Company	10718

OH00137240305	Ohio Secretary of State	Oxford Mining Company, LLC	Bill Miller Equipment Sales, Inc.	9XOLD280847

OH00136172006	Ohio Secretary of State	Oxford Mining Company, LLC	Caterpillar Financial Services Corporation	GEB00480

OH00139861979	Ohio Secretary of State	Oxford Mining Company, LLC	Komatsu Financial Limited Partnership	30121, 30129

OH00139633380	Ohio Secretary of State	Oxford Mining Company, LLC	Komatsu Financial Limited Partnership	20176

UCC/Financing	Filing
Statement Number	Jurisdiction	Debtor	Secured Party	S/N(s)
OH00140059981	Ohio Secretary of State	Oxford Mining Company, LLC	Komatsu Financial Limited Partnership	30121

OH00140060015	Ohio Secretary of State	Oxford Mining Company, LLC	Komatsu Financial Limited Partnership	30129

OH00140060015	Ohio Secretary of State	Oxford Mining Company, LLC	Komatsu Financial Limited Partnership	20176

OH00141896542	Ohio Secretary of State	Oxford Mining Company, LLC	Dell Financial Services L.L.C.	N/A

OH00118564611	Ohio Secretary of State	Daron Coal Company, LLC	Firstlight Funding I, Ltd.	N/A

2009-2413731-12.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

2010-2432604-04.01	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Cyprus Creek Land Resources, LLC	N/A

2010-2432927-02	Kentucky Secretary of State	Oxford Mining Company – Kentucky, LLC	Caterpillar Financial Services Corporation	ABJ00602, 7PZ01450, 7PZ75010, JRP01612, JRP01613, JRP01866, H4C00345, JRP01234, 7PZ75009, JRP01305, 7PZ01449, JRP01367, JRP01506, JRP01504

FF8-01	Henderson County, KY Recorder	Oxford Mining Company – Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

FF8-87	Henderson County, KY Recorder	Oxford Mining Company – Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

FF1-653	McLean County, KY Recorder	Oxford Mining Company – Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

FF1-739	McLean County, KY Recorder	Oxford Mining Company – Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

200900001954	Carroll County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200913561	Washington County, PA Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900002650	Athens County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

UCC/Financing	Filing
Statement Number	Jurisdiction	Debtor	Secured Party	S/N(s)
2007-3236378	Delaware Secretary of State	Oxford Resource Partners, LP	Firstlight Funding I, Ltd.	N/A

2008-3822077	Delaware Secretary of State	Oxford Resource Partners, LP and Oxford Mining Company, LLC	Marquette Equipment Finance, LLC Republic Bank, Inc. (by assignment)	GAE2170, GAE2173, GAE2175, 20008, 20010

2007-3236352	Delaware Secretary of State	Oxford Resources GP, LLC	Firstlight Funding I, Ltd.	N/A

200700000119	Tuscarawas County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900000080	Tuscarawas County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900000133	Tuscarawas County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

224390/VOL815PG813	Jefferson County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

240099/VOL880PG368	Jefferson County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

242193/VOL888PG696	Jefferson County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

247704/VOL912PG808	Jefferson County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200700004167	Coshocton County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200700004168	Coshocton County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

2007-00000159	Muskingum County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900003794	Morgan County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900045083	Morgan County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900008952	Guernsey County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

201000009009	Guernsey County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

UCC/Financing	Filing
Statement Number	Jurisdiction	Debtor	Secured Party	S/N(s)
2007-00048947	Columbiana County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

2007-00048983	Columbiana County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

2009-00049311	Columbiana County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

2009-00049369	Columbiana County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200700005132	Noble County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900005180	Noble County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200700000023 / 200800000026	Perry County, OH Recorder	Oxford Mining Company, LLC	Peabody Development Company, LLC HCR Holdings, LLC	N/A

200700000031	Perry County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900000010	Perry County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900000020	Perry County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

201000001645	Perry County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200700003769	Belmont County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900003935	Belmont County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

200900003955	Belmont County, OH Recorder	Oxford Mining Company, LLC	Firstlight Funding I, Ltd.	N/A

FF6-237	Muhlenberg County, KY Recorder	Oxford Mining Company - Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

FF6-323	Muhlenberg County, KY Recorder	Oxford Mining Company - Kentucky, LLC	Firstlight Funding I, Ltd.	N/A

UCC/Financing	Filing
Statement Number	Jurisdiction	Debtor	Secured Party	S/N(s)
FF6-563	Muhlenberg County, KY Recorder	Oxford Mining Company - Kentucky, LLC	Cyprus Creek Land Resources, LLC.	N/A

Book8, Page1	Henderson County, KY Recorder	Phoenix Newco, LLC	Firstlight Funding I, Ltd.	N/A

Book8, Page 87	Henderson County, KY Recorder	Phoenix Newco, LLC	Firstlight Funding I, Ltd.	N/A

Schedule 5.02(c)
Existing Debt

•	Debt of the Loan Parties under the Existing Facility Agreement.

•	Debt of the Loan Parties to Peabody Energy Corporation for the deferred purchase price for coal reserves having an outstanding principal balance of $2,000,000.

•	Debt of Harrison Resources to CONSOL Energy for the deferred purchase price for coal reserves having an outstanding balance of $1,773,000.

•	Debt of the Loan Parties to CONSOL Energy for the deferred purchase price for coal reserves having an outstanding principal balance of not more than $1,500,000.

•	Debt of Harrison Resources to CONSOL Energy for the deferred purchase price for coal reserves having an outstanding balance of $13,458,333 (there additionally will be royalties estimated at $2,691,667, increasing the deferred purchase price by the amount of the royalties).

Schedule 5.16
Post Closing Covenants

	Covenant	Date of Completion
1.	Borrower shall deliver to the applicable insurance company an assignment in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower and pursuant to which the Borrower collaterally assigns to the Administrative Agent, for the benefit of the Lenders, its interest in any Key-Man Life Insurance Policies.	Within three (3) Business Days of the Effective Date

2.	Borrower shall either (i) deliver Deposit Account Control Agreements or Securities Account Control Agreements, as applicable, executed by the applicable depository bank or securities intermediary in a form reasonably satisfactory to Administrative Agent for all deposit accounts and securities accounts listed on Schedule 3 and 4 to the Security Agreement, to the extent such accounts remain open as of July 30, 2010 or (ii) move such accounts to Citibank, N.A. or Citibank Global Markets, Inc., as applicable.	July 30, 2010

3.	Borrower shall use commercially reasonable efforts to make the notices and to obtain and have executed all the consents listed on Annex A attached hereto, in a form reasonably satisfactory to the Administrative Agent.	August 31, 2010